EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER

among

BIOCRYST PHARMACEUTICALS, INC.,

IDERA PHARMACEUTICALS, INC.,

NAUTILUS HOLDCO, INC.,

ISLAND MERGER SUB, INC.

and

BOAT MERGER SUB, INC.

Dated as of January 21, 2018

i

3.22	Insurance	35
3.23	No Other Representations or Warranties	35

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF BOAT		35

4.1	Corporate Organization	36
4.2	Boat Capitalization	36
4.3	Authority; Execution and Delivery; Enforceability	37
4.4	No Conflicts	38
4.5	SEC Documents; Financial Statements; Undisclosed Liabilities	39
4.6	Absence of Certain Changes or Events	41
4.7	Information Supplied	41
4.8	Legal Proceedings	41
4.9	Compliance with Laws	42
4.10	Permits	43
4.11	Employee Benefit Plans	43
4.12	Employee and Labor Matters	45
4.13	Environmental Matters	47
4.14	Real Property	47
4.15	Tax Matters	48
4.16	Material Contracts	50
4.17	Intellectual Property	52
4.18	Healthcare Compliance Matters	54
4.19	Broker’s Fees	56
4.20	Opinion of Financial Advisor	56
4.21	Ownership of Island Common Stock	56
4.22	Insurance	56
4.23	Holdco, Merger Sub A and Merger Sub B	57
4.24	No Other Representations or Warranties	57

ARTICLE 5 COVENANTS		57

5.1	Conduct of Business by Island Pending the Effective Time	57
5.2	Conduct of Business by Boat and its Subsidiaries Pending the Effective Time	60
5.3	Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings	64
5.4	No Solicitation of Transactions	68
5.5	Access to Information; Confidentiality	72
5.6	Appropriate Action	73
5.7	Certain Notices	75
5.8	Public Announcements	75
5.9	Director and Officer Indemnification	75
5.10	Stock Exchange Listing	76
5.11	Section 16 Matters	77
5.12	Stockholder Litigation	77
5.13	Tax Matters	77
5.14	Employee Matters	78

5.15	Cooperation	80
5.16	Financing Matters	80
5.17	Stock Exchange Delisting and Deregistration	80

ARTICLE 6 CONDITIONS TO CONSUMMATION OF THE MERGERS		81

6.1	Conditions to Obligations of Each Party Under This Agreement	81
6.2	Conditions to Obligations of Boat and Holdco Under This Agreement	81
6.3	Conditions to Obligations of Island Under This Agreement	82

ARTICLE 7 TERMINATION, AMENDMENT AND WAIVER		83

7.1	Termination	83
7.2	Effect of Termination	85
7.3	Termination Fee; Expenses	85
7.4	Amendment or Supplement	87
7.5	Extension of Time; Waiver	88

ARTICLE 8 GENERAL PROVISIONS		88

8.1	Non-Survival of Representations and Warranties	88
8.2	Notices	88
8.3	Certain Definitions	89
8.4	Headings	98
8.5	Severability	98
8.6	Entire Agreement	98
8.7	Assignment	98
8.8	Parties in Interest	98
8.9	Mutual Drafting; Interpretation	98
8.10	Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury	99
8.11	Counterparts	100
8.12	Delivery by Facsimile or Email	100
8.13	Specific Performance	100
8.14	Disclosure Schedules	100

Exhibit A	Form of Certificate of Incorporation of the Island Surviving Corporation
Exhibit B	Form of Certificate of Incorporation of the Boat Surviving Corporation
Exhibit C	Form of Amended and Restated Certificate of Incorporation of Holdco
Exhibit D	Form of Boat Tax Representation Letter
Exhibit E	Form of Island Tax Representation Letter

GLOSSARY OF DEFINED TERMS

Defined Term	Section

Acceptable Confidentiality Agreement	Section 8.3
affiliate	Section 8.3
Agreement	Preamble
Amended and Restated Holdco Charter	Section 1.4(c)
Anti-corruption Laws	Section 8.3
Antitrust Restraint	Section 5.6(c)
associate	Section 8.3
beneficial ownership	Section 8.3
Boat	Preamble
Boat Adverse Recommendation Change	Section 5.3(c)(ii)
Boat Benefit Plan	Section 4.11(a)
Boat Board	Section 4.3(b)
Boat Book-Entry Shares	Section 2.1(b)(iii)
Boat Business Personnel	Section 4.12(a)
Boat Bylaws	Section 4.1
Boat Certificate	Section 2.1(b)(iii)
Boat Certificate of Merger	Section 1.3(a)
Boat Charter	Section 4.1
Boat Common Stock	Section 2.1(b)
Boat Disclosure Schedule	Section 8.3
Boat ESPP	Section 2.7(d)(ii)
Boat Exchange Ratio	Section 2.1(b)(ii)
Boat Foreign Benefit Plan	Section 4.11(j)
Boat Leased Real Property	Section 8.3
Boat Material Adverse Effect	Section 8.3
Boat Material Contracts	Section 4.16(c)
Boat Material Intellectual Property	Section 4.17(d)
Boat Merger	Section 1.1(a)
Boat Merger Consideration	Section 2.1(b)(ii)
Boat Recommendation	Section 4.3(b)
Boat Registered Intellectual Property	Section 8.3
Boat RSU	Section 2.7(c)
Boat SEC Documents	Section 4.5(a)
Boat SEC Financial Statements	Section 4.5(c)
Boat Stock Option	Section 2.7(b)
Boat Stock Plan	Section 8.3
Boat Stockholder Approval	Section 4.3(c)
Boat Stockholders Meeting	Section 5.3(c)(i)
Boat Surviving Corporation	Section 1.1(a)
Boat Tax Opinion	Section 6.2(d)
Boat Termination Fee	Section 7.3(b)
Business Day	Section 8.3
Capitalization Date	Section 3.2(a)

Certificates of Merger	Section 1.3(a)
Chosen Courts	Section 8.10(b)
Closing	Section 1.2
Closing Bid Price	Section 8.3
Closing Date	Section 1.2
COBRA	Section 3.11(g)
Code	Section 8.3
Common Shares Trust	Section 2.4(b)
Competing Proposal	Section 5.4(f)(i)
Competing Proposal Notice	Section 5.4(b)
Confidentiality Agreement	Section 5.5(a)
Continuing Employee	Section 5.14(b)
Contract	Section 8.3
control	Section 8.3
D&O Insurance	Section 5.9(c)
DEA	Section 3.18(b)
Designated Chairman	Section 1.6(a)
DGCL	Section 8.3
Disclosure Schedules	Section 8.3
Effective Time	Section 1.3(b)
Environmental Claim	Section 8.3
Environmental Laws	Section 8.3
Environmental Permits	Section 8.3
Equity Interest	Section 8.3
ERISA	Section 8.3
ERISA Affiliate	Section 8.3
Excess Shares	Section 2.4(a)
Exchange Act	Section 8.3
Exchange Agent	Section 2.5(a)
Exchange Fund	Section 2.5(a)
Existing Credit Facility	Section 8.3
Expenses	Section 8.3
FCPA	Section 3.9(b)
FDA	Section 3.18(b)
Form S-4	Section 3.7
Fractional Shares Cash Amount	Section 2.4(b)
GAAP	Section 8.3
Government Official	Section 8.3
Governmental Entity	Section 8.3
group	Section 8.3
Hazardous Materials	Section 8.3
Health Care Laws	Section 8.3
Health Care Permits	Section 3.18(b)
HIPAA	Section 8.3
Holdco	Preamble
Holdco Board	Section 1.6(a)

v

Holdco Common Stock	Section 2.1(a)(ii)
Holdco RSU	Section 2.7(c)
Holdco Stock Option	Section 2.7(a)
Holdco Warrant	Section 2.6(a)
HSR Act	Section 8.3
Indemnitee	Section 5.9(a)
Indemnitees	Section 5.9(a)
Intellectual Property	Section 8.3
Intended Tax Treatment	Section 5.13(a)
Intervening Event	Section 5.4(f)(ii)
IRS	Section 8.3
Island	Preamble
Island Adverse Recommendation Change	Section 5.3(b)(ii)
Island Benefit Plan	Section 3.11(a)
Island Board	Section 3.3(b)
Island Book-Entry Shares	Section 2.1(a)(iii)
Island Business Personnel	Section 3.12(a)
Island Bylaws	Section 3.1
Island Certificate	Section 2.1(a)(iii)
Island Certificate of Merger	Section 1.3(a)
Island Charter	Section 3.1
Island Common Stock	Section 2.1(a)
Island Common Stock Merger Consideration	Section 2.1(a)(ii)
Island Disclosure Schedule	Section 8.3
Island ESPP	Section 2.7(d)(i)
Island Exchange Ratio	Section 2.1(a)(ii)
Island Leased Real Property	Section 8.3
Island Material Adverse Effect	Section 8.3
Island Material Contracts	Section 3.16(c)
Island Material Intellectual Property	Section 3.17(d)
Island Merger	Section 1.1(a)
Island Merger Consideration	Section 2.1(a)(ii)
Island Preferred Stock	Section 2.1(a)
Island Pre-Funded Warrants	Section 3.2(a)
Island Recommendation	Section 3.3(b)
Island Registered Intellectual Property	Section 8.3
Island SEC Documents	Section 3.5(a)
Island SEC Financial Statements	Section 3.5(c)
Island Stock Option	Section 2.7(a)
Island Stock Plans	Section 8.3
Island Stockholder Approval	Section 3.3(c)
Island Stockholders Meeting	Section 5.3(b)(i)
Island Surviving Corporation	Section 1.1(a)
Island Tax Opinion	Section 6.3(d)
Island Termination Fee	Section 7.3(d)
Island Warrants	Section 3.2(a)

IT Assets	Section 8.3
Joint Proxy Statement	Section 8.3
Knowledge	Section 8.3
known	Section 8.3
Law	Section 8.3
Licensed Boat Registered Intellectual Property	Section 4.17(a)
Licensed Island Registered Intellectual Property	Section 3.17(a)
Lien	Section 8.3
Market Price	Section 8.3
Merger Consideration Value	Section 8.3
Merger Sub A	Preamble
Merger Sub B	Preamble
Mergers	Section 1.1(a)
Multiemployer Plan	Section 3.11(e)
NASDAQ	Section 8.3
NASDAQ Listing Application	Section 5.10
Negotiation Period	Section 5.4(b)
Net Boat Share	Section 8.3
Net Island Share	Section 8.3
OFAC	Section 3.9(e)
Order	Section 8.3
Other Covered Party	Section 8.3
Outside Date	Section 7.1(b)(ii)
Payoff Letter	Section 5.16(a)
Permits	Section 3.10
Permitted Liens	Section 8.3
Person	Section 8.3
Post-Closing Plans	Section 5.14(c)
Preferred Stock Liquidation Preference	Section 8.3
Proceeding	Section 8.3
Release	Section 8.3
Representatives	Section 8.3
Trading Day	Section 8.3
Sarbanes-Oxley Act	Section 3.5(d)
SEC	Section 8.3
Securities Act	Section 8.3
Solely Owned Boat Registered Intellectual Property	Section 4.17(a)
Solely Owned Island Registered Intellectual Property	Section 3.17(a)
Subsidiary	Section 8.3
Superior Proposal	Section 5.4(f)(iii)
Tax Return	Section 8.3
Taxes	Section 8.3
Taxing Authority	Section 8.3
Transactions	Section 1.1(a)
VWAP of Boat Common Stock	Section 8.3
Willful Breach	Section 8.3

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of January 21, 2018, by and among BioCryst Pharmaceuticals, Inc., a Delaware corporation (“Boat”), Idera Pharmaceuticals, Inc., a Delaware corporation (“Island”), and Nautilus Holdco, Inc., a Delaware corporation and a wholly owned subsidiary of Boat (“Holdco”), Island Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Merger Sub A”), Boat Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdco (“Merger Sub B”).

RECITALS

WHEREAS, Boat has organized Holdco, Merger Sub A and Merger Sub B for the purpose of effecting the transactions contemplated by this Agreement;

WHEREAS, each of Boat, Island and Holdco desire, following the satisfaction or waiver of the conditions set forth in Article 6, to effect the Mergers upon the terms and subject to the conditions set forth in this Agreement, pursuant to which Merger Sub A shall be merged with and into Island, with Island as the surviving entity in the Island Merger and continuing as a wholly owned subsidiary of Holdco, and Merger Sub B shall be merged with and into Boat, with Boat as the surviving entity in the Boat Merger and continuing as a wholly owned subsidiary of Holdco;

WHEREAS, the Boards of Directors of each of Boat, Island, Merger Sub A, Merger Sub B and Holdco have each unanimously approved and declared advisable this Agreement and the Transactions, including the Mergers, and determined that it is advisable and in the best interests of their respective companies and stockholders to consummate the Mergers and the Transactions on the terms and conditions set forth in this Agreement;

WHEREAS, the Board of Directors of each of Island and Boat has, subject to Section 5.4, resolved to recommend the adoption of this Agreement to their respective stockholders; and

WHEREAS, Boat, Island, Merger Sub A, Merger Sub B and Holdco desire to make certain representations, warranties, covenants and agreements in connection with the Mergers and also to prescribe various conditions to the Mergers.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and premises contained in this Agreement and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement agree as follows:

ARTICLE 1
THE MERGERS

1.1                               The Mergers.

(a)                                 At the Effective Time, (a) Merger Sub A shall be merged with and into Island (the “Island Merger”) in accordance with the DGCL, and upon the terms and conditions set forth in this Agreement, whereupon the separate existence of Merger Sub A shall cease and Island shall continue as the surviving corporation (the “Island Surviving Corporation”), and (b) Merger Sub B shall be merged with and into Boat (the “Boat Merger”, and, together with the Island Merger, the “Mergers”) in accordance with the DGCL, and upon the terms and conditions set forth in this Agreement, whereupon the separate existence of Merger Sub B shall cease and Boat shall continue as the surviving corporation (the “Boat Surviving Corporation”).  As a result of the Mergers, the Island Surviving Corporation and the Boat Surviving Corporation shall become wholly owned subsidiaries of Holdco.  The Mergers and other transactions contemplated by this Agreement are referred to herein as the “Transactions”.  References herein to “Island” and “Boat” with respect to the period from and after the Effective Time shall be deemed to be references to the Island Surviving Corporation and the Boat Surviving Corporation, respectively.

(b)                                 The Mergers shall have the effects specified in the DGCL.  From and after the Effective Time, (a) the Island Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Island and Merger Sub A, and (b) the Boat Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities and duties of Boat and Merger Sub B, all as provided under the DGCL.

1.2                               Closing.  The closing of the Mergers (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York, 10036 at 9:00 a.m. local time, as soon as practicable (and, in any event, within three (3) Business Days) after satisfaction or, to the extent permitted hereunder, waiver of all applicable conditions set forth in Article 6 (except for any conditions that by their nature can only be satisfied at the Closing, but subject to the satisfaction of such conditions or, to the extent permitted hereunder, waiver by the party entitled to waive such conditions) or at such other time and place as Boat and Island shall agree.  The date and time at which the Closing occurs is referred to herein as the “Closing Date”.

1.3                               Effective Time.

(a)                                 On the Closing Date, (a) Island and Merger Sub A shall file a certificate of merger relating to the Island Merger (the “Island Certificate of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL, and (b) Boat and Merger Sub B shall file a certificate of merger relating to the Boat Merger (the “Boat Certificate of Merger” and, together with the Island Certificate of Merger, the “Certificates of Merger”) with the Secretary of State of the State of Delaware in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL.

(b)                                 The Mergers shall become effective concurrently upon the due filing of the Certificates of Merger with the Secretary of State of the State of Delaware, or such later time as Island and Boat shall agree and specify in the Certificates of Merger (such time as the Mergers become effective being the “Effective Time”).

1.4                               Charters and Bylaws.

(a)                                 Island Surviving Corporation Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation of Island in effect immediately prior to the Effective Time shall be amended and restated pursuant to the Island Merger in its entirety as set forth as Exhibit A, and as so amended and restated shall be the certificate of incorporation of the Island Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  At the Effective Time, Holdco shall take such action necessary to cause the bylaws of Island in effect immediately prior to the Effective Time to be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub A as in effect immediately prior to the Effective Time (except that the name of the Island Surviving Corporation shall be changed to “Idera Pharmaceuticals, Inc.”), and as so amended and restated shall be the bylaws of the Island Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(b)                                 Boat Surviving Corporation Certificate of Incorporation and Bylaws.  At the Effective Time, the certificate of incorporation of Boat in effect immediately prior to the Effective Time shall be amended and restated pursuant to the Boat Merger in its entirety as set forth as Exhibit B, and as so amended and restated shall be the certificate of incorporation of the Boat Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.  At the Effective Time, Holdco shall take such action necessary to cause the bylaws of Boat in effect immediately prior to the Effective Time to be amended and restated in their entirety so as to be identical to the bylaws of Merger Sub B as in effect immediately prior to the Effective Time (except that the name of the Boat Surviving Corporation shall be changed to “BioCryst Pharmaceuticals, Inc.”), and as so amended and restated shall be the bylaws of the Boat Surviving Corporation until thereafter changed or amended as provided therein or by applicable Law.

(c)                                  Holdco Certificate of Incorporation and  Bylaws; Name.  Boat shall take and shall cause Holdco to take all requisite action to cause the certificate of incorporation of Holdco (as in effect immediately prior to the Effective Time) to be amended and restated at the Effective Time in its entirety as set forth on Exhibit C (the “Amended and Restated Holdco Charter”), until thereafter amended as provided therein or by applicable Law.  The Amended and Restated Holdco Charter will reflect the change in the corporate name of Holdco to a name to be mutually agreed by Boat and Island.  Boat shall take and shall cause Holdco to take all requisite action to cause the Holdco Bylaws  (as in effect immediately prior to the Effective Time) to be amended and restated as mutually agreed by the parties.

1.5                               Directors and Officers of the Surviving Corporations.

(a)                                 The parties shall take all necessary action such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of the Island Surviving Corporation shall be those individuals who were directors of Merger Sub A as of immediately prior to the Effective Time and (ii) the officers of the Island Surviving Corporation shall be those individuals who were officers of Island as of immediately prior to the Effective Time.

(b)                                 The parties shall take all necessary action such that, from and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of the Boat Surviving Corporation shall be those individuals who were directors of Merger Sub B as of immediately prior to the Effective Time and (ii) the officers of the Boat Surviving Corporation shall be those individuals who were officers of Boat as of immediately prior to the Effective Time.

1.6                               Directors and Officers of Holdco.

(a)                                 Effective at the Effective Time, unless otherwise agreed by Island and Boat in writing, the parties shall take all necessary action to cause the size of the Board of Directors of Holdco (the “Holdco Board”) to be comprised of nine (9) members. Four (4) directors shall be designated by the Board of Directors of Island, each of whom shall be a director of Island immediately prior to the Effective Time and be reasonably acceptable to Boat.  Four (4) directors shall be designated by the Board of Directors of Boat, each of whom shall be a director of Boat immediately prior to the Effective Time and be reasonably acceptable to Island. One director shall be a person mutually agreed to by the Board of Directors of Island and the Board of Directors of Boat, who shall not be a director, officer or affiliate of either Boat or Island. Robert A. Ingram shall serve as chairman of the Holdco Board (the “Designated Chairman”). One of Island’s director designees shall be Vincent J. Milano if he is serving as chief executive officer and a director of Island immediately prior to the Effective Time, and one of Boat’s director designees shall be Jon T. Stonehouse if he is serving as chief executive officer and a director of Boat immediately prior to the Effective Time. Each director designee (other than the chief executive officer of Boat or Island immediately prior to the Effective Time) shall qualify as an “independent director”, as such term is defined in NASDAQ Equity Rule 5605(a)(2); provided, that at least two (2) of the Island designees and two (2) of the Boat designees shall meet the minimum requirements to serve on Boat’s audit committee under the NASDAQ Marketplace Rules.  Effective at the Effective Time, unless otherwise agreed by Island and Boat in writing, the parties shall take all necessary action to cause (i) the Designated Chairman to be appointed to act as chairman of the Holdco Board, (ii) the directors designated by Island and Boat respectively to be appointed to the Holdco Board and (iii) at least one Island designee to be appointed to each committee of the Holdco Board.

(b)                                 Effective at the Effective Time, unless otherwise approved by Island and Board in writing, the parties shall take all necessary action to cause Vincent J. Milano to be appointed as chief executive officer of Holdco.  In the event that Vincent J. Milano is not the chief executive officer of Island immediately prior to the Effective Time, Boat and Island will agree on another individual to be appointed as chief executive officer of Holdco.

1.7                               Headquarters and Primary Research and Development Location. The corporate headquarters for Holdco and its Subsidiaries will be located in Exton, Pennsylvania. The primary location for research and development for Holdco and its Subsidiaries will be located in Birmingham, Alabama.

1.8                               Tax Treatment.  For U.S. federal income Tax purposes, it is intended that (a) the Mergers together be treated as an “exchange” described in Section 351 of the Code, and the regulations promulgated thereunder, (b) the Boat Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the regulations promulgated thereunder, and (c) this Agreement will constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

ARTICLE 2
CONVERSION OF SECURITIES IN THE MERGERS

2.1                               Effect on Capital Stock of Island and Boat.

(a)                                 Conversion of Island Common Stock, Island Preferred Stock and Merger Sub A Common Stock.  At the Effective Time, by virtue of the Island Merger and without any action on the part of Holdco, Island, Merger Sub A or any holder of any shares of Island common stock, $0.001 par value per share (“Island Common Stock”) or Island Series A convertible preferred stock, $0.01 par value per share (“Island Preferred Stock”):

(i)                                                       All shares of Island Common Stock or Island Preferred Stock that are owned by Boat, Island, Holdco, Merger Sub A or Merger Sub B or any wholly owned Subsidiary of Boat, Island, Holdco, Merger Sub A or Merger Sub B (or are held in treasury by Island) immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)                                                    Subject to Section 2.1(a)(i), Section 2.3, Section 2.4 and Section 2.7, (i) each share of Island Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive that number of validly issued, fully paid and non-assessable shares of Holdco common stock, $0.01 par value per share (“Holdco Common Stock”), equal to the Island Exchange Ratio and cash in lieu of fractional shares of Holdco Common Stock as contemplated by Section 2.4 (the “Island Common Stock Merger Consideration”), and (ii) each share of Island Preferred Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive the Preferred Stock Liquidation Preference.  The shares of Holdco Common Stock to be issued upon the conversion of shares of Island Common Stock and Island Preferred Stock pursuant to this Section 2.1(a) and the Fractional Shares Cash Amount to be paid in lieu of fractional shares pursuant to Section 2.4 are referred to, as applicable, as the “Island Merger Consideration”.  For purposes of this Agreement, “Island Exchange Ratio” means 0.20.

(iii)                                                 All of the outstanding shares of Island Common Stock and Island Preferred Stock shall be converted into the right to receive the applicable Island Merger Consideration pursuant to this Section 2.1(a) and all such shares of Island Common Stock and Island Preferred Stock shall cease to be outstanding and shall cease to exist and, as of the Effective Time, each holder of a certificate representing any such shares of Island Common Stock or Island Preferred Stock (an “Island Certificate”) or shares of Island Common Stock or Island Preferred Stock held in book entry form (“Island Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(a)(ii), the applicable Island Merger Consideration, upon surrender of such Island Certificate or Island Book-Entry Share in accordance with Section 2.5.

(iv)                                                Each share of Merger Sub A Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Island Surviving Corporation.

(b)                                 Conversion of Boat Common Stock and Merger Sub B Common Stock.  At the Effective Time, by virtue of the Boat Merger and without any action on the part of Holdco, Boat, Merger Sub B or any holder of any shares of Boat common stock, $0.01 par value per share (“Boat Common Stock”):

(i)                                                       All shares of Boat Common Stock that are owned by Boat, Island, Holdco, Merger Sub A or Merger Sub B or any wholly owned Subsidiary of Boat, Island, Holdco, Merger Sub A or Merger Sub B (or are held in treasury by Boat) immediately prior to the Effective Time shall cease to be outstanding and shall be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(ii)                                                    Subject to Section 2.1(b)(i), Section 2.3, Section 2.4 and Section 2.7, each share of Boat Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into and thereafter represent the right to receive that number of validly issued, fully paid and non-assessable share of Holdco Common Stock equal to the Boat Exchange Ratio and cash in lieu of fractional shares of Holdco Common Stock as contemplated by Section 2.4.  The shares of Holdco Common Stock to be issued upon the conversion of shares of Boat Common Stock pursuant to this Section 2.1(b) and the Fractional Shares Cash Amount to be paid in lieu of fractional shares pursuant to Section 2.4 are referred to as the “Boat Merger Consideration”.  For purposes of this Agreement, “Boat Exchange Ratio” means 0.50.

(iii)                                                 All of the outstanding shares of Boat Common Stock shall be converted into the right to receive the Boat Merger Consideration pursuant to this Section 2.1(b) and all such shares of Boat Common Stock shall cease to be outstanding and shall cease to exist and, as of the Effective Time, each holder of a certificate representing any such shares of Boat Common Stock (a “Boat Certificate”) or shares of Boat Common Stock held in book entry form (“Boat Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive, in accordance with Section 2.1(b)(ii), the Boat Merger Consideration, upon surrender of such Boat Certificate or Boat Book-Entry Share in accordance with Section 2.5.

(iv)                                                Each share of common stock, par value $0.01 per share, of Merger Sub B issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock, par value $0.001 per share, of the Boat Surviving Corporation.

2.2                               Effect on Holdco Common Stock.  At the Effective Time, each share of Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall remain outstanding. Immediately following the Effective Time, shares of capital stock of Holdco owned by the Island Surviving Corporation or the Boat Surviving Corporation shall be surrendered to Holdco without payment therefor.

2.3                               Certain Adjustments.  Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the Effective Time, the outstanding shares of Boat Common Stock, Island Common Stock or Island Preferred Stock shall have been changed into a different number of shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, split-up, combination, exchange of shares, readjustment, or other similar transaction, or a stock dividend or stock distribution thereon shall be declared with a record date within said period, the applicable Island Merger Consideration, the Island Exchange Ratio and the Boat Exchange Ratio and the Boat Merger Consideration and any other similarly dependent items, as the case may be, shall be equitably adjusted to provide the holders of Island Common Stock, Island Preferred Stock or Boat Common Stock, as applicable, the same economic effect as contemplated by this Agreement prior to such event.

2.4                               Fractional Shares.

(a)                                 No fractional shares of Holdco Common Stock or shall be issued in the Mergers, but in lieu thereof each holder of Island Common Stock, Island Preferred Stock or Boat Common Stock otherwise entitled to a fractional share of Holdco Common Stock will be entitled to receive, from the Exchange Agent in accordance with the provisions of this Section 2.4, a cash payment in lieu of such fractional share of Holdco Common Stock representing such holder’s proportionate interest, if any, in the proceeds from the sale by the Exchange Agent (reduced by any fees of the Exchange Agent attributable to such sale) in one or more transactions of shares of Holdco Common Stock equal to the excess of (A) the aggregate number of shares of Holdco Common Stock to be delivered to the Exchange Agent by Holdco pursuant to Section 2.5(a) over (B) the aggregate number of whole shares of Holdco Common Stock to be distributed to the holders of shares of Island Common Stock, Island Preferred Stock or Boat Common Stock pursuant to Section 2.5(b) (such excess, the “Excess Shares”).  Island, Boat and Holdco acknowledge that payment of the cash consideration in lieu of issuing fractional shares of Holdco Common Stock was not separately bargained-for consideration but merely represents a mechanical rounding off for purposes of avoiding the expense and inconvenience to Holdco that would otherwise be caused by the issuance of fractional shares of Holdco Common Stock.  As soon as practicable after the Effective Time, the Exchange Agent, as agent for the holders of Island Common Stock, Island Preferred Stock and Boat Common Stock that would otherwise receive fractional shares of Holdco Common Stock, shall sell the Excess Shares at then prevailing prices on the NASDAQ in the manner provided in the following paragraph.

(b)                                 The sale of the Excess Shares by the Exchange Agent, as agent for the holders of Island Common Stock, Island Preferred Stock and Boat Common Stock that would otherwise receive fractional shares of Holdco Common Stock, shall be executed on the NASDAQ and shall be executed in round lots to the extent practicable.  Until the proceeds of such sale or sales have been distributed to the holders of Island Common Stock, Island Preferred Stock and Boat Common Stock, the Exchange Agent shall hold such proceeds in trust for the holders of Island Common Stock, Island Preferred Stock and Boat Common Stock that would otherwise receive fractional shares of Holdco Common Stock (the “Common Shares Trust”).  The Exchange Agent shall determine the portion of the Common Shares Trust to which each holder of Island Common Stock, Island Preferred Stock or Boat Common Stock shall be entitled, if any, by multiplying the amount of the aggregate proceeds comprising the Common Shares Trust by a fraction, the numerator of which is the amount of the fractional share interest to which such holder of Island Common Stock, Island Preferred Stock or Boat Common Stock would otherwise be entitled and the denominator of which is the aggregate amount of fractional share interests to which all holders of Island Common Stock, Island Preferred Stock and Boat Common Stock would otherwise be entitled (the “Fractional Shares Cash Amount”).

(c)                                  As soon as practicable after the determination of the amount of cash, if any, to be paid to holders of Island Common Stock in lieu of any fractional shares of Holdco Common Stock, the Exchange Agent shall make available such amounts to such holders of shares of Island Common Stock without interest, subject to and in accordance with Section 2.5.

2.5                               Exchange of Certificates and Book-Entry Shares.

(a)                                 Prior to the dissemination of the Joint Proxy Statement to the stockholders of Island and the stockholders of Boat, Boat and Island shall appoint a nationally recognized financial institution or trust company to act as exchange agent (the “Exchange Agent”) for the payment and delivery of the Island Merger Consideration and the Boat Merger Consideration.  At or prior to the Effective Time, Holdco shall (and Boat and Island shall cause Holdco to) deposit, in trust for the benefit of the holders of Island Common Stock, the holders of Island Preferred Stock and the holders of Boat Common Stock, with the Exchange Agent for exchange in accordance with this Article 2, a number of shares of Holdco Common Stock equal to the total shares of Holdco Common Stock issuable pursuant to Section 2.1 (together with the Fractional Shares Cash Amount, the “Exchange Fund”).  The Exchange Agent shall, pursuant to irrevocable instructions, deliver the whole shares of Holdco Common Stock contemplated to be issued pursuant to Section 2.1, the Fractional Shares Cash Amount out of the Exchange Fund.  The Exchange Fund shall not be used for any other purpose.

(b)                                 Exchange Procedures.  As promptly as practicable after the Effective Time (but in no event later than three (3) Business Days thereafter), Holdco shall cause the Exchange Agent to mail to each holder of record of an Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share, in each case which shares were converted into the right to receive the applicable Island Merger Consideration or Boat Merger Consideration at the Effective Time pursuant to this Agreement: (i) a letter of transmittal, which shall specify that delivery shall be effected, and risk of loss and title to the Island Certificates and Boat Certificates shall pass, only upon delivery of the Island Certificates and Boat Certificates to the Exchange Agent, and shall otherwise be in such form and have such other provisions as Boat, Island and the Exchange Agent may reasonably specify, and (ii) instructions for effecting the surrender of the Island Certificates, Island Book-Entry Shares, Boat Certificates and Boat Book-Entry Shares in exchange for the applicable Island Merger Consideration or Boat Merger Consideration, as applicable, and the method of payment of such holder’s Fractional Shares Cash Amount.  Upon surrender of Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Island and Boat, and upon delivery of a letter of transmittal, duly executed and in proper form with all required enclosures and attachments, with respect to such Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares, the holder of such Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares shall be entitled to receive the whole shares of Holdco Common Stock that such holder is entitled to receive pursuant to Section 2.1 and, if applicable, the Fractional Shares Cash Amount for each share of Island Common Stock, Island Preferred Stock or Boat Common Stock formerly represented by such Island Certificates or Island Book-Entry Share or Boat Certificates or Boat Book Entry Share.  Any Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares so surrendered shall forthwith be cancelled.  If payment of the applicable Island Merger Consideration or Boat Merger Consideration is to be made to a Person other than the Person in whose name any surrendered Island Certificate or Boat Certificate, as applicable is registered, it shall be a condition precedent to payment that the Island Certificate or Boat Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer, and the Person requesting such payment shall have paid any transfer and other similar Taxes required by reason of the delivery of the applicable Island Merger Consideration or Boat Merger Consideration, as applicable, to a Person other than the registered holder of the Island Certificate or Boat Certificate so surrendered and shall have established to the satisfaction of Holdco that such Taxes either have been paid or are not required to be paid.  Delivery of the applicable Island Merger Consideration or Boat Merger Consideration, as applicable, with respect to Island Book-Entry Shares and Boat Book-Entry Shares shall only be made to the Person in whose name such shares are registered.  Until surrendered as contemplated hereby, each Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share shall be deemed at any time after the Effective Time to represent only the right to receive the applicable Island Merger Consideration or Boat Merger Considerations provided in this Agreement.

(c)                                  Transfer Books.  At the Effective Time, the stock transfer books of Island and Boat shall be closed and thereafter there shall be no further registration of transfers of shares of Island Common Stock or Island Preferred Stock on the records of Island or shares of Boat Common Stock on the records of Boat.  From and after the Effective Time, the holders of Island Certificates, Island Book-Entry Shares, Boat Certificates and Boat Book-Entry Shares representing shares of Island Common Stock, Island Preferred Stock and Boat Common Stock, as applicable, outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law.  If, after the Effective Time, Island Certificates or Boat Certificates representing shares of Island Common Stock, Island Preferred Stock or Boat Common Stock are presented to the Island Surviving Corporation or the Boat Surviving Corporation for any reason, they shall be cancelled and exchanged for the whole shares of Holdco Common Stock that such holder is entitled to receive pursuant to Section 2.1 and, if applicable, the Fractional Shares Cash Amount as provided in this Agreement subject, in each case, to any applicable abandoned property, escheat or similar Laws.

(d)                                 Termination of Fund; Abandoned Property.  At any time following six months after the Closing Date, Holdco shall be entitled to require the Exchange Agent to deliver to it any shares of Holdco Common Stock or cash remaining in the Exchange Fund made available to the Exchange Agent and not delivered to holders of Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares and thereafter such holders shall be entitled to look only to Holdco (subject to abandoned property, escheat or other similar Laws) only as general creditors thereof with respect to the applicable Island Merger Consideration or Boat Merger Consideration, as applicable, payable upon due surrender of their Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares and compliance with the procedures in Section 2.5.  If, prior to six years after the Closing Date (or otherwise immediately prior to such time on which any payment in respect hereof would escheat to or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), any holder of Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares has not complied with the procedures in Section 2.5 to receive the applicable Island Merger Consideration or Boat Merger Consideration to which such holder would otherwise be entitled, the applicable Island Merger Consideration or Boat Merger Consideration to which such holder would otherwise be entitled in respect of such Island Certificates, Island Book-Entry Shares, Boat Certificates or Boat Book-Entry Shares shall, to the extent permitted by applicable Law, become the property of Holdco, free and clear of all claims or interest of any Person previously entitled thereto.  Notwithstanding the foregoing, none of Boat, the Island Surviving Corporation, the Boat Surviving Corporation or the Exchange Agent, or any Representative or affiliate thereof, shall be liable to any holder of an Island Certificate, Island Book-Entry Shares, Boat Certificate or Boat Book-Entry Shares for Island Merger Consideration or Boat Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)                                  Lost, Stolen or Destroyed Certificates.  In the event that any Island Certificates or Boat Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Island Certificates or Boat Certificates, upon the making of an affidavit of that fact by the holder thereof, the applicable Island Merger Consideration or Boat Merger Consideration payable in respect thereof pursuant to Sections 2.1(a)(ii) and 2.1(b)(ii); provided, however, that Holdco or the Exchange Agent may, in its reasonable discretion and as a condition precedent to the payment of the applicable Island

Merger Consideration or Boat Merger Consideration, require the owners of such lost, stolen or destroyed Island Certificates or Boat Certificates to deliver a customary indemnity against any claim that may be made against Holdco, the Island Surviving Corporation, the Boat Surviving Corporation or the Exchange Agent with respect to the Island Certificates or Boat Certificates alleged to have been lost, stolen or destroyed.

(f)                                   Distributions with Respect to Unexchanged Holdco Common Stock.  No dividends or other distributions declared or made after the Effective Time with respect to Holdco Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share with respect to any shares of Holdco Common Stock represented thereby, and, if applicable, no portion of the Fractional Shares Cash Amount shall be paid to any such holder pursuant to Section 2.4, unless and until the holder of such Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share shall surrender such Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share in accordance with this Section 2.5.  Subject to the effect of escheat, Tax or other applicable Laws, following surrender of any such Island Certificate, Island Book-Entry Share, Boat Certificate or Boat Book-Entry Share in accordance with this Section 2.5, there shall be paid by Holdco to the holder of the certificates representing whole shares of Holdco Common Stock issued in exchange therefor, without interest, (i) promptly, the portion of the Fractional Shares Cash Amount, if applicable, payable with respect to a fractional share of Holdco Common Stock to which such holder is entitled pursuant to Section 2.4 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Holdco Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions, with a record date after the Effective Time but prior to surrender and a payment date occurring after surrender, payable with respect to such whole shares of Holdco Common Stock.

2.6                               Island Warrants.

(a)                                 As of the Effective Time, each Island Warrant and each Island Pre-Funded Warrant that is outstanding and unexercised immediately prior to the Effective Time, whether or not then exercisable, shall be assumed by Holdco and shall be converted into a warrant (a “Holdco Warrant”) to acquire Holdco Common Stock.  Each such Holdco Warrant as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions as applied to the Island Warrant or Island Pre-Funded Warrant, as applicable, immediately prior to the Effective Time except that, as of the Effective Time, each such Holdco Warrant as so assumed and converted shall be a warrant to acquire that number of whole shares of Holdco Common Stock (rounded down to the nearest whole share) equal to the product of (i) the number of shares of Island Common Stock subject to such Island Warrant or Island Pre-Funded Warrant, as applicable, and (ii) the Island Exchange Ratio, at an exercise price per share of Holdco Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Island Common Stock of such Island Warrant or Island Pre-Funded Warrant, as applicable, by (y) the Island Exchange Ratio.

(b)                                 Not later than the Closing Date, Holdco shall deliver to the holders of Island Warrants and to the holders of Island Pre-Funded Warrants any notices required under the terms of the Island Warrants or Island Pre-Funded Warrants, as applicable, in connection with this Agreement and the Transactions.

2.7                               Stock Options and Stock-Based Awards.

(a)                                 Treatment of Island Stock Options.  As of the Effective Time, by virtue of the Mergers and without any action on the part of the holders thereof, each option to acquire shares of Island Common Stock (an “Island Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall (i) be assumed by Holdco and shall be converted into an option (a “Holdco Stock Option”) to acquire shares of Holdco Common Stock in accordance with this Section 2.7(a) and (ii) if the Island Stock Option is held by an individual who is not a party to Island Severance and Change of Control Agreement, such Island Stock Option shall accelerate and vest in full.  Each such Holdco Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (other than, with respect to the options described in subclause (ii), vesting) as applied to the Holdco Stock Option immediately prior to the Effective Time except that, as of the Effective Time, each such Holdco Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Holdco Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Island Common Stock subject to such Island Stock Option and (B) the Island Exchange Ratio, at an exercise price per share of Holdco Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Island Common Stock of such Island Stock Option by (y) the Island Exchange Ratio (provided, that the exercise price and the number of shares of Holdco Common Stock subject to the Holdco Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Island Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code).

(b)                                 Treatment of Boat Stock Options.  As of the Effective Time, by virtue of the Mergers and without any action on the part of the holders thereof, each option to acquire shares of Boat Common Stock (a “Boat Stock Option”) that is outstanding and unexercised immediately prior to the Effective Time, whether or not then vested or exercisable, shall (i) accelerate and vest in full and (ii) be assumed by Holdco and shall be converted into a Holdco Stock Option to acquire shares of Holdco Common Stock in accordance with this Section 2.7(b).  Each such Holdco Stock Option as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (other than vesting) as applied to the Holdco Stock Option immediately prior to the Effective Time,except that, as of the Effective Time, each such Boat Stock Option as so assumed and converted shall be an option to acquire that number of whole shares of Holdco Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Boat Common Stock subject to such Boat Stock Option and (B) the Boat Exchange Ratio, at an exercise price per share of Holdco Common Stock (rounded up to the nearest whole cent) equal to the quotient obtained by dividing (x) the exercise price per share of Boat Common Stock of such Boat Stock Option by (y) the Boat Exchange Ratio (provided, that the exercise price and the number of shares of Holdco Common Stock subject to the Holdco Stock Option shall be determined in a manner consistent with the requirements of Section 409A of the Code, and, in the case of Boat Stock Options that are intended to qualify as incentive stock options within the meaning of Section 422 of the Code, consistent with the requirements of Section 424 of the Code).

(c)                                  As of the Effective Time, by virtue of the Mergers and without any action on the part of the holders thereof, each restricted stock unit covering Boat Common Stock (each, a “Boat RSU”) that is outstanding immediately prior to the Effective Time shall be assumed by Holdco and shall (i) accelerate and vest in full and (ii) be converted into a restricted stock unit (a “Holdco RSU”) to acquire Holdco Common Stock in accordance with this Section 2.7(c).  Each such Holdco RSU as so assumed and converted shall continue to have, and shall be subject to, the same terms and conditions (other than vesting) as applied to the Boat RSU immediately prior to the Effective Time, except that, as of the Effective Time, each such Boat RSU as so assumed and converted shall be a restricted stock unit covering that number of whole shares of Holdco Common Stock (rounded down to the nearest whole share) equal to the product of (A) the number of shares of Boat Common Stock subject to such Boat RSU and (B) the Boat Exchange Ratio.

(d)                                 Treatment of Employee Stock Purchase Plans.

(i)                                                       As soon as practicable following the date of this Agreement, the Island Board shall take all actions with respect to the Island 2017 Employee Stock Purchase Plan, as amended (the “Island ESPP”) that are necessary to provide that with respect to the offering period that would otherwise be in effect on the Closing Date, such offering period shall terminate and any options then-outstanding under the Island ESPP shall be exercised, on the date immediately preceding the Closing Date or such earlier date as mutually agreed in writing by Boat and Island.

(ii)                                                    As soon as practicable following the date of this Agreement, the Boat Board shall take all actions with respect to the Boat Amended and Restated Employee Stock Purchase Plan (the “Boat ESPP”) that are necessary to provide that with respect to the offering period that would otherwise be in effect on the Closing Date, such offering period shall terminate and any options then-outstanding under the Boat ESPP shall be exercised, on the date immediately preceding the Closing Date or such earlier date as mutually agreed in writing by Boat and Island.

(e)                                  Subject to Section 5.14(f), as of the Effective Time, Holdco shall, by virtue of the Mergers, assume the Boat Stock Plan, each Island Stock Plan, the Boat ESPP and the Island ESPP.  Following the Effective Time, Holdco shall continue to maintain any such assumed plans (each, as may be amended or terminated from time to time in accordance therewith), and shall be able to grant “incentive stock options” (within the meaning of Section 422 of the Code and the Treasury Regulations promulgated thereunder) under each such plan.  As of immediately prior to the Effective Time: (i) the maximum number of shares of Boat Common Stock that may be issued under the Boat Stock Plan and the Boat ESPP upon the exercise of incentive stock options (including outstanding grants) is 24,190,000 and 1,475,000, respectively (subject to certain adjustments in the applicable plan in accordance with the Treasury Regulations promulgated thereunder), (ii) employees of Boat are eligible to receive incentive stock options under each of the Boat Stock Plan and the Boat ESPP, (iii) the maximum number of shares of Island Common Stock that may be issued under the Island 2005 Stock Incentive Plan, the 2008 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Island ESPP upon the exercise of incentive stock options (including outstanding grants) is 1,125,000, 6,000,000, 32,171,438 and 500,000, respectively (subject to certain adjustments in the applicable plan in accordance with the Treasury Regulations promulgated thereunder) and (iv) employees of Island are eligible to receive incentive stock options under each such Island Stock Plan and the Island ESPP.  As of immediately following the Effective Time, by virtue of the Mergers, (i) the maximum number of shares of Holdco Common Stock that may be issued under the Boat Stock Plan and the Boat ESPP as incentive stock options (including outstanding grants) shall be 24,190,000 and 1,475,000, respectively (subject to certain adjustments (x) in the applicable plan in accordance with the Treasury Regulations promulgated thereunder and (y) to reflect the Boat Exchange Ratio), (ii) employees of Holdco and its subsidiaries shall be eligible to receive incentive stock options under the Boat Stock Plan and the Boat ESPP, (iii) the maximum number of shares of Holdco Common Stock that may be issued under the Island 2005 Stock Incentive Plan, the 2008 Stock Incentive Plan, the 2013 Stock Incentive Plan and the Island ESPP as incentive stock options (including outstanding grants) shall be 1,125,000, 6,000,000, 32,171,438 and 500,000, respectively (subject to certain adjustments (x) in the applicable plan in accordance with the Treasury Regulations promulgated thereunder and (y) to reflect the Island Exchange Ratio) and (iv) the employees of Holdco and its subsidiaries shall be eligible to receive incentive stock options under the Island Stock Plans and the Island ESPP.

(f)                                   At the Effective Time, Holdco shall assume all the obligations of Island and Boat under the Island Stock Plans, the Boat Stock Plan, each outstanding Island Stock Option, Boat Stock Option, Boat RSU and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each Island Stock Plan and the Boat Stock Plan shall be adjusted to reflect shares of Holdco Common Stock in accordance with the provisions of the applicable Island Stock Plan and the Boat Stock Plan. Prior to the Effective Time, Island and Boat shall take all necessary action for the adjustment and assumption of equity awards under this Section 2.7.  Holdco shall reserve for future issuance a number of shares of Holdco Common Stock at least equal to the number of shares of Holdco Common Stock that will be subject to Holdco Stock Options and Holdco RSUs as a result of the actions contemplated by this Section 2.7.  Not later than the Closing Date, Holdco shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Holdco Common Stock subject to such Holdco Stock Options and Holdco RSUs and shall distribute a prospectus relating to such Form S-8, and Holdco shall use reasonable best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Holdco Stock Options and Holdco RSUs remain outstanding.

2.8                               Withholding Rights.  Each of Holdco, Boat, the Boat Surviving Corporation, Island, the Island Surviving Corporation, Merger Sub A, Merger Sub B and the Exchange Agent shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement to any Person, such amounts as are required to be deducted and withheld under the Code, Treasury Regulations promulgated under the Code or any applicable provisions of state, local or non-U.S. Tax Law.  Boat, Merger Sub or the Exchange Agent, as appropriate, shall provide commercially reasonable notice to Island upon becoming aware of any such withholding obligation and shall cooperate with Island to the extent reasonable to obtain reduction of or relief from such withholding. To the extent that amounts are so deducted and withheld and timely paid over to the applicable Governmental Entity, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person(s) in respect of which such deduction and withholding was made.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF ISLAND

Except (a) as set forth in the Island Disclosure Schedule (subject to Section 8.14) and (b) as otherwise disclosed or identified in the Island SEC Documents publicly filed or furnished after December 31, 2015 and prior to the date hereof (other than (i) any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Island SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Island SEC Document, and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Island SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), Island hereby represents and warrants to Boat as follows:

3.1                               Corporate Organization.  Island is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Island is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.  Island has provided Boat true, complete and correct copies of the Restated Certificate of Incorporation, as amended (the “Island Charter”), and By-Laws of Island (the “Island Bylaws”) as in effect as of the date of this Agreement.  Island is not in violation of any of the provisions of the Island Charter or the Island Bylaws.

3.2                               Island Capitalization.

(a)                                 The authorized capital stock of Island consists of two hundred eighty million (280,000,000) shares of Island Common Stock and five million (5,000,000) shares of Island Preferred Stock.  As of January 3, 2018 (the “Capitalization Date”), (i) 195,635,196 shares of Island Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Island Common Stock were held in the treasury of Island, (iii) 25,225,500 shares of Island Common Stock were issuable (and such number was reserved for issuance) upon exercise of Island Stock Options outstanding as of such date, (iv) 456,961 shares of Island Common Stock were authorized for issuance pursuant to the Island ESPP, (v) 1,926 shares of Island

Common Stock were issuable (and such number was reserved for issuance) upon conversion of Island Preferred Stock, at a conversion rate of 2.94118 per share, (vi) 21,606,327 shares of Island Common Stock were issuable (and such number was reserved for issuance) upon exercise of warrants (the “Island Warrants”), at a weighted average exercise price of $0.47 per share, (vii) 22,151,052 shares of Island Common Stock were issuable (and such number was reserved for issuance) upon exercise of pre-funded warrants (the “Island Pre-Funded Warrants”), at an exercise price of $0.01 per share and (viii) 655 shares of Island Preferred Stock were issued and outstanding, all of which were validly issued.  Except for Island Stock Options to purchase not more than 25,225,500 shares of Island Common Stock, 456,961 shares of Island Common Stock authorized for issuance under the Island ESPP, Island Preferred Stock convertible into not more than 1,926 shares of Island Common Stock, Island Warrants exercisable into not more than 21,606,327 shares of Island Common Stock and Island Pre-Funded Warrants exercisable into not more than 22,151,052 shares of Island Common Stock, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Island is a party or by which Island is bound relating to the issued or unissued capital stock or other Equity Interests of Island, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Island to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Island.  Since the Capitalization Date, Island has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 3.2(a).  Island has previously provided Boat with a true and complete list, by holder and as of the date hereof, of (i) the prices at which each outstanding Island Stock Option may be exercised, the number of shares of Island Common Stock underlying such Island Stock Option, the vesting schedule of the Island Stock Options and whether such option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code, (ii) the number of shares of Island Preferred Stock outstanding, (iii) the prices at which each Island Warrant may be exercised under the terms of such Island Warrant and the number of shares of Island Common Stock subject to each such Island Warrant, and (iv) the prices at which each Island Pre-Funded Warrant may be exercised under the terms of such Island Pre-Funded Warrant and the number of shares of Island Common Stock subject to each such Island Pre-Funded Warrant.  All shares of Island Common Stock subject to issuance under an Island Stock Plan, or subject to issuance upon conversion of any Island Preferred Stock or exercise of any Island Warrant or Island Pre-Funded Warrant, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  There are no bonds, debentures, notes or other indebtedness of Island having the right to vote on any matters on which stockholders of Island may vote.  Island is not a party to any voting agreement with respect to the voting of any Equity Interests of Island.

(b)                                 There are no outstanding contractual obligations of Island (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Island Common Stock or Island Preferred Stock or any capital stock of, or other Equity Interests in, Island.

(c)                                  Island has no Subsidiaries.  There are no outstanding contractual obligations of Island to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

3.3                               Authority; Execution and Delivery; Enforceability.

(a)                                 Island has all necessary power and authority to execute and deliver this Agreement, to perform and comply with each of its obligations under this Agreement and, subject to the receipt of the Island Stockholder Approval, to consummate the Transactions.  The execution and delivery by Island of this Agreement, the performance and compliance by Island with each of its obligations herein and the consummation by Island of the Transactions have been duly authorized by all necessary corporate action on the part of Island, subject to receipt of the Island Stockholder Approval, and no other corporate proceedings on the part of Island and no stockholder votes are necessary to authorize this Agreement or the consummation by Island of the Transactions.  Island has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Boat, Merger Sub A, Merger Sub B and Holdco of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)                                 The Board of Directors of Island (the “Island Board”), at a meeting duly called and held, unanimously adopted resolutions (i) adopting and approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of this Agreement, the Mergers and the other Transactions are fair to, and in the best interests of, Island and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Island for approval and adoption, (iv) recommending that its stockholders adopt this Agreement and (v) declaring that this Agreement is advisable (the “Island Recommendation”).

(c)                                  Assuming the accuracy of the representations and warranties in Section 4.21, to the Knowledge of Island, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to this Agreement, the Mergers or the other Transactions.  The only vote of holders of any class or series of Equity Interests of Island necessary to adopt this Agreement is the adoption of this Agreement by the holders of a majority of the shares of Island Common Stock outstanding and entitled to vote thereon at the Island Stockholders Meeting (the “Island Stockholder Approval”).  No other vote of the holders of Island Common Stock, Island Preferred Stock or any other Equity Interests of Island is necessary to consummate the Transactions.

3.4                               No Conflicts.

(a)                                 The execution and delivery of this Agreement by Island does not and will not, and the performance of this Agreement by Island and the consummation of the Transactions will not, (i) assuming the Island Stockholder Approval is obtained, conflict with or violate any provision of the Island Charter or the Island Bylaws, (ii) assuming that all consents, approvals, authorizations and permits described in Section 3.4(b) have been obtained and all filings and notifications described in Section 3.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Island or by which any property or asset of Island is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Island pursuant to, any Contract or Permit (other than an Island Benefit Plan), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by Island of any of its material obligations under this Agreement or (C) have an Island Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by Island does not and will not, and the consummation by Island of the Transactions and compliance by Island with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law, and the rules and regulations of the NASDAQ, (ii) under the HSR Act or other applicable antitrust Laws, (iii) the filing of the Certificates of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers or other Transactions, (B) otherwise prevent or materially delay performance by Island of any of its material obligations under this Agreement or (C) have an Island Material Adverse Effect.

3.5                               SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)                                 Island has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Island with the SEC under the Securities Act or the Exchange Act since January 1, 2016 (the “Island SEC Documents”).

(b)                                 As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Island SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Island SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  The consolidated financial statements of Island included in the Island SEC Documents (including, in each case, any notes or schedules thereto) (the “Island SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Island

SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Island (on a consolidated basis) as of the respective dates of and for the periods referred to in the Island SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Island SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes.

(d)                                 Island is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act of 2002 and the related rules and regulations promulgated thereunder or under the Exchange Act (the “Sarbanes-Oxley Act”) and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)                                  To the Knowledge of Island, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Island SEC Documents and none of the Island SEC Documents is the subject of ongoing SEC review.  To the Knowledge of Island, there are no SEC inquiries or investigations pending or threatened, in each case regarding any accounting practices of Island.

(f)                                   Island has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  Island’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Island in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Island’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since January 1, 2016, Island has had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Island’s ability to record, process, summarize and report financial information and Island does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Island’s internal control over financial reporting.

(g)                                  Island does not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Island’s financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Island SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Island SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Island Material Adverse Effect.

(h)                                 Island is not a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Island, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Island in Island’s published financial statements or other Island SEC Documents.

3.6                               Absence of Certain Changes or Events.  Since October 1, 2017 and through the date of this Agreement, (a) Island has conducted its business in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have an Island Material Adverse Effect.  Since October 1, 2017 and through the date of this Agreement, Island has not taken any action that would have constituted a breach of, or required Boat’s consent pursuant to, Section 5.1 had the covenants therein applied since October 1, 2017.

3.7                               Information Supplied.  None of the information supplied or to be supplied by Island for inclusion or incorporation by reference in (i) the registration statement on Form S-4 to be filed with the SEC by Boat in connection with the Mergers (the “Form S-4”) will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Boat Common Stock and Island Common Stock and at the time of each of the Boat Stockholders Meeting and Island Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Island to such portions thereof that relate expressly to Boat or any of its Subsidiaries, including Holdco, Merger Sub A or Merger Sub B, or to statements made therein based on information supplied by or on behalf of Boat for inclusion or incorporation by reference therein).  The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

3.8                               Legal Proceedings.  As of the date hereof, there are no Proceedings pending, or to the Knowledge of Island, threatened against Island or any of its assets, rights or properties or any of the officers or directors of Island, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.  There are no Proceedings pending, or to the Knowledge of Island, threatened against Island or any of its assets, rights or properties or any of the officers or directors of Island, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Island Material Adverse Effect.  None of Island or any of its properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, an Island Material Adverse Effect.

3.9                               Compliance with Laws.

(a)                                 (i) Island is in compliance, and for the past five (5) years has been in compliance, with all Laws and Orders applicable to Island or any assets owned or used by it (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Island), and (ii) Island has not received any written communication during the past five (5) years from a Governmental Entity that alleges that Island is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect.

(b)                                 Island (i) is in compliance, and for the past five (5) years has been in compliance, in all material respects with the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”) and any other applicable Anti-corruption Laws; (ii) during the past five (5) years has not been investigated, to the Knowledge of Island, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Island of the FCPA or any other Anti-corruption Laws; and (iii) during the past five (5) years has had an operational and effective FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Island with the FCPA and any other applicable Anti-corruption Laws.

(c)                                  To the Knowledge of Island, Island has not, directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(d)                                 To the Knowledge of Island, during the past five (5) years, Island has maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects.  There have been no false or fictitious entries made in the books and records of Island relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Island has not established or maintained a secret or unrecorded fund.

(e)                                  To the Knowledge of Island, during the past five (5) years, Island has not had a customer or supplier or other business relationship with, is not a party to any Contract with, or has not engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Crimea, Cuba, Iran, North Korea or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by the Office of Foreign Assets Control of the United States Department of the Treasury (“OFAC”), the United Nations Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

3.10                        Permits.  Island has all required governmental permits, licenses, franchises, certificates, registrations, approvals, exemptions, clearances, billings and authorizations and similar rights (“Permits”) necessary for the conduct of its business and the use of its properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have an Island Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, (i) the operation of the business of Island as currently conducted is not, and has not been since January 1, 2016, in violation of, nor is Island in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Island), and (ii) to the Knowledge of Island, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit.  There are no actions pending or, to the Knowledge of Island, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect.  Since January 1, 2016, Island has not received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Island, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect.

3.11                        Employee Benefit Plans.

(a)                                 Section 3.11(a) of the Island Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, Contract, or arrangement providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of Island, in each case that is maintained, sponsored or contributed to by Island, or under which Island has any material obligation or material liability, whether actual or contingent, including each employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity-based compensation plans, policies, programs, practices or arrangements, in each case, which (x) is not sponsored and administered by a Governmental Entity and (y) is not required by Law to be provided (each, an “Island Benefit Plan”).  Neither Island, nor to the Knowledge of Island, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Island Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) adopt any new Island Benefit Plan.

(b)                                 With respect to each Island Benefit Plan, Island has made available to Boat a current written copy thereof (if any) and, to the extent applicable: (i) any amendments and any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, each Island Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Island Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Island SEC Documents prior to the date of this Agreement.

(d)                                 Except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in an Island Material Adverse Effect: (i) each Island Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Island Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Island’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Island Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Island Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Island is threatened, against or with respect to any Island Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(e)                                  No Island Benefit Plan is, and neither Island nor any of its ERISA Affiliates contributes to, has during the preceding six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to a multiemployer plan (as defined in Section 3(37) or Section 4001(a)(3) of ERISA) (“Multiemployer Plan”) or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.  No material liability under Title IV of ERISA has been incurred by Island or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that would reasonably be expected to have an Island Material Adverse Effect (whether primarily, jointly or secondarily) under Title IV of ERISA.

(f)                                   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Mergers or other Transactions (either alone or in combination with another event), by any employee, officer or director of Island who is a “disqualified individual” (within the meaning of Section 280G of the Code) could be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g)                                  Except as required by Law, no Island Benefit Plan provides post-employment medical, disability or life insurance benefits to any former director, employee or their respective dependents (other than as required by health care continuation coverage as required by Section 4980B of the Code or any similar state law (“COBRA”) or ERISA or coverage through the end of the calendar month in which a termination of employment occurs.

(h)                                 Except for the adjustment and assumption of the Island Stock Options in accordance with Section 2.7, neither the execution of this Agreement nor the consummation of the Mergers or other Transactions (either alone or in combination with another event) will (i) entitle any employee or director of Island to a bonus, severance or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iii) increase the amount payable or trigger any other material obligation pursuant to any of the Island Benefit Plans or (iv) result in any breach or violation of, or default under any Island Benefit Plan.

(i)                                     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, each Island Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Island Benefit Plan. There is no agreement, plan, Contract or other arrangement to which Island is a party or by which it is otherwise bound to compensate any Person in respect of Taxes pursuant to Sections 409A or 4999 of the Code.

(j)                                    No Island Benefit Plan is governed by the laws of any jurisdiction outside of the United States or provides compensation or benefits to any former director, employee or their respective dependents, who resides outside of the United States.

3.12                        Employee and Labor Matters.

(a)                                 Island is not a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, no labor union, labor organization, works council, or group of employees of Island has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Island, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Island has not engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Island (the “Island Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Island, threatened in writing against Island by the National Labor Relations Board or any other Governmental Entity with respect to any present or former Island Business Personnel which would reasonably be expected to have, individually or in the aggregate, an Island Material

Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, there is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Island, threatened against or affecting Island.

(b)                                 Island is not required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Island or (ii) materially delay or prevent the consummation of the Transactions.

(c)                                  To the Knowledge of Island, Island is and has for the past five (5) years been in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect.

(d)                                 To the Knowledge of Island, no Island Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to Island or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Island or (ii) to the knowledge or use of trade secrets or proprietary information, in each case except as, individually or in the aggregate, currently does not have and would not reasonably be expected to have, an Island Material Adverse Effect.

(e)                                  To the Knowledge of Island, Island is not delinquent in payments to any current or former Island Business Personnel for any services or amounts required to be reimbursed or otherwise paid except as currently does not have and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.

3.13                        Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect:

(a)                                 Island (i) has been within the last five (5) years, and is, in compliance with all, and is not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) has and holds, or has applied for, all Environmental Permits necessary for the conduct of its business and the use of its properties and assets, as currently conducted and used, and (iii) is in compliance with its Environmental Permits.

(b)                                 There are no Environmental Claims pending, nor to the Knowledge of Island, threatened against Island, and Island has not received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location.

(c)                                  There have been no Releases of Hazardous Materials at any properties that are owned, operated, leased or used by Island, or to the Knowledge of Island, at properties that were formerly owned, operated, leased or used by Island, that are reasonably likely to cause Island to incur liability pursuant to applicable Environmental Law.

(d)                                 Island (i) has not entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of Island is threatened, with respect thereto, and (ii) is not an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

3.14                        Real Property.

(a)                                 Island owns no Real Property.

(b)                                 Island has a valid and subsisting leasehold or subleasehold interest in the Island Leased Real Property free and clear of all Liens, except for Permitted Liens.

(c)                                  The Island Leased Real Property constitutes all real property necessary for the conduct of the business of Island as currently conducted.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, Island has not received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Island’s Knowledge there are no such Proceedings threatened, affecting any portion of the Island Leased Real Property and Island has not received written notice of the existence of any Order or of any pending Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Island Leased Real Property.  Island has not leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the Island Leased Real Property or any material portion thereof.  Island has not granted any option or other right to any third party to purchase any of the Island Leased Real Property or any material portion thereof.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, each Island Leased Real Property and all buildings and improvements located on the Island Leased Real Property are in a state of good operating condition, subject to reasonable wear and tear.

3.15                        Tax Matters.

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to have an Island Material Adverse Effect:

(i)                                                       (A) All Tax Returns that are required to be filed by or with respect to Island have been timely filed (taking into account any extension of time within which to file), (B) all such Tax Returns are or will be true, complete and accurate, (C) Island has paid all Taxes due and owing by it (whether or not shown on any Tax Return) or appropriate reserves have been recorded  in the books and records of Island, (D) Island has established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Island SEC Documents for all Taxes payable by Island for all taxable periods and portions thereof through the date of such financial statements and (E) Island has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; such withheld amounts were either timely paid to the appropriate Taxing Authority or set aside in accounts for such purpose and were reported to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or other third party, as required under Law.

(ii)                                                    No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Island has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person that is in force.

(iii)                                                 (A) Island is not the subject of any currently ongoing Tax audit or other proceeding with respect to any Taxes or Tax Return nor has any audit or other proceeding with respect to Taxes been proposed against it in writing and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been resolved, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established and (B) Island has not received written notice of any deficiencies for any Tax of Island from any Taxing Authority for which there are not adequate reserves on the financial statements included in the Island SEC Documents.

(iv)                                                No claim has ever been made in writing by a Taxing Authority of a jurisdiction where Island has not filed Tax Returns that Island is or may be subject to taxation by that jurisdiction.

(v)                                                   Island has not constituted, in the two (2) years prior to the date of this Agreement, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger.

(vi)                                                Island (A) is not a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is not and has not been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes, (C) has not entered into a closing agreement pursuant to Section 7121 of the Code or any other binding agreement with a Taxing Authority that would have an effect on the determination of Island’s liability to Tax in a tax year ending after the Effective Time, or any predecessor provision or any similar provision of foreign, state or local Tax law and (D) has no liability for Taxes of any Person (other than Island) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

(vii)                                             There are no Liens for Taxes upon any property or assets of Island, except for Taxes not yet due and payable.

(viii)                                          Island has not entered into any “listed transaction” within the meaning of Section 6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(ix)                                                Island has made available to Boat or its legal or accounting representative copies of all U.S. federal and state income Tax Returns for Island filed for all periods including and after the period ended December 31, 2014.

(x)                                                   Island is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(xi)                                                Island (A) has not filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business and (B) will not be required to include any item of income or gain in, or be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing Date, (ii) election under Section 108(i) of the Code or (iii) prepaid amount received prior to the Closing Date.

(xii)                                             Island has not agreed to, requested, and is not required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise.

(b)                                 Island has no knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent or impede (i) the Mergers from together being treated as an “exchange” described in Section 351 of the Code or (ii) the Boat Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)                                  It is agreed and understood that no representation or warranty is made by Island in respect of Tax matters in any Section of this Agreement other than Section 3.5, Section 3.6, Section 3.7, Section 3.11 and this Section 3.15.

3.16                        Material Contracts.

(a)                                 All Contracts required to be filed as exhibits to the Island SEC Documents have been so filed in a timely manner.  Section 3.16(a) of the Island Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Island Benefit Plans, to which Island is a party or by which Island or any of its assets or businesses is bound (and any amendments, supplements and modifications thereto):

(i)                                                       any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)                                                    any Contract that materially limits the ability of Island or any of its affiliates (including, following the consummation of the Transactions, the Surviving Corporation and its affiliates) to engage or compete in any line of business or in any geographic area or from developing or commercializing compounds, any therapeutic area, class of drugs or mechanism of action;

(iii)                                                 any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv)                                                any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $2,000,000 or (B) that becomes due and payable as a result of the Transactions;

(v)                                                   any license, sublicense, option, development or collaboration agreement or other Contract relating to Island Material Intellectual Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date (excluding license agreements for “shrink-wrap,” “click-wrap” or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business);

(vi)                                                any Contract reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

(vii)                                             any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements, most favored nation provisions or promotional requirements;

(viii)                                          any lease, sublease, occupancy agreement or other Contract with respect to the Island Leased Real Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

(ix)                                                any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Island to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case in excess of $2,000,000);

(x)                                                   any acquisition or divestiture agreement (A) entered into since January 1, 2015 with a purchase price in excess of $2,000,000 or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to exceed $2,000,000 (including indemnification obligations) that have not been satisfied in full;

(xi)                                                any agreement that by its terms limits the payment of dividends or other distributions by Island;

(xii)                                             any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Island with any other Person;

(xiii)                                          any “single source” supply Contract pursuant to which goods or materials that are material to Island are supplied to Island from an exclusive source; or

(xiv)                                         any Contract with any Governmental Entity.

(b)                                 Island has heretofore made available to Boat true, correct and complete copies of the Contracts set forth in Section 3.16(a).

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 3.16(a) of the Island Disclosure Schedule or filed or required to be filed as exhibits to the Island SEC Documents (the “Island Material Contracts”) are valid, binding and in full force and effect and are enforceable by Island in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Island has performed all obligations required to be performed by it under the Island Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Island, no other party to any Island Material Contract is (with or without notice or lapse of time, or both)

in breach or default thereunder, (iii) since January 1, 2017, Island has not received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Island Material Contract, and (iv) Island has not received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Island Material Contract.

3.17                        Intellectual Property.

(a)                                 Section 3.17(a)(1) of the Island Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Island (collectively, the “Solely Owned Island Registered Intellectual Property”). Section 3.17(a)(2) of the Island Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are licensed to Island (collectively, the “Licensed Island Registered Intellectual Property”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, Island owns all right, title and interest in the Solely Owned Island Registered Intellectual Property free and clear of all Liens other than Permitted Liens or Liens created by Boat. To the Knowledge of Island, each item of material Solely Owned Island Registered Intellectual Property that is shown as registered, filed, issued or applied for in Section 3.17(a) of the Island Disclosure Schedule has been duly registered in, filed in or issued by an official governmental register and/or issuer (or officially recognized register or issuer) for such Intellectual Property and each such registration, filing, issuance and/or application, to the Knowledge of Island, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, to the Knowledge of Island, Island owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Island in substantially the same manner as presently conducted.  Neither the execution and delivery of this Agreement by Island, nor the performance of this Agreement by Island, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Island in any Island Registered Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, to the Knowledge of Island neither Island nor the conduct of its business is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person.  Island has not received any written charge, complaint, claim, demand, or notice since January 1, 2015 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Island must license or refrain from using any Intellectual Property rights of any

Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.  To the Knowledge of Island, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Island except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.  Island has not made or asserted any charge, complaint, claim, demand or notice since January 1, 2015 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.

(d)                                 Island has taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to its business (“Island Material Intellectual Property”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, all Island Material Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Island, adequate for protection against unauthorized disclosure or use.  To the Knowledge of Island, there has been no unauthorized disclosure of any Island Material Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, to the Knowledge of Island, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Island, and each of its predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Island or one of its predecessors, vesting ownership of such Intellectual Property in Island.  No such Person has asserted, and to the Knowledge of Island, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Island Material Intellectual Property.

(e)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, the IT Assets of Island operate in all material respects in accordance with their documentation and functional specifications and as required by Island to operate its business as presently conducted and have not, since January 1, 2015, materially malfunctioned or failed.  Island has implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption.  Island has implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

3.18                        Healthcare Compliance Matters.

(a)                                 (i) Island is in compliance and since January 1, 2015 has been in compliance with all Health Care Laws applicable to Island or any assets owned or used by it and (ii)  Island has not received any written communication or has been subject to any Proceeding (other than routine FDA inspections) since January 1, 2015 from a Governmental Entity that alleges that Island is not in compliance with any Health Care Law, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, an Island Material Adverse Effect.  Island is not a party to and does not have any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity.  Additionally, none of Island or any of its employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of Island, has been convicted of any crime or is subject to a governmental inquiry, investigation, Proceeding, or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

(b)                                 Island has, maintains and is operating in material compliance with all Permits of the United States Food and Drug Administration (“FDA”), Drug Enforcement Administration (“DEA”) and comparable Governmental Entities which are required for the conduct of its business as currently conducted (collectively, the “Health Care Permits”), and all such Health Care Permits are valid, subsisting, and in full force and effect, except where the failure to have, maintain or operate in compliance with the Health Care Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.  Island has fulfilled and performed all of its obligations with respect to the Health Care Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Health Care Permit, except where the failure to so fulfill or perform, or the occurrence of such event, would not result in an Island Material Adverse Effect.  There is no Proceeding pending or, to the Knowledge of Island, threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Health Care Permit  other than those that have not had and would not reasonably expected to have, individually or in the aggregate, an Island Material Adverse Effect.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Health Care Permit relating to Island, its business and product candidates, when submitted to the FDA, DEA or other Governmental Entity were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA, DEA or other Governmental Entity.

(d)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, since January 1, 2015, Island has not had any product, product candidate or manufacturing site (whether owned by Island or a contract manufacturer for its product candidates) subject to a Governmental Entity (including FDA or DEA) shutdown or import or export prohibition, and has not received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a product candidate, or similar correspondence or written notice from the FDA, DEA or other

Governmental Entity alleging or asserting noncompliance with any applicable Health Care Law, Health Care Permit or such requests or requirements of a Governmental Entity.

(e)                                  To the Knowledge of Island, there are no facts or circumstances that would be reasonably likely to result in (A) a change in the marketing classification or a material change in the labeling of any product candidate or (B) a termination or suspension of any Health Care Permits for such product candidates.

(f)                                   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Island or in which Island, or any of its product candidates have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations and (ii) no investigational new drug application filed by or on behalf of Island with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Entity has commenced, or, to the Knowledge of Island, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Island.

(g)                                  Island is not the subject of any pending or, to the Knowledge of Island, threatened investigation in respect of Island or its product candidates, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Island has provided Boat accurate and complete copies of all Health Care Permits and correspondence with any Governmental Entity related to all product candidates of Island.

3.19                        Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 3.19 of the Island Disclosure Schedule, neither Island nor any of its officers or directors on behalf of Island has employed any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

3.20                        Opinion of Financial Advisor.  Goldman Sachs & Co. LLC, Island’s financial advisor, has delivered to the Island Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date hereof and based upon and subject to the factors and assumptions set forth therein, the Island Exchange Ratio pursuant to this Agreement is fair from a financial point of view to the holders of the shares of Island Common Stock.

3.21                        Ownership of Boat Common Stock.  Neither Island nor any of its affiliates or associates is, nor at any time during the last three (3) years has Island or any of its affiliates or associates been, an “interested stockholder” of Boat as defined in Section 203 of the DGCL.  Island and its affiliates and associates do not beneficially own any shares of Boat Common Stock or other securities of Boat or any options, warrants or other rights to acquire Boat Common

Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Boat.

3.22                        Insurance.  All insurance policies (including policies providing casualty, liability, and workers compensation coverage, but excluding any Island Benefit Plans) to which Island is currently a party are in full force and effect, and, to the Knowledge of Island, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect, Island is, and since January 1, 2015 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

3.23                        No Other Representations or Warranties.  Island hereby acknowledges and agrees that, except for the representations and warranties set forth in Article 4, (a) none of Boat, or any of its affiliates, stockholders or representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Boat or its business or operations, including with respect to any information provided or made available to Island or any of its affiliates, stockholders or representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Island or any of its affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by Law, none of Boat, nor any of its affiliates, stockholders or representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Island, or any of its affiliates, stockholders or representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Island or any of its affiliates, stockholders or representatives, or any other Person, or the use by Island or any of its affiliates, stockholders or representatives, or any other Person, of any such information provided or made available to any of them by Boat, or any of its affiliates, stockholders or representatives, or any other Person, and (subject to the express representations and warranties of Boat set forth in Article 4) Island expressly disclaims reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by Boat or any Person with respect to Boat other than the representations and warranties set forth in this Agreement.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BOAT

Except (a) as set forth in the Boat Disclosure Schedule (subject to Section 8.14) and (b) as otherwise disclosed or identified in the Boat SEC Documents publicly filed or furnished after December 31, 2015 and prior to the date hereof (other than (i) any forward-looking disclosures contained in the “Forward Looking Statements” and “Risk Factors” sections of the Boat SEC Documents and any other disclosures included therein to the extent they are primarily predictive, cautionary or forward looking in nature and (ii) information included in, or incorporated by reference as, exhibits and schedules to any Boat SEC Document, and provided that the exception provided for in this clause (b) shall be applied if, and only if, the nature and content of the applicable disclosure in any such Boat SEC Document publicly filed or furnished prior to the date hereof is reasonably specific as to matters and items such that the subject matter of such disclosure is reasonably apparent on the face of the text of such disclosure to be applicable to the representation set forth herein), Boat hereby represents and warrants to Island as follows:

4.1                               Corporate Organization.  Each of Boat and, except where the failure to be in good standing has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, its Subsidiaries, including Holdco, Merger Sub A and Merger Sub B, is a corporation or other entity duly organized, validly existing and, to the extent applicable, in good standing under the laws of the jurisdiction of its organization and has the requisite corporate or other entity power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted.  Each of Boat and its Subsidiaries, including Holdco, Merger Sub A and Merger Sub B, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified, has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect. Boat has provided Island true, complete and correct copies of the Restated Certificate of Incorporation, as amended (the “Boat Charter”) and Amended and Restated By-Laws (the “Boat Bylaws”) of Boat, as in effect as of the date of this Agreement.  Boat is not in violation of any of the provisions of the Boat Charter or the Boat Bylaws.

4.2                               Boat Capitalization.

(a)                                 The authorized capital stock of Boat consists of two hundred million (200,000,000) shares of Boat Common Stock.  As of the Capitalization Date, (i) 98,432,868 shares of Boat Common Stock (other than treasury shares) were issued and outstanding, all of which were validly issued and fully paid, nonassessable and free of preemptive rights, (ii) no shares of Boat Common Stock were held in the treasury of Boat or by its Subsidiaries, (iii) 14,647,465 shares of Boat Common Stock were issuable (and such number was reserved for issuance) upon exercise of Boat Stock Options and Boat RSUs outstanding as of such date, (iv) 326,270 shares of Boat Common Stock were authorized for issuance pursuant to the Boat ESPP and (v) no shares of Boat Preferred Stock were issued and outstanding.  Except for Boat Stock Options and Boat RSUs covering not more than 14,647,465 shares of Boat Common Stock (at maximum performance levels) and 326,270 shares of Boat Common Stock authorized for issuance pursuant to the Boat ESPP, there are no options, warrants or other rights, agreements, arrangements or commitments of any character to which Boat or any of its Subsidiaries is a party or by which Boat or any of its Subsidiaries is bound relating to the issued or unissued capital stock or other Equity Interests of Boat or any of its Subsidiaries, or securities convertible into or exchangeable for such capital stock or other Equity Interests, or obligating Boat or any of its Subsidiaries to issue or sell any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock of, or other Equity Interests in, Boat or any of its Subsidiaries.  Since the Capitalization Date, Boat has not issued any shares of its capital stock or other Equity Interests, or securities convertible into or exchangeable for such capital stock or other Equity Interests, other than those shares of capital stock reserved for issuance described in this Section 4.2(a).  Boat has previously provided Island with a true and complete list, by holder and as of the date hereof, of the prices at which each outstanding Boat Stock Option may be exercised, the number of shares of Boat Common Stock underlying such Boat Stock Options and Boat RSUs and the vesting schedule of the Boat Stock Options and Boat RSUs and whether the Boat Stock Option is intended to be an “incentive stock option” within the meaning of Section 422 of the Code.  All shares of Boat Common Stock subject to issuance under a Boat Stock Plan, upon issuance prior to the Effective Time on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights.  There are no bonds, debentures, notes or other indebtedness of Boat having the right to vote on any matters on which stockholders of Boat may vote.  Neither Boat nor any of its Subsidiaries is a party to any voting agreement with respect to the voting of any Equity Interests of Boat or any of its Subsidiaries.

(b)                                 There are no outstanding contractual obligations of Boat or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of, or (v) granting any preemptive or antidilutive right with respect to, any shares of Boat Common Stock or any capital stock of, or other Equity Interests in, Boat or any of its Subsidiaries.

(c)                                  Section 4.2(c) of the Boat Disclosure Schedule sets forth a true and complete list of all of the Subsidiaries of Boat and the jurisdiction of organization of each such Subsidiary.  Except for Holdco, Merger Sub A and Merger Sub B and as set forth in Section 4.2(c) of the Boat Disclosure Schedule, none of Boat or any of its Subsidiaries holds an Equity Interest in any other Person.  Each outstanding share of capital stock or other Equity Interest in each Subsidiary of Boat is duly authorized, validly issued, fully paid, nonassessable and free of preemptive rights and is owned, beneficially and of record, by Boat or one or more of its wholly owned Subsidiaries free and clear of all Liens.  There are no outstanding contractual obligations of Boat or any of its Subsidiaries to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Subsidiary of Boat (in excess of $2,000,000) or any other Person, other than guarantees by Boat of any indebtedness or other obligations of any wholly owned Subsidiary of Boat.

4.3                               Authority; Execution and Delivery; Enforceability.

(a)                                 Boat and Holdco have all necessary power and authority to execute and deliver this Agreement, to perform and comply with their obligations under this Agreement and, subject to the receipt of the Boat Stockholder Approval and to the adoption of this Agreement by Holdco as the sole stockholder of Merger Sub A and Merger Sub B, to consummate the Transactions applicable to such party.  The execution and delivery by Boat and Holdco of this Agreement, the performance and compliance by Boat and Holdco with each of its obligations herein and the consummation by Boat and Holdco of the Transactions have been duly authorized by all necessary corporate action on the part of Boat and Holdco, subject to the receipt of the Boat Stockholder Approval and to the adoption of this Agreement by Boat as the sole stockholder of Holdco, and no other corporate proceedings on the part of Boat and Holdco and no other stockholder votes are necessary to authorize this Agreement or the consummation by Boat and Holdco of the Transactions to which it is a party.  Each of Boat and Holdco has duly and validly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Island of this Agreement, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought.

(b)                                 The Board of Directors of Boat (the “Boat Board”), at a meeting duly called and held, unanimously adopted resolutions (i) adopting and approving this Agreement and the consummation of the Transactions upon the terms and subject to the conditions set forth in this Agreement, (ii) determining that the terms of this Agreement, the Mergers and the other Transactions are fair to, and in the best interests of, Boat and its stockholders, (iii) directing that this Agreement be submitted to the stockholders of Boat for approval and adoption, (iv) recommending that its stockholders adopt this agreement and (v) declaring that this Agreement is advisable (the “Boat Recommendation”).

(c)                                  To the Knowledge of Boat, no takeover, anti-takeover, business combination, control share acquisition or similar Law applies to this Agreement, the Mergers or the other Transactions.  The only vote of holders of any class or series of Equity Interests of Boat necessary to approve the Transactions is the adoption of this Agreement by the holders of a majority of the Boat Common Stock outstanding and entitled to vote thereon at the Boat Stockholders Meeting (together, the “Boat Stockholder Approval”).  No other vote of the holders of Boat Common Stock or any other Equity Interests of Boat is necessary to consummate the Transactions.

4.4                               No Conflicts.

(a)                                 The execution and delivery of this Agreement by Boat and Holdco does not and will not, and the performance of this Agreement by Boat and Holdco and the consummation of the Transactions will not, (i) assuming the Boat Stockholder Approval is obtained and this Agreement is adopted by Holdco as the sole stockholder of Merger Sub A and Merger Sub B and this Agreement is adopted by Boat as the sole stockholder of Holdco, conflict with or violate any provision of the Boat Charter or the Boat Bylaws or any equivalent organizational documents of any Subsidiary of Boat, including Holdco, Merger Sub A and Merger Sub B, (ii) assuming that all consents, approvals, authorizations and permits described in Section 4.4(b) have been obtained and all filings and notifications described in Section 4.4(b) have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Boat or any of its Subsidiaries, including Holdco, Merger Sub A and Merger Sub B, or by which any property or asset of Boat or any of its Subsidiaries, including Holdco, Merger Sub A and Merger Sub B, is bound or affected or (iii) require any consent or approval under, result in any breach of or any loss or impairment of any benefit under, constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Boat or any of its Subsidiaries, including Holdco, Merger Sub A and Merger Sub B, pursuant to, any Contract or Permit (other than a Boat Benefit Plan), except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers, (B) otherwise prevent or materially delay performance by Boat of any of its material obligations under this Agreement or (C) have a Boat Material Adverse Effect.

(b)                                 The execution and delivery of this Agreement by Boat and Holdco does not and will not, and the consummation by Boat and Holdco of the Transactions to which it is a party and compliance by Boat and Holdco with any of the terms or provisions hereof or thereof will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity or any other Person, except (i) under the Exchange Act, Securities Act, any applicable blue sky Law and the rules and regulations of the NASDAQ (ii) under the HSR Act or other applicable antitrust Laws, (iii) the filing of the Certificates of Merger as required by the DGCL and (iv) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications to a Person other than a Governmental Entity, would not, individually or in the aggregate, reasonably be expected to (A) prevent or materially delay consummation of the Mergers or other Transactions, (B) otherwise prevent or materially delay performance by Boat or Holdco of any of their respective material obligations under this Agreement or (C) have a Boat Material Adverse Effect.

4.5                               SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)                                 Boat has filed or furnished on a timely basis all reports, schedules, forms, statements, registration statements, prospectuses and other documents required to be filed or furnished by Boat with the SEC under the Securities Act or the Exchange Act since January 1, 2016 (the “Boat SEC Documents”).  None of the Subsidiaries of Boat is required to make or makes any filings with the SEC.

(b)                                 As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date of this Agreement, each Boat SEC Document complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Boat SEC Document and did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)                                  The consolidated financial statements of Boat included in the Boat SEC Documents (including, in each case, any notes or schedules thereto) (the “Boat SEC Financial Statements”), comply as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto.  The Boat SEC Financial Statements fairly present, in all material respects, the financial condition and the results of operations, cash flows and changes in stockholders’ equity of Boat (on a consolidated basis) as of the respective dates of and for the periods referred to in the Boat SEC Financial Statements, and were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto), subject, in the case of interim Boat SEC Financial Statements, to normal year-end adjustments (which are not material in significance or amount) and the absence of notes.

(d)                                 Boat is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)                                  To the Knowledge of Boat, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Boat SEC Documents and none of the Boat SEC Documents is the subject of ongoing SEC review.  To the Knowledge of Boat, there are no SEC inquiries or investigations in each case pending or threatened regarding any accounting practices of Boat.

(f)                                   Boat has established and maintains disclosure controls and procedures and internal control over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 and paragraph (e) of Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act.  Boat’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by Boat in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Boat’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Sections 302 and 906 of the Sarbanes-Oxley Act.  Since January 1, 2016, Boat has had no significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that would reasonably be expected to adversely affect Boat’s ability to record, process, summarize and report financial information and Boat does not have Knowledge of any fraud, whether or not material, that involves management or other employees who have a significant role in Boat’s internal control over financial reporting.

(g)                                  Boat and its Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued or required to be reflected in Boat’s financial statements in accordance with GAAP), except (i) as disclosed, reflected or reserved against in the most recent audited balance sheet included in the Boat SEC Financial Statements or the notes thereto, (ii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Boat SEC Financial Statements, (iii) for liabilities and obligations arising out of or in connection with this Agreement, the Mergers or the Transactions and (iv) for liabilities and obligations that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Boat Material Adverse Effect.

(h)                                 Neither Boat nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Boat and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance-sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Boat or any of its Subsidiaries in Boat’s or such Subsidiary’s published financial statements or other Boat SEC Documents.

4.6                               Absence of Certain Changes or Events.  Since October 1, 2017 and through the date of this Agreement, (a) Boat and its Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice and (b) there has not been any change, event, development, condition or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Boat Material Adverse Effect.  Since October 1, 2017 and through the date of this Agreement, neither Boat nor any of its Subsidiaries has taken any action that would have constituted a breach of, or required Island’s consent pursuant to, Section 5.2 had the covenants therein applied since October 1, 2017.

4.7                               Information Supplied.  None of the information supplied or to be supplied by Boat or Holdco for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 is filed with the SEC, and at any time it is amended or supplemented or at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement will, at the date it or any amendment or supplement is mailed to each of the holders of Boat Common Stock, Island Common Stock and Island Preferred Stock and at the time of each of the Boat Stockholders Meeting and Island Stockholders Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by Boat or Holdco to such portions thereof that relate expressly to Island or to statements made therein based on information supplied by or on behalf of Island for inclusion or incorporation by reference therein).  The Form S-4 and the Joint Proxy Statement will comply as to form in all material respects with the requirements of the Securities Act or Exchange Act, as applicable, and other applicable Law.

4.8                               Legal Proceedings.  As of the date hereof, there are no Proceedings pending, or to the Knowledge of Boat, threatened against Boat or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Boat, that would, in each case, individually or in the aggregate, reasonably be expected to prevent or materially delay the consummation of the Transactions.  There are no Proceedings pending, or to the Knowledge of Boat, threatened against Boat or any of its Subsidiaries or any of their respective assets, rights or properties or any of the officers or directors of Boat, except, in each case, for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Boat Material Adverse Effect.  Neither Boat nor any of its Subsidiaries nor any of their respective properties, rights or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Boat Material Adverse Effect.

4.9                               Compliance with Laws.

(a)                                 (i) Boat and its Subsidiaries are in compliance, and for the past five (5) years have been in compliance, with all Laws and Orders applicable to Boat or any of its Subsidiaries or any assets owned or used by any of them (except for such past noncompliance as has been remedied and imposes no continuing obligations or costs on Boat or its Subsidiaries), and (ii) neither Boat nor any of its Subsidiaries has received any written communication during the past five (5) years from a Governmental Entity that alleges that Boat or any of its Subsidiaries is not in compliance with any such Law or Order, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect.

(b)                                 Boat and each of its Subsidiaries (i) are in compliance, and for the past five (5) years have been in compliance, in all material respects with the FCPA and any other applicable Anti-corruption Laws; (ii) during the past five (5) years have not been investigated, to the Knowledge of Boat, by any Governmental Entity with respect to, or been given notice by a Governmental Entity or any other Person of, any actual or alleged violation by Boat or any of its Subsidiaries of the FCPA or any other Anti-corruption Laws; and (iii) during the past five (5) years have had an operational and effective FCPA and anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to enhance awareness of and compliance by Boat and its Subsidiaries with the FCPA and any other applicable Anti-corruption Laws.

(c)                                  To the Knowledge of Boat, none of Boat or its Subsidiaries has directly or indirectly through its Representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), offered, promised, paid, authorized or given money or anything of value to any Person for the purpose of: (i) influencing any act or decision of any Government Official or Other Covered Party; (ii) inducing any Government Official or Other Covered Party to do or omit to do an act in violation of a lawful duty; (iii) securing any improper advantage; or (iv) inducing any Government Official or Other Covered Party to influence the act or decision of a government or government instrumentality, in order to obtain or retain business, or direct business to, any Person or entity, in any way.

(d)                                 To the Knowledge of Boat, during the past five (5) years, Boat and its Subsidiaries have maintained complete and accurate books and records, including records of payments to any agents, consultants, representatives, third parties and Government Officials, in accordance with GAAP, in all material respects.  There have been no false or fictitious entries made in the books and records of Boat or its Subsidiaries relating to any unlawful offer, payment, promise to pay, or authorization of the payment of any money, or unlawful offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and Boat and its Subsidiaries have not established or maintained a secret or unrecorded fund.

(e)                                  To the Knowledge of Boat, during the past five (5) years, none of Boat or its Subsidiaries has had a customer or supplier or other business relationship with, is a party to any Contract with, or has engaged in any transaction with, any Person (i) that is organized or domiciled in or that is a citizen of Crimea, Cuba, Iran, North Korea or Syria (including any Governmental Entity within such country) or (ii) that is the subject of any international economic or trade sanction administered or enforced by OFAC, the United Nations

Security Council, the European Union, Her Majesty’s Treasury, the United Kingdom Export Control Organization or other relevant sanctions authority (including but not limited to being listed on the Specially Designated Nationals and Blocked Persons List administered by OFAC).

4.10                        Permits.  Boat and each of its Subsidiaries have all Permits necessary for the conduct of their business and the use of their properties and assets, as presently conducted and used, and each of the Permits is valid, subsisting and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect.  Except as would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, (i) the operation of the business of Boat and its Subsidiaries as currently conducted is not, and has not been since January 1, 2016, in violation of, nor is Boat or its Subsidiaries in default or violation under, any Permit (except for such past violation or default as has been remedied and imposes no continuing obligations or costs on Boat or its Subsidiaries), and (ii) to the Knowledge of Boat, no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation of any term, condition or provision of any Permit.  There are no actions pending or, to the Knowledge of Boat, threatened, that seek the revocation, cancellation or modification of any Permit, except where such revocation, cancellation or modification, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect.  Since January 1, 2016, neither Boat nor its Subsidiaries have received written notice of any charge, claim or assertion alleging any violations of or noncompliance with any Permit, nor to the Knowledge of Boat, has any charge, claim or assertion been threatened, except where such notice, charge, claim or assertion, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect.

4.11                        Employee Benefit Plans.

(a)                                 Section 4.11(a) of the Boat Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of ERISA and any other plan, policy, program, Contract, or arrangement providing compensation or other benefits to any current or former director, officer or employee (or to any dependent or beneficiary thereof) of Boat or any of its Subsidiaries, in each case that is maintained, sponsored or contributed to by Boat or any of its Subsidiaries, or under which Boat or any of its Subsidiaries has any material obligation or material liability, whether actual or contingent, including each employment, incentive, bonus, deferred compensation, profit-sharing, pension, retirement, vacation, holiday, sick pay, cafeteria, fringe benefit, medical, disability, retention, severance, termination, change in control, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit or other equity-based compensation plans, policies, programs, practices or arrangements, in each case, which (x) is not sponsored and administered by a Governmental Entity and (y) is not required by Law to be provided (each, a “Boat Benefit Plan”).  Neither Boat, nor to the Knowledge of Boat, any other Person, has any express or implied commitment, whether legally enforceable or not, to (i) modify, change or terminate any Boat Benefit Plan, other than with respect to a modification, change or termination required by ERISA or the Code or (ii) adopt any new Boat Benefit Plan.

(b)                                 With respect to each Boat Benefit Plan, Boat has made available to Island a current written copy thereof (if any) and, to the extent applicable: (i) any amendments and any related trust agreement; (ii) the most recent IRS determination letter; (iii) the most recent summary plan description and summary of material modifications, and (iv) for the most recent plan year (A) the Form 5500 and attached schedules and (B) audited financial statements.

(c)                                  Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, each Boat Benefit Plan has been administered in accordance with its terms and all applicable Laws, including ERISA and the Code, and contributions required to be made under the terms of any of the Boat Benefit Plans have been timely made or, if not yet due, have been properly reflected on the most recent consolidated balance sheet filed or incorporated by reference in the Boat SEC Documents prior to the date of this Agreement.

(d)                                 Except as has not resulted or would not reasonably be expected to result, individually or in the aggregate, in a Boat Material Adverse Effect: (i) each Boat Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter or opinion letter from the IRS as to its qualified status, and each trust established in connection with any Boat Benefit Plan which is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and to Boat’s Knowledge no fact or event has occurred that could adversely affect the qualified status of any such Boat Benefit Plan or the exempt status of any such trust, (ii) there has been no prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code), other than a transaction that is exempt under a statutory or administrative exemption, with respect to any Boat Benefit Plan, and (iii) no Proceeding has been brought, or to the Knowledge of Boat is threatened, against or with respect to any Boat Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than for routine benefits claims).

(e)                                  No Boat Benefit Plan is, and neither Boat nor any of its ERISA Affiliates contributes to, has during the preceding six (6) years contributed to or has any liability or obligation, whether fixed or contingent, with respect to a Multiemployer Plan or other plan subject to Title IV of ERISA or the minimum funding requirements of Section 302 of ERISA or Section 412 of the Code.  No material liability under Title IV of ERISA has been incurred by Boat or any ERISA Affiliate thereof that has not been satisfied in full, and no condition exists that would reasonably be expected to have a Boat Material Adverse Effect (whether primarily, jointly or secondarily) under Title IV of ERISA.

(f)                                   Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, no amount that could be received (whether in cash or property or the vesting of property), as a result of the consummation of the Mergers or other Transactions (either alone or in combination with another event), by any employee, officer or director of Boat or any of its Subsidiaries who is a “disqualified individual” (within the meaning of Section 280G of the Code) could be characterized as an “excess parachute payment” (within the meaning of Section 280G(b)(1) of the Code).

(g)                                  Except as required by Law, no Boat Benefit Plan provides post-employment medical, disability or life insurance benefits to any former director, employee or their respective dependents (other than as required by health care continuation coverage as required by COBRA or ERISA or coverage through the end of the calendar month in which a termination of employment occurs.

(h)                                 Except for the adjustment and assumption of the Boat Stock Options in accordance with Section 2.7, neither the execution of this Agreement nor the consummation of the Mergers or other Transactions (either alone or in combination with another event) will (i) entitle any employee or director of Boat or its Subsidiaries to a bonus, severance or change in control payment, (ii) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits, (iii) increase the amount payable or trigger any other material obligation pursuant to any of the Boat Benefit Plans or (iv) result in any breach or violation of, or default under any Boat Benefit Plan.

(i)                                     Except as has not had or would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, each Boat Benefit Plan that constitutes in any part a nonqualified deferred compensation plan within the meaning of Section 409A of the Code has been operated and maintained in operational and documentary compliance with Section 409A of the Code and all IRS guidance promulgated thereunder, to the extent such section and such guidance have been applicable to such Boat Benefit Plan.  There is no agreement, plan, Contract or other arrangement to which Boat or any of its Subsidiaries is a party or by which any of them is otherwise bound to compensate any Person in respect of Taxes pursuant to Sections 409A or 4999 of the Code.

(j)                                    Except as has not resulted and would not reasonably be expected to result, individually or in the aggregate, in a Boat Material Adverse Effect, with respect to each Boat Benefit Plan established or maintained outside of the United States of America primarily for the benefit of employees of Boat residing outside the United States of America (an “Boat Foreign Benefit Plan”): (i) all employer and employee contributions to each Boat Foreign Benefit Plan required by law or by the terms of any Boat Foreign Benefit Plan have been made or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Boat Foreign Benefit Plan, the liability of each insurer for any Boat Foreign Benefit Plan funded through insurance or the book reserve established for any Boat Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such Boat Foreign Benefit Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Boat Foreign Benefit Plan, and neither the execution of this Agreement nor the consummation of the Mergers or other Transactions will cause such assets or insurance obligations to be less than such benefit obligations; and (iii) to the Knowledge of Boat, each Boat Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities.

4.12                        Employee and Labor Matters.

(a)                                 Neither Boat nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, agreement with any works council, or labor contract, no labor union, labor organization, works council, or group of employees of Boat or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Boat, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority. Neither Boat nor any Subsidiary has engaged in any unfair labor practice with respect to any individuals employed by or otherwise performing services for Boat or any of its Subsidiaries (the “Boat Business Personnel”), and there is no unfair labor practice complaint or grievance or other administrative or judicial complaint, action or investigation pending or, to the Knowledge of Boat, threatened in writing against Boat or any of its Subsidiaries by the National Labor Relations Board or any other Governmental Entity with respect to any present or former Boat Business Personnel which would reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, there is no labor strike, dispute, lockout, slowdown or stoppage pending or, to the Knowledge of Boat, threatened against or affecting Boat or any Subsidiary.

(b)                                 Neither Boat nor any of its Subsidiaries are required to provide notice to any work council or similar representative body prior to the execution of this Agreement or the consummation of the Transactions, except where the failure to provide such notice would not, individually or in the aggregate, reasonably be expected to (i) result in material liability to Boat and its Subsidiaries, taken as a whole, or (ii) materially delay or prevent the consummation of the Transactions.

(c)                                  To the Knowledge of Boat, Boat and its Subsidiaries are and have for the past five (5) years been in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, wage payment, wages and hours, child labor, collective bargaining, immigration and work authorizations, employment discrimination, retaliation, civil rights, veterans’ rights, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, social welfare obligations, proper classification of employees as exempt and non-exempt and as employees and independent contractors, unemployment insurance and the collection and payment of withholding and/or social security Taxes and any similar Tax, except for noncompliance as individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect.

(d)                                 To the Knowledge of Boat, no Boat Business Personnel is in any respect in violation of any term of any employment agreement, nondisclosure agreement, common law nondisclosure obligation, fiduciary duty, noncompetition agreement, restrictive covenant or other obligation to Boat or any of its Subsidiaries or to a former employer of any such employee relating (i) to the right of any such individual to be employed by or provide services for Boat or its Subsidiaries or (ii) to the knowledge or use of trade secrets or proprietary information, in each case except as, individually or in the aggregate, currently does not have and would not reasonably be expected to have a Boat Material Adverse Effect.

(e)                                  To the Knowledge of Boat, Boat and its Subsidiaries are not delinquent in payments to any current or former Boat Business Personnel for any services or amounts required to be reimbursed or otherwise paid except as currently does not have and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.

4.13                        Environmental Matters.  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect:

(a)                                 Boat and each of its Subsidiaries (i) have been within the last five (5) years, and are, in compliance with all, and are not subject to any liability with respect to noncompliance with any, applicable Environmental Laws, (ii) have and hold, or have applied for, all Environmental Permits necessary for the conduct of their business and the use of their properties and assets, as currently conducted and used, and (iii) are in compliance with their respective Environmental Permits.

(b)                                 There are no Environmental Claims pending, nor to the Knowledge of Boat, threatened against Boat or any of its Subsidiaries, and none of Boat or any of its Subsidiaries has received any notification of any allegation of actual or potential responsibility for any Release or threatened Release of any Hazardous Materials with respect to any location.

(c)                                  There have been no Releases of Hazardous Materials at any properties that are owned, operated, leased or used by Boat or any of its Subsidiaries, or to the Knowledge of Boat, at properties that were formerly owned, operated, leased or used by Boat or any of its Subsidiaries, that are reasonably likely to cause Boat or any of its Subsidiaries to incur liability pursuant to applicable Environmental Law.

(d)                                 None of Boat or any of its Subsidiaries (i) has entered into or agreed to any consent decree or consent order or is otherwise subject to any judgment, decree, or judicial or administrative Order relating to compliance with Environmental Laws or Environmental Permits, the investigation, sampling, monitoring, treatment, remediation, response, removal or cleanup of Hazardous Materials, and no Proceeding is pending, or to the Knowledge of Boat is threatened, with respect thereto, or (ii) is an indemnitor by contract or otherwise in connection with any claim, demand, suit or action threatened or asserted by any third-party for any liability under any Environmental Law or otherwise relating to any Hazardous Materials.

4.14                        Real Property.

(a)                                 Boat owns no Real Property.

(b)                                 Boat or its Subsidiaries, as the case may be, has a valid and subsisting leasehold or subleasehold interest in the Boat Leased Real Property free and clear of all Liens, except for Permitted Liens.

(c)                                  The Boat Leased Property constitutes all real property necessary for the conduct of the business of Boat and its Subsidiaries, taken as a whole, as currently conducted.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, neither Boat nor any of its Subsidiaries has received written notice of any Proceedings in eminent domain, condemnation or other similar Proceedings that are pending, and to Boat’s Knowledge there are no such Proceedings threatened, affecting any portion of the Boat Real Property and neither Boat nor any of its Subsidiaries has received written notice of the existence of any Order or of any pending Proceeding relating to the ownership, lease, use, occupancy or operation by any Person of the Boat Real Property.  Neither Boat nor any of its Subsidiaries has leased, subleased, licensed or otherwise granted any Person a material right to use or occupy any of the material Boat Real Property or any material portion thereof.  Neither Boat nor any of its Subsidiaries has granted any option or other right to any third party to purchase any of the material Boat Real Property or any material portion thereof.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, each Boat Real Property and all buildings and improvements located on the Boat Real Property are in a state of good operating condition, subject to reasonable wear and tear.

4.15                        Tax Matters.

(a)                                 Except as would not, individually or in the aggregate, reasonably be expected to have a Boat Material Adverse Effect:

(i)                                                       (A) All Tax Returns that are required to be filed by or with respect to Boat or any of its Subsidiaries have been timely filed (taking into account any extension of time within which to file), (B) all such Tax Returns are or will be true, complete and accurate, (C) Boat and its Subsidiaries have paid all Taxes due and owing by any of them (whether or not shown on any Tax Return) or appropriate reserves have been recorded in their books and records, (D) Boat and its Subsidiaries have established adequate accruals and reserves, in accordance with GAAP, on the financial statements included in the Boat SEC Documents for all Taxes payable by Boat and its Subsidiaries for all taxable periods and portions thereof through the date of such financial statements and (E) Boat and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party; such withheld amounts were either timely paid to the appropriate Taxing Authority or set aside in accounts for such purpose and were reported to the appropriate Taxing Authority and to each such employee, independent contractor, creditor, stockholder or other third party, as required under Law.

(ii)                                                    No written agreement or other written document waiving or extending, or having the effect of waiving or extending, the statute of limitations or the period of assessment or collection of any Taxes relating to Boat or any of its Subsidiaries has been filed or entered into with any Taxing Authority, and no power of attorney with respect to any such Taxes has been granted to any Person that is in force.

(iii)                                                 (A) Neither Boat nor any of its Subsidiaries is the subject of any currently ongoing Tax audit or other proceeding with respect to any Taxes or Tax Return nor has any audit or other proceeding with respect to Taxes been proposed against any of them in writing and any deficiencies asserted or assessments made as a result of any audit or other proceeding with respect to Taxes have been resolved, are being contested in good faith, or adequate accruals or reserves for such deficiencies or assessments have been established and (B) neither Boat nor any of its Subsidiaries have received written notice of any deficiencies for any Tax of Boat or any of its Subsidiaries from any Taxing Authority for which there are not adequate reserves on the financial statements included in the Boat SEC Documents.

(iv)                                                No claim has ever been made in writing by a Taxing Authority of a jurisdiction where Boat or any of its Subsidiaries has not filed Tax Returns that Boat or such a Subsidiary is or may be subject to taxation by that jurisdiction.

(v)                                                   Neither Boat nor any of its Subsidiaries has constituted, in the two (2) years prior to the date of this Agreement, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (or any similar provision of state, local, or non-U.S. Law) or otherwise as part of a plan (or series of related transactions), within the meaning of Section 355(e) of the Code, that includes the Merger.

(vi)                                                Neither Boat nor any of its Subsidiaries (A) is a party to or bound by or has any obligation under any Tax indemnification, separation, sharing or similar agreement or arrangement (other than such an agreement or arrangement exclusively between or among Boat and its Subsidiaries or an agreement entered into in the ordinary course of business which does not relate primarily to Taxes), (B) is or has been a member of any consolidated, combined, unitary or similar group for purposes of filing Tax Returns or paying Taxes (other than a group comprised solely of (I) Subsidiaries of Boat or (II) Boat and any of its Subsidiaries), (C) has entered into a closing agreement pursuant to Section 7121 of the Code or any other binding agreement with a Taxing Authority that would have an effect on the determination of Boat’s or any of its Subsidiaries’ liability to Tax in a tax year ending after the Effective Time, or any predecessor provision or any similar provision of foreign, state or local Tax law or (D) has any liability for Taxes of any Person (other than Boat or any of its Subsidiaries) under U.S. Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Law) or as transferee or successor.

(vii)                                             There are no Liens for Taxes upon any property or assets of Boat or any of its Subsidiaries, except for Taxes not yet due and payable.

(viii)                                          Neither Boat nor any of its Subsidiaries has entered into any “listed transaction” within the meaning of Section

6707A(c)(2) of the Code and U.S. Treasury Regulation Section 1.6011-4(b)(2) (or any similar provision of state, local or non-U.S. Law).

(ix)                                                Boat has made available to Island or its legal or accounting representative copies of all U.S. federal and state income Tax Returns for Boat and each of its Subsidiaries filed for all periods including and after the period ended December 31, 2014.

(x)                                                   Boat is not a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(xi)                                                Neither Boat nor any of its Subsidiaries (A) has filed any extension of time within which to file any Tax Returns that have not been filed, except in the ordinary course of business and (B) will be required to include any item of income or gain in, or be required to exclude any item of deduction of loss from, any period ending after the Closing Date as a result of any (i) installment sale or open transaction made on or prior to the Closing Date, (ii) election under Section 108(i) of the Code or (iii) prepaid amount received prior to the Closing Date.

(xii)                                             Neither Boat nor any of its Subsidiaries has agreed to, requested, or is required to include any adjustment under Section 481 of the Code (or any corresponding provision of applicable state, local or non-U.S. Tax Law) by reason of a change in accounting method or otherwise.

(b)                                 Neither Boat nor any of its Subsidiaries has knowledge of any facts, agreements, plans or other circumstances or has taken or agreed to take any action that would reasonably be expected to prevent or impede (i) the Mergers from together being treated as an “exchange” described in Section 351 of the Code or (ii) the Boat Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(c)                                  It is agreed and understood that no representation or warranty is made by Boat in respect of Tax matters in any Section of this Agreement other than Section 4.5, Section 4.6, Section 4.7, Section 4.11 and this Section 4.15.

4.16                        Material Contracts.

(a)                                 All Contracts required to be filed as exhibits to the Boat SEC Documents have been so filed in a timely manner.  Section 4.16(a) of the Boat Disclosure Schedule sets forth a true and complete list, as of the date hereof, of each of the following Contracts, excluding any Boat Benefit Plans, to which Boat or any of its Subsidiaries is a party or by which Boat or any of its Subsidiaries or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)       any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the Exchange Act);

(ii)                                                    any Contract that materially limits the ability of Boat or any of its affiliates (including, following the consummation of the Transactions, the Surviving Corporation and its affiliates) to engage or compete in any line of business or in any geographic area or from developing or commercializing compounds, any therapeutic area, class of drugs or mechanism of action;

(iii)                                                 any Contract required to be disclosed pursuant to Item 404 of Regulation S-K of the Exchange Act;

(iv)                                                any Contract or series of related Contracts relating to indebtedness for borrowed money (A) in excess of $2,000,000 or (B) that becomes due and payable as a result of the Transactions;

(v)                                                   any license, sublicense, option, development or collaboration agreement or other Contract relating to Boat Material Intellectual Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date (excluding license agreements for “shrink-wrap,” “click-wrap” or other commercially available off-the-shelf software that is not the subject of a negotiated agreement, and excluding agreements the primary purpose of which is to purchase tangible goods or procure services unrelated to Intellectual Property and in the ordinary course of business);

(vi)                                                any Contract reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

(vii)                                             any purchase, sale or supply contract that contains volume requirements or commitments, exclusive or preferred purchasing arrangements, most favored nation provisions or promotional requirements;

(viii)                                          any lease, sublease, occupancy agreement or other Contract with respect to the Boat Leased Real Property reasonably expected to result in payments in excess of $2,000,000 in any twelve (12) month period after the Closing Date;

(ix)                                                any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Boat or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any material amount of assets or businesses (in any case in excess of $2,000,000);

(x)                                                   any acquisition or divestiture agreement (A) entered into since January 1, 2015 with a purchase price in excess of $2,000,000 or (B) that contains “earn-out” provisions or other contingent payment obligations that could reasonably be expected to exceed $2,000,000 (including indemnification obligations) that have not been satisfied in full;

(xi)                                                any agreement that by its terms limits the payment of dividends or other distributions by Boat or any of its Subsidiaries;

(xii)                                             any Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of revenues, profits, losses, costs, or liabilities by Boat or any of its Subsidiaries with any other Person;

(xiii)                                          any “single source” supply Contract pursuant to which goods or materials that are material to Boat or any of its Subsidiaries are supplied to Boat or such Subsidiary from an exclusive source; or

(xiv)                                         any Contract with any Governmental Entity.

(b)                                 Boat has heretofore made available to Island true, correct and complete copies of the Contracts set forth in Section 4.16(a).

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, (i) all Contracts set forth or required to be set forth in Section 4.16(a) of the Boat Disclosure Schedule or filed or required to be filed as exhibits to the Boat SEC Documents (the “Boat Material Contracts”) are valid, binding and in full force and effect and are enforceable by Boat or its applicable Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought, (ii) Boat, or its applicable Subsidiary, has performed all obligations required to be performed by it under the Boat Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of Boat, no other party to any Boat Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iii) since January 1, 2017, neither Boat nor any of its Subsidiaries has received written notice of any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Boat Material Contract, and (iv) neither Boat nor any of its Subsidiaries has received any written notice of the intention of any party to cancel, terminate, materially change the scope of rights under or fail to renew any Boat Material Contract.

4.17                        Intellectual Property.

(a)                                 Section 4.17(a)(1) of the Boat Disclosure Schedule sets for a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are owned by Boat or any of its Subsidiaries (collectively, the “Solely Owned Boat Registered Intellectual Property”). Section 4.17(a)(2) of the Boat Disclosure Schedule sets forth a complete and accurate list of all (i) issued patents and pending patent applications, (ii) trademark and service mark registrations and applications, (iii) copyright registrations and applications, and (iv) internet domain name registrations, in each case that are licensed to Boat (collectively, the “Licensed Boat Registered Intellectual Property”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, Boat owns all right, title and interest in the Solely Owned Boat Registered Intellectual Property free and clear of all Liens other than Permitted Liens or Liens created by Island. To the Knowledge of Boat, each item of material Solely Owned Boat Registered Intellectual Property that is shown as registered, filed, issued or applied for in Section 4.17(a) of the Boat Disclosure Schedule has been duly registered in, filed in or issued by an official governmental register and/or issuer (or officially recognized register or issuer) for such Intellectual Property and each such registration, filing, issuance and/or application, to the Knowledge of Boat, (x) has not been abandoned or cancelled, (y) has been maintained effective by all requisite filings, renewals and payments, and (z) remains in full force and effect.

(b)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, to the Knowledge of Boat, each of Boat and its Subsidiaries owns and possesses all right, title and interest in and to (or has the right pursuant to a valid and enforceable license or otherwise possesses legally enforceable rights to use) all Intellectual Property that is necessary for or used or held for use in the conduct of the business of Boat and its Subsidiaries in substantially the same manner as presently conducted.  Neither the execution and delivery of this Agreement by Boat, nor the performance of this Agreement by Boat, will result in the loss, forfeiture, termination, or impairment of, or give rise to a right of any Person to limit, terminate, or consent to the continued use of, any rights of Boat or any of its Subsidiaries in any Intellectual Property except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, to the Knowledge of Boat, neither Boat nor any of its Subsidiaries nor the conduct of their businesses is infringing, misappropriating, diluting, or otherwise violating the Intellectual Property rights of any Person.  Neither Boat nor any of its Subsidiaries has received any written charge, complaint, claim, demand, or notice since January 1, 2015 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation (including any claim that Boat or any of its Subsidiaries must license or refrain from using any Intellectual Property rights of any Person) which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.  To the Knowledge of Boat, no Person is infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by Boat or any of its Subsidiaries except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.  Neither Boat nor any of its Subsidiaries has made or asserted any charge, complaint, claim, demand or notice since January 1, 2015 (or earlier, if presently not resolved) alleging any such infringement, misappropriation, dilution, or violation which alleged infringement, misappropriation, dilution, or violation, if true, would reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.

(d)                                 Boat and its Subsidiaries have taken commercially reasonable steps to maintain, police and protect the Intellectual Property that is material to their business  (“Boat Material Intellectual Property”).  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, all Boat Material

Intellectual Property that derives actual or potential economic value from not being generally known to the public or to other persons who can obtain economic value from its disclosure or use has been maintained in confidence in accordance with protection procedures that are in accordance with procedures customarily used in the industry to protect rights of like importance and, to the Knowledge of Boat, adequate for protection against unauthorized disclosure or use.  To the Knowledge of Boat, there has been no unauthorized disclosure of any Boat Material Intellectual Property.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, to the Knowledge of Boat, all former and current officers, directors, employees, personnel, consultants, advisors, agents, and independent contractors of Boat and its Subsidiaries, and each of their predecessors, who have contributed to or participated in the conception and development of Intellectual Property for such entities have entered into valid and binding proprietary rights agreements with Boat or one of its Subsidiaries or predecessors, vesting ownership of such Intellectual Property in Boat or one of its Subsidiaries.  No such Person has asserted, and to the Knowledge of Boat, no such Person has, any right, title, interest or other claim in, or the right to receive any royalties or other consideration with respect to, any Boat Material Intellectual Property.

(e)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, the IT Assets of Boat and its Subsidiaries operate in all material respects in accordance with their documentation and functional specifications and as required by Boat and its Subsidiaries to operate the business of Boat and its Subsidiaries as presently conducted and have not, since January 1, 2015, materially malfunctioned or failed.  Boat and its Subsidiaries have implemented commercially reasonable measures to protect the confidentiality and security of such IT Assets and information stored or contained therein against any unauthorized use, access, interruption or corruption.  Boat and its Subsidiaries have implemented commercially reasonable data backup, data storage, system redundancy and disaster avoidance procedures with respect to their IT Assets.

4.18                        Healthcare Compliance Matters.

(a)                                 (i) Boat and each of its Subsidiaries are in compliance and since January 1, 2015 have been in compliance with all Health Care Laws applicable to Boat or any of its Subsidiaries or any assets owned or used by any of them and (ii) neither Boat nor any of its Subsidiaries has received any written communication or has been subject to any Proceeding (other than routine FDA inspections) since January 1, 2015 from a Governmental Entity that alleges that Boat or any of its Subsidiaries is not in compliance with any Health Care Law, except in the case of clauses (i) and (ii) where any non-compliance, individually or in the aggregate, has not had and would not reasonably be expected to have, a Boat Material Adverse Effect.  Neither Boat nor any of its Subsidiaries is a party to or has any ongoing obligations pursuant to or under any corporate integrity agreements, deferred prosecution agreements, monitoring agreements, consent decrees, settlement orders, plans of correction or similar agreements with or imposed by any Governmental Entity.  Additionally, none of Boat, its Subsidiaries or any of its respective employees, officers or directors has been excluded, suspended or debarred from participation in any U.S. state or federal health care program or, to the Knowledge of Boat, has been convicted of any crime or is subject to a governmental inquiry, investigation, Proceeding, or other similar action, or has engaged in any conduct, that could reasonably be expected to result in debarment, suspension, or exclusion.

(b)                                 Boat and each of its Subsidiaries have, maintain and are operating in material compliance with all Health Care Permits, and all such Health Care Permits are valid, subsisting, and in full force and effect, except where the failure to have, maintain or operate in compliance with the Health Care Permits has not had, and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.  Boat and each of its Subsidiaries have fulfilled and performed all of their obligations with respect to the Health Care Permits, and no event has occurred which allows, or with notice or lapse of time or both, would allow revocation or termination thereof or results in any other material impairment of the rights of the holder of any Health Care Permit, except where the failure to so fulfill or perform, or the occurrence of such event, would not result in a Boat Material Adverse Effect.  There is no Proceeding pending or, to the Knowledge of Boat, threatened in writing that could result in the suspension, termination, revocation, cancellation, limitation or impairment of any such Health Care Permit other than those that have not had and would not reasonably expected to have, individually or in the aggregate, a Boat Material Adverse Effect.

(c)                                  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, all applications, notifications, submissions, information, claims, reports and statistics, and other data and conclusions derived therefrom, utilized as the basis for or submitted in connection with any and all requests for a Health Care Permit relating to Boat and each of its Subsidiaries, their business and products and product candidates, when submitted to the FDA, DEA or other Governmental Entity were true, complete and correct as of the date of submission and any necessary or required updates, changes, corrections or modification to such applications, submissions, information and data have been submitted to the FDA, DEA or other Governmental Entity.

(d)                                 Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, since January 1, 2015, Boat and each of its Subsidiaries have not had any product, product candidate or manufacturing site (whether owned by Boat or its Subsidiary(ies), or a contract manufacturer for their products and product candidates) subject to a Governmental Entity (including FDA or DEA) shutdown or import or export prohibition, nor received any FDA Form 483 or other Governmental Entity notice of inspectional observations, “warning letters,” “untitled letters” or written requests or requirements to make changes to a product or product candidate, or similar correspondence or written notice from the FDA, DEA or other Governmental Entity alleging or asserting noncompliance with any applicable Health Care Law, Health Care Permit or such requests or requirements of a Governmental Entity.

(e)                                  To the Knowledge of Boat, there are no facts or circumstances that would be reasonably likely to result in (A) a change in the marketing classification or a material change in the labeling of any product or product candidate or (B) a termination or suspension of any Health Care Permits for such products or product candidates.

(f)                                   Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, (i) the clinical, pre-clinical and other studies and tests conducted by or on behalf of or sponsored by Boat or its Subsidiaries or in which Boat or its Subsidiaries, or any of their products and product candidates have participated were, and if still pending are, being conducted in accordance with standard medical and scientific research procedures and all applicable Laws, including, but not limited to, the Federal Food, Drug and Cosmetic Act and its applicable implementing regulations and (ii) no investigational new drug application filed by or on behalf of Boat or its Subsidiaries with the FDA has been terminated or suspended by the FDA, and neither the FDA nor any applicable foreign Governmental Entity has commenced, or, to the Knowledge of Boat, threatened to commence, any action to place a clinical hold order on, or otherwise terminate, delay or suspend, any proposed or ongoing clinical investigation conducted or proposed to be conducted by or on behalf of Boat and its Subsidiaries.

(g)                                  Neither Boat nor any of its Subsidiaries is the subject of any pending or, to the Knowledge of Boat, threatened investigation in respect of Boat, its Subsidiaries or their products and product candidates, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto.  Boat has provided Island accurate and complete copies of all Health Care Permits and correspondence with any Governmental Entity related to all products and product candidates of Boat and its Subsidiaries.

4.19                        Broker’s Fees.  Except for the financial advisors’ fees set forth in Section 4.19 of the Boat Disclosure Schedule, neither Boat nor any of its Subsidiaries nor any of their respective officers or directors on behalf of Boat or such Subsidiaries has employed any financial advisor, broker or finder or incurred any liability for any financial advisory, broker’s fees, commissions or finder’s fees in connection with any of the Transactions.

4.20                        Opinion of Financial Advisor.  J.P. Morgan Securities LLC, Boat’s financial advisor, has delivered to the Boat Board its opinion in writing or orally, in which case, such opinion will be subsequently confirmed in writing, to the effect that, as of the date thereof and based upon and subject to the factors and assumptions set forth therein, the Boat Exchange Ratio is fair from a financial point of view to the holders of the shares of Boat Common Stock.

4.21                        Ownership of Island Common Stock.  Neither Boat nor any of its affiliates or associates is, nor at any time during the last three (3) years has Boat or any of its affiliates or associates been, an “interested stockholder” of Island as defined in Section 203 of the DGCL.  Boat and its Subsidiaries, affiliates and associates do not beneficially own any shares of Island Common Stock, Island Preferred Stock or other securities of Island or any options, warrants or other rights to acquire Island Common Stock or other securities of, or any other economic interest (through derivative securities or otherwise) in, Island.

4.22                        Insurance.  All insurance policies (including policies providing casualty, liability and workers compensation coverage, but excluding any Boat Benefit Plan) to which Boat or any of its Subsidiaries is currently a party are in full force and effect, and, to the Knowledge of Boat, have been issued by licensed insurers, all premiums with respect thereto covering all periods up to and including the Closing Date have been paid, and no notice of cancellation or termination has been received with respect to any such policies, except for such cancellations or terminations which would have not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.  Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect, each of Boat and its Subsidiaries is, and since January 1, 2015 has been, insured with respect to its assets and properties and the conduct of its business in such amounts and against such risks as are in its reasonable judgment sufficient for compliance with Law and as are adequate to protect its assets and properties and the conduct of its business.

4.23                        Holdco, Merger Sub A and Merger Sub B.  Since its date of incorporation, none of Holdco, Merger Sub A or Merger Sub B has carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.  The authorized capital stock of each of Merger Sub A and Merger Sub B consists of 1,000 shares of common stock, par value $0.01 per share and the authorized capital stock of Holdco consists of 200,000,000 shares of common stock, par value $0.01 per share, all of which have been validly issued, are fully paid and nonassessable and are owned directly or indirectly by Boat free and clear of any Liens.

4.24                        No Other Representations or Warranties.  Boat hereby acknowledges and agrees that, except for the representations and warranties set forth in Article 3, (a) none of Island, or any of its stockholders or representatives, or any other Person, has made or is making any express or implied representation or warranty with respect to Island or its business or operations, including with respect to any information provided or made available to Boat or any of its affiliates, stockholders or representatives, or any other Person, or, except as otherwise expressly set forth in this Agreement, had or has any duty or obligation to provide any information to Boat or any of its affiliates, stockholders or Representatives, or any other Person, in connection with this Agreement, the transactions contemplated hereby or otherwise, and (b) to the fullest extent permitted by Law, none of Island, nor any of its affiliates, stockholders or representatives, or any other Person, will have or be subject to any liability or indemnification or other obligation of any kind or nature to Boat, or any of its affiliates, stockholders or representatives, or any other Person, resulting from the delivery, dissemination or any other distribution to Boat or any of its affiliates, stockholders or representatives, or any other Person, or the use by Boat or any of its affiliates, stockholders or representatives, or any other Person, of any such information provided or made available to any of them by Island, or any of its affiliates, stockholders or representatives, or any other Person, and (subject to the express representations and warranties of Island set forth in Article 3) Boat expressly disclaims reliance on any such information (including the accuracy or completeness thereof) or any representations or warranties or other statements or omissions that may have been made by Island or any Person with respect to Island other than the representations and warranties set forth in this Agreement.

ARTICLE 5
COVENANTS

5.1                               Conduct of Business by Island Pending the Effective Time.  Island agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Island Disclosure Schedule, as required by Law or as otherwise expressly contemplated or required by this Agreement, unless Boat shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Island will, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of Island and to preserve the goodwill and current relationships of Island with Persons with which Island has business relations, and (iii) use its commercially reasonable efforts to preserve intact its business organization and comply with all applicable Law.  Without limiting the foregoing, except as set forth in Section 5.1 of the Island Disclosure Schedule, as required by Law or as otherwise expressly contemplated or required by this Agreement, Island shall not between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Boat (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents (including by merger consolidation or otherwise);

(b)                                 issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, Island of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, of Island, other than (i) the issuance of Island Common Stock in connection with the exercise of Island Stock Options or the conversion of Island Preferred Stock, in each case, outstanding as of the date hereof in accordance with their terms, (ii) the issuance of any Island Stock Options or Island Common Stock (in lieu of cash compensation otherwise payable to members of the Island Board), in either case, in the ordinary course of business consistent with past practice up to a maximum of 200,000 shares of Island Common Stock subject thereto or (iii) the issuance of any shares of Island Common Stock in accordance with the Island ESPP;

(c)                                  sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of Island with value in excess of $2,000,000, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d)                                 (i) sell, assign, pledge, grant or acquire, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any Island Material Intellectual Property, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business consistent with past practice or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Island Material Intellectual Property except in the ordinary course of business consistent with past practice;

(e)                                  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f)                                   reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g)                                  form any new Subsidiary, or merge or consolidate Island with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Island;

(h)                                 acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any Person or any assets thereof in each case with value in excess of $2,000,000, other than in the ordinary course of business consistent with past practice or pursuant to the Contracts set forth on Section 5.1(h) of the Island Disclosure Schedule;

(i)                                     repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person for borrowed money, except for borrowings under Island’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j)                                    make any loans, advances or capital contributions to, or investments in, any other Person in excess of $2,000,000 in the aggregate;

(k)                                 terminate, cancel, renew, or request or agree to any material change in or waiver under any Island Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be an Island Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(l)                                     make or authorize any capital expenditure in excess of Island’s capital expenditure budget as disclosed to Boat prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $2,000,000;

(m)                             except (i) in the ordinary course of business consistent with past practice with respect to individuals with a title below Vice President, or (ii) to the extent required by applicable Law or the existing terms of any Island Benefit Plan disclosed in Section 3.11(a) of the Island Disclosure Schedule:  (A) materially increase the compensation or benefits payable or to become payable to directors, officers or employees of Island; (B) grant any rights to severance or termination pay or transaction or retention bonus payments to, or enter into any severance agreement with, any director, officer or employee of Island; (C) establish, adopt, enter into or materially amend any collective bargaining agreement or other Contract with any labor union or labor organization, Island Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of Island; (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Island Benefit Plan; or (E) hire or terminate the employment of any executive officer of Island other than terminations for cause, death or disability;

(n)                                 forgive any loans to directors, officers or employees of Island;

(o)                                 waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $2,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p)                                 make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q)                                 waive, release, assign, settle or compromise any claims or rights with value in excess of $2,000,000 held by Island;

(r)                                    compromise, settle or agree to settle any Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $2,000,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Island;

(s)                                   except as required by applicable Law, make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund;

(t)                                    write up, write down or write off the book value of any assets, in the aggregate, in excess of $2,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(u)                                 convene any annual or special meeting (or any adjournment thereof) of the stockholders of Island, other than the Island Stockholders Meeting and the 2018 annual meeting of stockholders (only if such 2018 annual meeting is not otherwise combined with the Island Stockholders Meeting);

(v)                                 fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

(w)                               authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

5.2                               Conduct of Business by Boat and its Subsidiaries Pending the Effective Time.  Boat agrees that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.2 of the Boat Disclosure Schedule, as required by Law or as otherwise expressly contemplated or required by this Agreement, unless Island shall otherwise consent in writing (such consent not to be unreasonably withheld, conditioned or delayed), Boat will, and will cause each of its Subsidiaries to, (i) conduct its operations only in the ordinary course of business consistent with past practice, (ii) use its commercially reasonable efforts to keep available the services of the current officers, employees and consultants of Boat and each of its Subsidiaries and to preserve the goodwill and current relationships of Boat and each of its Subsidiaries with Persons with which Boat or any of its Subsidiaries has business relations, and (iii) use its commercially reasonable efforts to preserve intact its business organization and comply with all applicable Laws.  Without limiting the foregoing, except as set forth in Section 5.2 of the Boat Disclosure Schedule, as required by Law or as otherwise expressly contemplated or required by this Agreement, Boat shall not, and shall not permit any of its Subsidiaries to, between the date of this Agreement and the Effective Time, directly or indirectly, take any of the following actions without the prior written consent of Island (such consent not to be unreasonably withheld, conditioned or delayed):

(a)                                 amend or otherwise change its certificate of incorporation or bylaws or equivalent organizational documents (including by merger, consolidation or otherwise);

(b)                                 issue, sell, pledge, dispose of, grant, transfer or encumber, or authorize the issuance, sale, pledge, disposition, grant, transfer, or encumbrance of, any shares of capital stock of, or other Equity Interests in, Boat or any of its Subsidiaries of any class, or securities convertible into, or exchangeable or exercisable for, any shares of such capital stock or other Equity Interests, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or other Equity Interests or such convertible or exchangeable securities, or any other ownership interest (including any such interest represented by Contract right), or any “phantom” stock, “phantom” stock rights, stock appreciation rights or stock based performance rights, of Boat or any of its Subsidiaries, other than (i) the issuance of Boat Common Stock in connection with the exercise, vesting or payment of Boat Stock Options or Boat RSUs outstanding as of the date hereof in accordance with their terms, (ii) the issuance of any Boat Stock Options or Boat RSUs or Boat Common Stock (in lieu of cash compensation otherwise payable to members of the Boat Board), in either case, in the ordinary course of business consistent with past practice up to a maximum of 200,000 shares of Boat Common Stock subject thereto, (iii) in connection with the assumption and conversion of Island Stock Options and Island RSUs in accordance with the terms of this Agreement or (iv) the issuance of any shares of Boat Common Stock in accordance with the Boat ESPP;

(c)                                  sell, pledge, dispose of, transfer, lease, license, guarantee or encumber any property or assets of Boat or any of its Subsidiaries with value in excess of $2,000,000, except pursuant to existing Contracts or the sale or purchase of goods in the ordinary course of business consistent with past practice;

(d)                                 (i) sell, assign, pledge, grant or acquire, agree to grant to or acquire from any Person, or otherwise encumber, transfer, license, abandon, place in the public domain, permit to lapse, disclose or agree to disclose or otherwise dispose of any Boat Material Intellectual Property, except pursuant to the terms of existing Contracts or the licensing of any such Intellectual Property in the ordinary course of business consistent with past practice or (ii) compromise, settle or agree to settle, or consent to judgment in, any one or more actions or institute any action concerning any Boat Material Intellectual Property except in the ordinary course of business consistent with past practice;

(e)                                  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, shares, property or a combination thereof) with respect to any of its capital stock or other Equity Interests (other than dividends paid by a wholly owned Subsidiary of Boat to Boat or another wholly owned Subsidiary of Boat) or enter into any agreement with respect to the voting or registration of its capital stock or other Equity Interests;

(f)                                   reclassify, combine, split, subdivide or amend the terms of, or redeem, purchase or otherwise acquire, directly or indirectly, any of its capital stock or other Equity Interests;

(g)                                  form any new Subsidiary, or merge or consolidate Boat or any of its Subsidiaries with any Person or adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of Boat or any of its Subsidiaries, other than internal reorganizations in the ordinary course of business that would not have a material and adverse impact on Boat and its Subsidiaries or the Transaction;

(h)                                 acquire (including by merger, consolidation, or acquisition of shares or assets) any interest in any Person or any assets thereof in each case with value in excess of $2,000,000, other than in the ordinary course of business consistent with past practice or pursuant to the Contracts set forth on Section 5.2(h) of the Boat Disclosure Schedule;

(i)                                     repurchase, repay, refinance or incur any indebtedness for borrowed money, except as required by the terms of any such indebtedness as of the date hereof, or issue any debt securities or assume, guarantee or endorse, or otherwise as an accommodation become responsible for (whether directly, contingently or otherwise), the obligations of any Person (other than a wholly owned Subsidiary of Boat) for borrowed money, except for borrowings under Boat’s existing credit facilities or issuances of commercial paper for working capital and general corporate purposes in the ordinary course of business consistent with past practice;

(j)                                    make any loans, advances or capital contributions to, or investments in, any other Person (other than any wholly owned Subsidiary of Boat) in excess of $2,000,000 in the aggregate;

(k)                                 terminate, cancel, renew, or request or agree to any material change in or waiver under any Boat Material Contract, or enter into or amend any Contract that, if existing on the date hereof, would be a Boat Material Contract, in each case other than in the ordinary course of business consistent with past practice;

(l)                                     make or authorize any capital expenditure in excess of Boat’s capital expenditure budget as disclosed to Island prior to the date hereof, other than capital expenditures that are not, in the aggregate, in excess of $2,000,000;

(m)                             except (i) in the ordinary course of business consistent with past practice with respect to individuals with a title below Vice President, or (ii) to the extent required by applicable Law or the existing terms of any Boat Benefit Plan disclosed in Section 4.11(a) of the Boat Disclosure Schedule:  (A) materially increase the compensation or benefits payable or to become payable to directors, officers or employees of Boat or its Subsidiaries; (B) grant any rights to severance or termination pay or transaction or retention bonus payments to, or enter into any severance agreement with, any director, officer or employee of Boat or its Subsidiaries, (C) establish, adopt, enter into or materially amend any collective bargaining agreement or other Contract with any labor union or labor organization, Boat Benefit Plan or similar plan, agreement, trust, fund, policy or arrangement for the benefit of any director, officer or employee of Boat or its Subsidiaries; (D) take any action to amend or waive any performance or vesting criteria or accelerate vesting, exercisability or funding under any Boat Benefit Plan; or (E) hire or terminate the employment of any executive officer of Boat other than terminations for cause, death or disability;

(n)                                 forgive any loans to directors, officers or employees of Boat or its Subsidiaries;

(o)                                 waive, release, pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, contingent or otherwise) with value in excess of $2,000,000, except in the ordinary course of business consistent with past practice and in accordance with their terms;

(p)                                 make any change in accounting policies, practices, principles, methods or procedures, other than as required by GAAP or by a Governmental Entity;

(q)                                 waive, release, assign, settle or compromise any claims or rights with value in excess of $2,000,000 held by Boat or any of its Subsidiaries;

(r)                                    compromise, settle or agree to settle any Proceeding or investigation (including any Proceeding or investigation relating to this Agreement or the Transactions) other than compromises, settlements or agreements in the ordinary course of business consistent with past practice that involve only the payment of monetary damages not in excess of $2,000,000 individually or in the aggregate, in any case without the imposition of equitable relief on, or the admission of wrongdoing by, Boat or any of its Subsidiaries;

(s)                                   except as required by applicable Law, make, change or revoke any material Tax election, change any Tax accounting period for purposes of a material Tax or material method of Tax accounting, file any material amended Tax Return, settle or compromise any audit or proceeding relating to a material amount of Taxes, agree to an extension or waiver of the statute of limitations with respect to a material amount of Taxes, enter into any “closing agreement” within the meaning of Section 7121 of the Code (or any similar provision of state, local, or non-U.S. Law) with respect to any material Tax, or surrender any right to claim a material Tax refund, or undertake any transaction with any Subsidiary of Boat that would reasonably be expected to have any significant U.S. federal income tax consequences to Boat or its Subsidiaries;

(t)                                    write up, write down or write off the book value of any assets, in the aggregate, in excess of $2,000,000, except for depreciation and amortization in accordance with GAAP consistently applied;

(u)                                 convene any annual or special meeting (or any adjournment thereof) of the stockholders of Boat, other than the Boat Stockholders Meeting and the 2018 annual meeting of stockholders (only if such 2018 annual meeting is not otherwise combined with the Boat Stockholders Meeting);

(v)                                 fail to use reasonable efforts to maintain existing material insurance policies or comparable replacement policies to the extent available for a reasonable cost; or

(w)                               authorize or enter into any Contract to do any of the foregoing or otherwise make any commitment to do any of the foregoing.

5.3                               Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

(a)                                 As promptly as practicable after the execution of this Agreement, (i) Boat and Island shall jointly prepare and cause to be filed with the SEC, the Joint Proxy Statement to be sent to the stockholders of Boat and the stockholders of Island, as applicable, relating to the Boat Stockholders Meeting and the Island Stockholders Meeting and (ii) Boat and Island shall jointly prepare and Holdco shall file with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Holdco Common Stock to be issued in the Mergers.  Each of Boat, Island and Holdco shall use its reasonable best efforts to have the Form S-4 declared effective as promptly as practicable after such filing (including by responding to comments of the SEC) and, prior to the effective date of the Form S-4, each of Boat, Island and Holdco shall take all action reasonably required to be taken under any applicable securities Laws in connection with the issuance of Boat Common Stock.  Each of Boat and Island shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation, filing and distribution of the Form S-4 and the Joint Proxy Statement.  As promptly as practicable after the Form S-4 shall have become effective, each of Boat and Island shall use its reasonable best efforts to cause the Joint Proxy Statement to be mailed to its respective stockholders.  No filing of, or amendment or supplement to, the Form S-4 will be made by Holdco, and no filing of, or amendment or supplement to, the Joint Proxy Statement will be made by Boat or Island, in each case without providing the other party with a reasonable opportunity to review and comment thereon.  If at any time prior to the Effective Time any information relating to Boat or Island, or any of their respective affiliates, directors or officers, should be discovered by Boat or Island which should be set forth in an amendment or supplement to either the Form S-4 or the Joint Proxy Statement, so that either such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party that discovers such information shall promptly notify the other party and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the stockholders of Boat and the stockholders of Island.  Each party shall notify the other party promptly of the time when the Form S-4 has become effective, and of the issuance of any stop order or suspension of the qualification of the shares of Holdco Common Stock issuable in connection with the Mergers for offering or sale in any jurisdiction.  In addition, each party agrees to provide the other party and its legal counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Form S-4 or the Joint Proxy Statement promptly after receipt of such comments, and any written or oral responses thereto.  Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

(b)                                 Island Stockholders Meeting.

(i)                                                       Island shall, promptly following the date on which the Form S-4 has been filed with the SEC and the parties otherwise mutually determine to be appropriate, establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its stockholders (the “Island Stockholders Meeting”) for the purpose of seeking the Island Stockholder Approval; provided, however, that Island may postpone or adjourn the Island Stockholders Meeting (A) with the prior written consent of Boat, which consent shall not be unreasonably withheld, conditioned or delayed; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Island Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Island’s stockholders prior to the Island Stockholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Island Stockholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Island Stockholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Island Stockholders Meeting without the prior written consent of Boat; provided, further, that in the event that Boat postpones or adjourns the Boat Stockholders Meeting in accordance with the terms of this Agreement, Island may postpone or adjourn the Island Stockholders Meeting for an equal number of days.  Island shall, upon the reasonable request of Boat, advise Boat at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Island Stockholders Meeting as to the aggregate tally of proxies received by Island with respect to the Island Stockholder Approval.

(ii)                                                    Island shall, through the Island Board, make the Island Recommendation and include such Island Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Mergers, and (B) take all other action necessary or advisable to secure the Island Stockholder Approval.  Except as expressly permitted in Section 5.4(b) and Section

5.4(d), neither the Island Board nor any committee thereof shall (x) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Boat, the approval, determination of advisability, or recommendation by the Island Board of, this Agreement, the Mergers and the other Transactions, (y) make, or permit any director or executive officer to make, any public statement in connection with the Island Stockholders Meeting by or on behalf of the Island Board or such committee that would reasonably be expected to have the same effect or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as an “Island Adverse Recommendation Change”).

(iii)                                                 Notwithstanding any Island Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.  Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, this Agreement and the Island Merger shall be submitted to the stockholders of Island for approval at the Island Stockholders Meeting whether or not (x) the Island Board shall have effected an Island Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Island or any of its Representatives.

(c)                                  Boat Stockholders Meeting.

(i)                                                       Boat shall, as soon as practicable following the date on which the Form S-4 has been filed with the SEC and the parties otherwise mutually determine to be appropriate, establish a record date for, and, as soon as practicable following the effectiveness of the Form S-4, duly call and give notice of and convene and hold a meeting of its stockholders (the “Boat Stockholders Meeting”) for the purpose of seeking the Boat Stockholder Approval; provided, however, that Boat may postpone or adjourn the Boat Stockholders Meeting (A) with the prior written consent of Island, which consent shall not be unreasonably withheld, conditioned or delayed; (B) if a quorum has not been established; (C) to allow reasonable additional time for the filing and mailing of any supplemental or amended disclosure which the Boat Board has determined in good faith after consultation with outside counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Boat’s stockholders prior to the Boat Stockholders Meeting; (D) to allow reasonable additional time to solicit additional proxies, if and to the extent the requisite Boat Stockholder Approval would not otherwise be obtained; or (E) if required by Law; provided, however, that in the case of clauses (B), (C), (D) and (E), the Boat Stockholders Meeting shall not be postponed or adjourned for more than ten (10) Business Days in the aggregate from the originally scheduled date of the Boat Stockholders Meeting without the prior written consent of

Island; provided, further, that in the event that Island postpones or adjourns the Island Stockholders Meeting in accordance with the terms of this Agreement, Boat may postpone or adjourn the Boat Stockholders Meeting for an equal number of days.  Boat shall, upon the reasonable request of Island, advise Island at least on a daily basis on each of the last seven (7) Business Days prior to the date of the Boat Stockholders Meeting as to the aggregate tally of proxies received by Boat with respect to the Boat Stockholder Approval.

(ii)                                                    Boat shall, through the Boat Board, make the Boat Recommendation and include such Boat Recommendation in the Joint Proxy Statement (subject to Section 5.4) and use its reasonable best efforts to (A) solicit from its stockholders proxies in favor of the adoption of this Agreement and the Transactions, including the Mergers, and (B) take all other action necessary or advisable to secure the Boat Stockholder Approval.  Except as expressly permitted in Section 5.4(b) and Section 5.4(d), neither the Boat Board nor any committee thereof shall (x) withhold, withdraw, modify or qualify, or propose publicly to withhold, withdraw, modify or qualify, in a manner adverse to Island, the approval, determination of advisability, or recommendation by the Boat Board of, this Agreement, the Mergers and the other Transactions, (y) make, or permit any director or executive officer to make, any public statement in connection with the Boat Stockholders Meeting by or on behalf of the Boat Board or such committee that would reasonably be expected to have the same effect or (z) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Competing Proposal (the actions specified in the foregoing clauses (x), (y) and (z) being referred to as a “Boat Adverse Recommendation Change”).

(iii)                                                 Notwithstanding any Boat Adverse Recommendation Change, unless this Agreement is terminated in accordance with its terms, the obligations of the parties hereunder shall continue in full force and effect.  Without limiting the generality of the foregoing, unless this Agreement is terminated in accordance with its terms, this Agreement and the Boat Merger shall be submitted to the stockholders of Boat for approval at the Boat Stockholders Meeting whether or not (x) the Boat Board shall have effected a Boat Adverse Recommendation Change or (y) any Competing Proposal shall have been publicly proposed or announced or otherwise submitted to Boat or any of its Representatives.

(d)                                 Island and Boat will use their respective reasonable best efforts to hold the Island Stockholders Meeting and the Boat Stockholders Meeting on the same date.

(e)                                  Promptly following the execution of this Agreement, Boat shall cause Holdco to execute and deliver, in accordance with Section 228 of the DGCL, written consents adopting this Agreement in its capacity as the sole stockholder of each of Merger Sub A and Merger Sub B.

5.4                               No Solicitation of Transactions.

(a)                                 Each of Island and Boat shall immediately cease, and shall cause its respective Subsidiaries and Representatives to immediately cease, any discussions or negotiations with any Person that may be ongoing with respect to a Competing Proposal, or any proposal that would reasonably be expected to lead to a Competing Proposal, and shall request to have returned promptly to Island or Boat, as applicable, any confidential information that has been provided in any such discussions or negotiations.  From the date hereof until the earlier of the Effective Time or the date of termination of this Agreement in accordance with Article 7, each of Island and Boat shall not, and shall cause its respective Subsidiaries and Representatives not to, directly or indirectly, (i) solicit, initiate or knowingly encourage or induce (including by way of furnishing information), or take any other action designed to facilitate, any inquiries or the making of any proposal which constitutes, or would reasonably be expected to lead to, any Competing Proposal, or (ii) engage in any discussions or negotiations regarding any Competing Proposal; provided, however, that (x) such party may ascertain facts from the Person making an unsolicited Competing Proposal for the sole purpose of the Island Board or the Boat Board, as applicable, informing itself about the terms of such Competing Proposal and the Person that made it and (y) if, prior to obtaining the Island Stockholder Approval (in the case of Island) or the Boat Stockholder Approval (in the case of Boat) and following the receipt of a bona fide written Competing Proposal made after the date hereof that the Island Board or Boat Board, as applicable, determines in good faith (after receiving advice of its financial advisor and of its outside legal counsel) is or would reasonably be expected to lead to a Superior Proposal and that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, the Island Board or the Boat Board, as applicable, determines in good faith, after consultation with outside legal counsel, that a failure to take action with respect to such Competing Proposal, as applicable, would constitute a breach of its fiduciary duties under applicable Law, Island or Boat may, in response to such Competing Proposal, as applicable, and subject to compliance with Section 5.4(c), (A) furnish information with respect to Island or Boat, as applicable, to the Person making such Competing Proposal pursuant to an Acceptable Confidentiality Agreement, and (B) engage in discussions or negotiations with such Person regarding such Competing Proposal.  Except as expressly permitted by this Section 5.4, each of Boat and Island shall not, and shall cause their respective Subsidiaries and Representatives not to, from and after the date of this Agreement until the earlier of the Effective Time or the date, if any, on which this Agreement is terminated pursuant to Article 7, directly or indirectly (1) approve, endorse, recommend or enter into, or publicly propose to approve, endorse, recommend or enter into, any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or similar definitive agreement (other than an Acceptable Confidentiality Agreement) with respect to any Competing Proposal; (2) take any action to make the provisions of any takeover statute inapplicable to any transactions contemplated by a Competing Proposal; or (3) terminate, amend, release, modify or knowingly fail to enforce any provision of, or grant any permission, waiver or request under, any standstill, confidentiality or similar agreement entered into by the applicable party in respect of or in contemplation of a Competing Proposal (other than to the extent the Boat Board or the Island Board, as applicable, determines in good faith after consultation with its outside legal counsel, that failure to take any of such actions under clause (3) would be constitute a breach of its fiduciary duties under applicable Law), or (4) propose to do any of the foregoing.  For the avoidance of doubt, nothing in this Section 5.4(a) shall relieve any party from its obligations under Section 5.6.

(b)                                 Notwithstanding any other provision of this Agreement, including Section 5.3 but subject to compliance with this Section 5.4, prior to receipt of the Island Stockholder Approval, the Island Board may, or, prior to receipt of the Boat Stockholder Approval, the Boat Board may, in response to any bona fide written Competing Proposal that was not, directly or indirectly, solicited, initiated or knowingly encouraged in violation of this Section 5.4, effect an Island Adverse Recommendation Change or a Boat Adverse Recommendation Change, as applicable, if and only if (i) the Island Board or the Boat Board, as applicable, concludes in good faith, after consultation with Island’s or Boat’s outside financial advisors and outside legal counsel, that such Competing Proposal constitutes a Superior Proposal; (ii) the Boat Board or the Island Board, as applicable, provides the other party four (4) Business Days prior written notice of its intention to take such action (a “Competing Proposal Notice”), which notice shall include the information with respect to such Competing Proposal that is specified in Section 5.4(c), as well as a copy of such Competing Proposal (it being agreed that neither the delivery of such notice by a party nor any public announcement thereof that such party determines it is required to make under applicable Law shall constitute an Island Adverse Recommendation Change or a Boat Adverse Recommendation Change, as applicable, unless and until such party shall have failed at or prior to the end of the period referred to in clause (iii) below (and, upon the occurrence of such failure, such notice and such public announcement shall constitute an Island Adverse Recommendation Change or a Boat Adverse Recommendation Change, as applicable) to publicly announce that it (A) is recommending the Transactions and (B) has determined that such other Competing Proposal (taking into account (x) any modifications or adjustments made to the Transactions agreed to by the other party in writing and (y) any modifications or adjustments made to such other Competing Proposal) is not a Superior Proposal and has publicly rejected such Competing Proposal); (iii) during the four (4) Business Days following such written notice (the “Negotiation Period”), if requested by the other party, the Board of Directors effecting the recommendation change and its Representatives have negotiated in good faith with the other party regarding any revisions to the terms of the Transactions proposed by the other party in response to such Competing Proposal; and (iv) at the end of the four (4) Business Day period described in the foregoing clause (iii), the Island Board or Boat Board, as applicable, concludes in good faith, after consultation with Island’s or Boat’s outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement to which the other party has agreed in writing to make to the terms of the Transactions), that the Competing Proposal continues to be a Superior Proposal and, after consultation with Island’s or Boat’s outside legal counsel, that the failure to make an Island Adverse Recommendation Change or Boat Adverse Recommendation Change, as applicable, would constitute a breach of the fiduciary duties of the Island Board or Boat Board under applicable Law.  Any material amendment or modification to any Competing Proposal shall require a new Competing Proposal Notice and the Negotiation Period shall be extended by an additional two (2) Business Days from the date of receipt of such new Competing Proposal Notice.

(c)                                  In addition to the obligations of Boat and Island set forth in Section 5.4(a) and Section 5.4(b), Boat or Island shall promptly, and in any event no later than 24 hours, after it receives (i) any Competing Proposal or indication by any Person that is considering making a Competing Proposal, (ii) any request for non-public information relating to Boat or Island or their respective Subsidiaries, other than requests for information that would not reasonably be expected to result in a Competing Proposal, or (iii) any inquiry or request for discussions or negotiations regarding any Competing Proposal, notify the other party orally and in writing of any of the foregoing occurrences, the identity of the person making such request, inquiry or Competing Proposal and a copy of such request, inquiry or Competing Proposal (or where no such copy is available, a reasonably detailed description of such request, inquiry or Competing Proposal).  Each party shall keep the other party reasonably informed (orally and in writing) on a current basis (and in any event at the other party’s request and otherwise no later than 24 hours after the occurrence of any material changes, developments, discussions or negotiations) of the status of any request, inquiry or Competing Proposal (including the terms and conditions thereof and of any modification thereto), and any material developments, discussions and negotiations, including furnishing copies of any written inquiries, material correspondence and draft documentation, and written summaries of any material oral inquiries or discussions.  Without limiting the foregoing, each party shall promptly (and in any event within 24 hours) notify the other party orally and in writing if it determines to begin providing information or to engage in discussions or negotiations concerning a Competing Proposal pursuant to this Section 5.4.  Each of Boat and Island agrees that, subject to applicable restrictions under applicable Law, it shall, prior to or concurrent with the time it is provided to any third parties, provide to the other party any non-public information concerning Boat or Island and their respective Subsidiaries that Boat or Island provided to any third party in connection with any Competing Proposal which was not previously provided to the other party.

(d)                                 Notwithstanding anything in this Section 5.4 to the contrary, at any time prior to obtaining the Boat Stockholder Approval or the Island Stockholder Approval, the Boat Board or the Island Board, as applicable, may make a Boat Adverse Recommendation Change or an Island Adverse Recommendation Change, as applicable, if (i) such board determines that an Intervening Event has occurred and is continuing and (ii) such board determines in good faith (after consultation with outside counsel) that the failure to make a Boat Adverse Recommendation Change or an Island Adverse Recommendation Change, as applicable, in response to such Intervening Event would constitute a breach of its fiduciary duties under applicable Law; provided that (x) the Boat Board or the Island Board has given the other party at least four (4) Business Days prior written notice of its intention to take such action and specifying in reasonable detail the circumstances related to such determination and (y) prior to effecting a Boat Adverse Recommendation Change or an Island Adverse Recommendation Change, the applicable party has negotiated, and has caused its Representatives to negotiate, in good faith with the other party during such notice period to the extent such other party wishes to negotiate, to enable such party to revise the terms of this Agreement, such that the failure to make a Boat Adverse Recommendation Change or an Island Adverse Recommendation Change, as applicable, would not constitute a breach of its fiduciary duties under applicable Law.

(e)                                  Nothing contained in this Agreement shall prohibit the Boat Board or the Island Board from (i) taking and disclosing to their stockholders, as applicable, a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act regarding a Company Proposal, or from issuing a “stop, look and listen” statement pending disclosure of its position thereunder, or (ii) making any disclosure to their stockholders regarding a Company Proposal if the Island Board or Boat Board, as applicable, determines in good faith, after consultation with its outside counsel, that the failure to make such disclosure would be inconsistent with its duties to stockholders under, or would violate, applicable Law, provided, that if any such disclosure pursuant to this clause (ii) has the substantive effect of withdrawing or adversely modifying the Boat Recommendation or the Island Recommendation, such disclosure shall be deemed to be Boat Adverse Recommendation Change or an Island Adverse Recommendation Change, as applicable for purposes of this Agreement (it being understood that any “stop, look or listen” communication that contains only the information set forth in Rule 14d-9(f) shall not be deemed, in and of itself to be a Boat Adverse Recommendation Change or an Island Adverse Recommendation Change).

(f)                                   For purposes of this Agreement:

(i)                                                       “Competing Proposal” shall mean, with respect to Boat or Island, as applicable, other than the Transactions, any proposal or offer from a third party relating to (A) a merger, reorganization, sale of assets, out license, share exchange, consolidation, business combination, recapitalization, dissolution, liquidation, joint venture or similar transaction involving Boat or Island, as applicable, or any of their respective Subsidiaries; (B) the acquisition (whether by merger, consolidation, equity investment, joint venture, out license or otherwise) by any Person of twenty percent (20%) or more of the consolidated assets of Boat or Island, and their respective Subsidiaries, as determined on a book-value or fair-market-value basis; (C) the purchase or acquisition, in any manner, directly or indirectly, by any Person of twenty percent (20%) or more of the issued and outstanding shares of the Boat Common Stock or the Island Common Stock, as applicable, or any other Equity Interests in Boat or Island, as applicable, (D) any purchase, acquisition, tender offer or exchange offer that, if consummated, would result in any Person beneficially owning twenty percent (20%) or more of the shares of Boat Common Stock or Island Common Stock, as applicable, or any other Equity Interests of Boat, Island or any of their respective Subsidiaries, as applicable, or (E) any combination of the foregoing.

(ii)                                                    “Intervening Event” means any material event, development or change in circumstances that first occurs, arises or becomes known to Boat or Island or its respective board, as applicable, after the date of this Agreement, to the extent that such event, development or change in circumstances was not reasonably foreseeable as of the date of this Agreement; provided, however, that in no event shall the following events, developments or changes in circumstances constitute an Intervening Event: (1) the receipt, existence or terms of a Competing Proposal or any matter relating thereto or consequence thereof; (2) any change in the price, or change in trading volume, of Boat Common Stock or Island Common Stock (provided, however, that the exception to this clause (2) shall not apply to the underlying causes giving rise to or contributing to such change or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred); and (3) meeting or exceeding internal or analysts’ expectations, projections or results of operations (provided, however, that the exception to this clause (3) shall not apply to the underlying causes giving rise to or contributing to such circumstances or prevent any of such underlying causes from being taken into account in determining whether an Intervening Event has occurred).

(iii)                                                 “Superior Proposal” means a bona fide written Competing Proposal (except the references therein to “20%” shall be replaced by “80%”) made by a third party which was not solicited by Boat or Island or any of their respective Representatives and which, in the good faith judgment of the Boat Board or the Island Board, as applicable, and after consultation with its outside financial and legal advisors, taking into account the various legal, financial and regulatory aspects of the Competing Proposal, including the financing terms thereof, and the third party making such Competing Proposal (A) if accepted, is reasonably likely to be consummated, (B) if consummated, would result in a transaction that is more favorable to Boat’s stockholders or Island’s stockholders, as applicable, from a financial point of view, than the Mergers and the other Transactions contemplated hereby (after giving effect to all adjustments or modifications to the terms thereof which may be agreed in writing to be made by the other party (including pursuant to Section 5.4(b))) and (C) if a cash transaction (in whole or in part), financing for which is then fully committed or reasonably determined to be available.

5.5                               Access to Information; Confidentiality.

(a)                                 Upon reasonable notice, each of Boat and Island shall (and shall cause their respective Subsidiaries and Representatives to) afford to the other party and its Representatives reasonable access during normal business hours, during the period prior to the Effective Time, to all its properties, books, Contracts and records and its officers, employees and Representatives and, during such period, each of Boat and Island shall (and shall cause its Subsidiaries and Representatives to) furnish promptly to the other party (i) a copy of each report, schedule, registration statement and other document filed, published, announced or received by it during such period pursuant to the requirements of applicable securities Laws (other than reports or documents which such party is not permitted to disclose under applicable Law) and (ii) consistent with its obligations under applicable Law, all other information concerning its business, properties and personnel as the other party may reasonably request; provided, however, none of Boat or Island or any of their respective Subsidiaries or Representatives shall be required to provide access to or disclose information where such information or access would, in the reasonable judgment of such party, (x) breach any agreement with any third party, (y) constitute a waiver of the attorney-client or other privilege held by such party or (z) otherwise violate any applicable Law.  In the event any of the restrictions in clauses (x) through (z) of the foregoing sentence shall apply, each party shall advise the other party of the subject matter of any such information that cannot be disclosed and the parties shall use their reasonable best efforts to make appropriate alternate disclosure arrangements, including adopting additional specific procedures to protect the confidentiality of sensitive material and to ensure compliance with applicable Laws.  Any such information provided pursuant to this Section 5.5 shall be held in confidence to the extent required by, and in accordance with, the provisions of that certain Confidentiality Agreement, dated October 18, 2017, as such agreement may be amended from time to time in accordance with its terms (the “Confidentiality Agreement”), between Boat and Island, which Confidentiality Agreement shall remain in full force and effect.

(b)                                 Each of the parties hereby agree that no investigation by any of the parties or their respective Representatives or information provided, made available or delivered pursuant to this Agreement shall affect the representations, warranties, covenants or agreements of any other party set forth herein.

5.6                               Appropriate Action.

(a)                                 Island, Merger Sub A, Merger Sub B, Holdco and Boat shall use their reasonable best efforts to take or cause to be taken all appropriate action, and to do, or cause to be done, all things necessary to consummate and make effective the transactions contemplated under this Agreement, including using their reasonable best efforts to obtain, or cause to be obtained, all waivers, permits, consents, approvals, authorizations, qualifications and orders of all Governmental Entities and parties to Contracts with Island, Boat or any of their respective Subsidiaries that may be or become necessary for the performance of obligations pursuant to this Agreement and the consummation of the transactions contemplated hereby.  The parties shall cooperate and assist one another in good faith (i) in connection with all actions to be taken pursuant to this Section 5.6(a), including the preparation and making of the filings referred to herein and, if requested, amending or furnishing additional information thereunder, and (ii) in seeking, as promptly as reasonably practicable, to obtain all such waivers, permits, consents, approvals, authorizations, qualifications and orders.  Upon the terms and subject to the conditions set forth in this Agreement, each party agrees to make any filings required to be made pursuant to the HSR Act or other applicable Antitrust Laws with respect to the Transactions as promptly as reasonably practicable (and, in the case of the required Notification and Report Forms pursuant to the HSR Act, in any event within ten (10) Business Days after the date hereof) and to supply as promptly as reasonably practicable to the appropriate Governmental Entities any additional information and documentary material that may be requested by such Governmental Entities pursuant to the HSR Act or such other applicable Antitrust Laws.  All such antitrust filings to be made shall be made in substantial compliance with the requirements of the HSR Act and such other applicable Antitrust Laws, as applicable.

(b)                                 In furtherance, and without limiting the generality, of the foregoing, the parties shall use their reasonable best efforts to cooperate with and assist each other in good faith to (A) determine, as promptly as reasonably practicable, which filings are required to be made pursuant to the HSR Act or other applicable Antitrust Laws with respect to the Transactions, (B) provide or cause to be provided as promptly as reasonably practicable to the other party all necessary information and assistance as any Governmental Entity may from time to time require of such party in connection with obtaining the relevant waivers, permits, consents, approvals, authorizations, qualifications, Orders or expiration of waiting periods in relation to such filings or in connection with any other review or investigation of the Transactions by a Governmental Entity pursuant to the HSR Act or other applicable Antitrust Laws and (C) provide or cause to be provided as promptly as reasonably practicable all assistance and cooperation to allow the other party to prepare and submit any such filings or submissions required to be submitted under the HSR Act or other applicable Antitrust Laws, including providing to the other party any information that the other party may from time to time require for the purpose of any filing with, notification to, application with, or request for further information made by, any Governmental Entity in respect of any such filing.  To the extent permitted by applicable Law and not prohibited by any Governmental Entity, each party shall (A) keep the other apprised of the content and status of any communications with, and communications from, any Governmental Entity with respect to the Transactions, including promptly notifying the other party of any communication it receives from any Governmental Entity relating to any review or investigation of the Transactions under the HSR Act or other applicable Antitrust Laws, and (B) provide advance notice of and permit representatives of the other party to be present and participate at each meeting or teleconference relating to any review or investigation of the Transactions under the HSR Act or other applicable Antitrust Laws; provided, further, that each party shall be consulted in advance in connection with any argument, opinion or proposal to be made or submitted to any Governmental Entity in such meetings or teleconferences.  To the extent permitted by applicable Law, the parties shall, and shall use their reasonable best efforts to cause their respective affiliates to use their reasonable best efforts to, provide each other with copies of all correspondence, filings or communications between them or any of their respective Representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the Transactions; provided, however, that materials may be redacted (1) to remove references concerning the valuation of Boat and its Subsidiaries or Island, as applicable; (2) as necessary to comply with any Contract or Laws; and (3) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

(c)                                  Subject to the penultimate sentence of this Section 5.6(c), Island and Boat shall, and shall cause each of their respective Subsidiaries to, take any and all steps necessary to obtain approval of the consummation of the Transactions by any antitrust or competition Governmental Entity, including taking all steps necessary to avoid or eliminate each and every legal impediment under any applicable Antitrust Law that may be asserted by any antitrust or competition Governmental Entity so as to enable the parties hereto to close the Transactions as promptly as reasonably practicable, and in any event prior to the Outside Date.   Notwithstanding the foregoing or any other provision of this Agreement, nothing in this Section 5.6 shall require Boat nor any of its Subsidiaries and affiliates nor Island nor any of its Subsidiaries and affiliates to agree to any sale, transfer, license, separate holding, divestiture or other disposition of, or to any prohibition of or any limitation on the acquisition, ownership, operation, effective control or exercise of full rights of ownership, or other modification of rights in respect of, any material business, product line or asset, or otherwise modify any material business practice or contractual relationship (each, an “Antitrust Restraint”).  In the event of any conflict between subsections (a), (b) or (c) of this Section 5.6, the provisions of this Section 5.6(c) shall, with respect to the matters addressed in this Section 5.6(c), supersede the provisions of subsection (a) and (b) of this Section 5.6.

(d)                                 Each party shall, and shall cause its respective Subsidiaries to, respond as promptly as reasonably practicable to any inquiries or requests for information and documentary material received from any Governmental Entity in connection with any antitrust or competition matters related to this Agreement and the transactions contemplated hereby.

(e)                                  Without the prior written approval of the other party, no party shall effect or agree to any business combination (whether structured as a merger, business combination, tender offer, exchange offer or similar transaction) or acquisition of any assets, licenses, rights, product lines, operations or businesses of any person that would reasonably be expected to prevent or materially delay consummation of the Transactions.

(f)                                   Boat will take all actions necessary to cause Holdco, Merger Sub A and Merger Sub B to perform their respective obligations under this Agreement and to consummate the Mergers on the terms and subject to the conditions set forth in this Agreement.

5.7                               Certain Notices.  Each party shall give prompt notice to the other parties if any of the following occur after the date of this Agreement: (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such Person is or may be required in connection with the Transactions; (b) receipt of any notice or other communication from any Governmental Entity or the NASDAQ (or any other securities market) in connection with the Transactions; or (c) such party becoming aware of the occurrence of an event that could prevent or delay beyond the Outside Date the consummation of the Transactions or that would reasonably be expected to result in any of the conditions to the Mergers set forth in Article 6 not being satisfied; provided, however, that the delivery of any notice pursuant to this Section 5.7 shall not cure any breach of any representation, warranty, covenant or agreement contained in this Agreement or otherwise limit or affect the remedies available hereunder to the party receiving such notice.  Island and Boat shall promptly provide, to the extent not publicly available, the other party with copies of all filings made by such party with any Governmental Entity in connection with the Transactions.

5.8                               Public Announcements.  Each party agrees that no public release or announcement concerning the Transactions shall be issued by any party without the prior written consent of Boat and Island (which consent shall not be unreasonably withheld, conditioned or delayed), except to the extent such release or announcement may be required by applicable Law or the rules or regulations of any applicable securities exchange or regulatory or governmental body to which the relevant party is subject, in which case the party required to make the release or announcement shall use its reasonable best efforts to allow each other party reasonable time to comment on such release or announcement in advance of such issuance.  Boat and Island agree that the press release announcing the execution and delivery of this Agreement shall be a joint release in the form heretofore agreed by the parties.

5.9                               Director and Officer Indemnification.

(a)                                 From and after the Effective Time, Holdco shall, and shall cause each of the Island Surviving Corporation and the Boat Surviving Corporation to, indemnify, defend and hold harmless, and shall advance expenses as incurred, to the fullest extent permitted under (i) applicable Law, (ii) Island’s and Boat’s organizational documents in effect as of the date of this Agreement, and (iii) any Contract of Island or Boat in effect as of the date of this Agreement, each present and former director and officer of Island or Boat (each, an “Indemnitee” and, collectively, the “Indemnitees”) against any costs or expenses (including reasonable attorneys’ fees), judgments, settlements, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Effective Time, including in connection with this Agreement or the Transactions.

(b)                                 Holdco agrees that all rights to exculpation, indemnification or advancement of expenses arising from, relating to, or otherwise in respect of, acts or omissions occurring prior to the Effective Time (including in connection with this Agreement or the Transactions) now existing in favor of an Indemnitee as provided in its certificate of incorporation, bylaws or other organizational documents shall survive the Mergers and shall continue in full force and effect in accordance with their terms.  For a period of no less than six (6) years from the Effective Time, Holdco shall cause each of the Island Surviving Corporation and the Boat Surviving Corporation to, and each of the Island Surviving Corporation and the Boat Surviving Corporation shall maintain in effect the exculpation, indemnification and advancement of expenses provisions of the organizational documents of Island and Boat, respectively, in effect as of the date of this Agreement, and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors or officers of Island or Boat, provided, however, that all rights to exculpation, indemnification and expenses in respect of any Proceeding pending or asserted or any claim within such period shall continue until the final disposition of such proceeding.

(c)                                  For six (6) years from and after the Effective Time, Holdco shall maintain for the benefit of the Indemnitees, D&O insurance policies that provide coverage for events occurring prior to the Closing Date (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the existing policies of Island or Boat, or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that Holdco shall not be required to pay an annual premium for the D&O Insurance in excess of 300% of the last annual premium paid by Island or Boat, as applicable, prior to the date of this Agreement (it being understood and agreed that, in the event that the requisite coverage is not available for an annual premium less than or equal to 300% of such last annual premium, Holdco shall nevertheless be obligated to provide such coverage as may be obtained for 300% of such last annual premium).  The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by Island or Boat prior to the Effective Time, which policies provide such directors and officers with coverage for an aggregate period of six (6) years with respect to claims arising from facts or events that occurred on or before the Effective Time, including in respect of the Transactions.

5.10                        Stock Exchange Listing.  Holdco, Boat and Island shall use their reasonable best efforts to cause the shares of Holdco Common Stock to be issued in connection with the Mergers (including shares of Holdco Common Stock to be reserved upon exercise of Holdco Stock Options or Holdco Warrants) to be listed on the NASDAQ under a ticker symbol to be be agreed upon in writing by Boat and Island, subject to official notice of issuance, prior to the Effective Time. Prior to the Closing, the parties shall cause Holdco to submit an initial listing application with NASDAQ (the “NASDAQ Listing Application”) with respect to such shares of Holdco Common Stock.  Each of Boat, Island and Holdco shall use its reasonable best efforts to have the NASDAQ Listing Application approved (subject to official notice of issuance) as promptly as practicable after such submission (including by responding to comments of

NASDAQ).  Each of Boat and Island shall furnish all information as may be reasonably requested by the other party in connection with any such action and the preparation and submission of the NASDAQ Listing Application.  No submission of, or amendment or supplement to, the NASDAQ Listing Application will be made by any party without providing the other parties hereto with a reasonable opportunity to review and comment thereon.  In addition, each party agrees to provide the other party and its legal counsel with copies of any written comments, and shall inform the other party of any oral comments, that such party or its counsel may receive from time to time from NASDAQ or its staff with respect to the NASDAQ Listing Application promptly after receipt of such comments, and any written or oral responses thereto.  Each party and their respective counsel shall be given a reasonable opportunity to review any such written responses and each party shall give due consideration to the additions, deletions or changes suggested thereto by the other party and their respective counsel.

5.11                        Section 16 Matters.  Prior to the Effective Time, Boat and Island shall take all such steps as may be required to cause any dispositions of Island Common Stock (including derivative securities with respect to Island Common Stock) or Boat Common Stock (including derivative securities with respect to Boat Common Stock) or acquisitions of Holdco Common Stock (including derivative securities with respect to Holdco Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Boat or Island, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

5.12                        Stockholder Litigation.  Each of Boat and Island shall provide the other party the opportunity to participate in the defense of any litigation brought by stockholders of Boat or stockholders of Island or in the name of Boat or Island against Boat or Island, as applicable, and/or their respective directors relating to the Transactions contemplated by this Agreement, including the Mergers; provided, however, that no party shall compromise, settle, come to an arrangement regarding or agree to compromise, settle or come to an arrangement regarding any litigation arising or resulting from the Transactions contemplated by this Agreement, or consent to the same, without the prior written consent of the other party (not to be unreasonably withheld, conditioned or delayed).

5.13                        Tax Matters.

(a)                                 Notwithstanding anything herein to the contrary, none of Island, Boat or Holdco shall (and shall cause their respective Subsidiaries not to) take, or omit to take, any action that would, or could reasonably be expected to, prevent or impede (i) the Mergers from together being treated as an “exchange” described in Section 351 of the Code or (ii) the Boat Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. Both prior to and following the Effective Time, Island, Boat and Holdco shall use their reasonable best efforts, and shall cause their respective Subsidiaries to use their reasonable best efforts, to take or cause to be taken any action necessary for (A) the Mergers together to be treated as an “exchange” described in Section 351 of the Code and (B) the Boat Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code (collectively, the “Intended Tax Treatment”), including by reasonably refraining from any action that such party knows, or is reasonably expected to know, is reasonably likely to prevent the Intended Tax Treatment.

(b)           Island and Boat shall use their reasonable best efforts to obtain any Tax opinions required to be filed with the SEC in connection with the filing of the Form S-4,  the Boat Tax Opinion and the Island Tax Opinion, including by (i) delivering to Skadden, Arps, Slate, Meagher and Flom LLP and Latham & Watkins LLP Tax representation letters in substantially the forms set forth in Exhibit D and Exhibit E, respectively, dated and executed as of the date the Form S-4 shall have been declared effective by the SEC or such other date(s) as determined necessary by counsel in connection with the filing of the Form S-4 or its exhibits, and (ii) delivering to Skadden, Arps, Slate, Meagher and Flom LLP and Latham & Watkins LLP, dated and executed as of the dates of the Boat Tax Opinion and the Island Tax Opinion, tax representation letters in substantially the forms set forth in Exhibit D and Exhibit E, respectively.

(c)           This Agreement is intended to constitute, and the parties hereto hereby adopt this Agreement as, a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g) and 1.368-3(a).  Each of Boat and Island shall report the Mergers in accordance with the Intended Tax Treatment and shall not take any position inconsistent with such treatment unless otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

5.14        Employee Matters.

(a)           At and following the Effective Time, Holdco will and will cause its Subsidiaries (including the Boat Surviving Corporation and the Island Surviving Corporation and their respective Subsidiaries) to honor all obligations under the Island Benefit Plans, Boat Benefit Plans and applicable collective bargaining agreements, agreements with a works council and labor contracts in accordance with their terms as in effect immediately before the Effective Time; provided, that nothing in this Section 5.14(a) is intended to prevent Holdco from causing them to be enforced in accordance with their terms, including any reserved right to amend, modify, suspend, revoke or terminate them.

(b)           Each employee of the Boat Surviving Corporation and the Island Surviving Corporation and their respective Subsidiaries as of the Effective Time (including any employee who is full-time, part-time, temporary, on vacation or on a medical or disability or any other paid or unpaid approved leave of absence) who continues employment with Holdco or its Subsidiaries (including the Boat Surviving Corporation and the Island Surviving Corporation and their respective Subsidiaries) following the Effective Time (each, a “Continuing Employee”) shall continue to receive, through December 31, 2018 (i) base salary or wages and annual bonus opportunity that are not less than the base salary or wages and annual bonus opportunity received by such Continuing Employee immediately prior to the Effective Time and (ii) retirement, health and welfare, severance and other benefits (including equity awards but excluding defined benefit arrangements and retiree health and welfare arrangements), in each case, that are, in the aggregate, no less favorable than those provided to such Continuing Employee immediately prior to the Closing Date.

(c)           Subject to applicable Law, Holdco will and will cause its Subsidiaries (including the Boat Surviving Corporation and the Island Surviving Corporation and their respective Subsidiaries) to give credit under each of their respective employee benefit plans, programs and arrangements (the “Post-Closing Plans”) to Continuing Employees for all service prior to the Effective Time with Island or Boat or their respective Subsidiaries, as applicable, or any predecessor employer (to the extent that such credit was given by Island or Boat or any of their respective Subsidiaries, as applicable) for all purposes for which such service was taken into account or recognized by Island or Boat or their respective Subsidiaries, as applicable, for purposes of eligibility for participation and vesting (but not accrual of benefits, other than for purposes of determining the level of vacation, travel and/or severance benefits), but not to the extent crediting such service would result in duplication of benefits and not for purposes of defined benefits plans or retiree welfare plans, except to the extent required by applicable Laws. In addition, Holdco, Boat and Island agree to the general terms set forth on Section 5.14(c) of each of the Island Disclosure Schedule and the Boat Disclosure Schedule.

(d)           In addition, and without limiting the generality of Section 5.14(b) or any other provisions herein, for purposes of each Post-Closing Plan providing medical, dental, pharmaceutical, vision and/or other health benefits to any Continuing Employee and his or her dependents, Holdco will use its commercially reasonable efforts to and to cause its Subsidiaries (including the Boat Surviving Corporation and the Island Surviving Corporation and their respective Subsidiaries) to, (i) cause all waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements of such Post-Closing Plan to be waived for such Continuing Employee and his or her covered dependents, to the extent any such waiting periods, pre-existing condition exclusions, evidence of insurability requirements and actively-at-work requirements were waived or were inapplicable under the comparable Island Benefit Plan or Boat Benefit Plan, (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of Island or Board (or their respective Subsidiaries), as applicable, prior to the Effective Time during the plan year in which the Effective Time occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any Pre-Closing Plan providing medical, dental, pharmaceutical, vision or health benefits, as if such amounts had been paid in accordance with such plan, and (iii) credit the accounts of such Continuing Employees under any Post-Closing Plan that is a flexible spending plan with any unused balance in the account of such Continuing Employee under the applicable Island Benefit Plan or Boat Benefit Plan.

(e)           The parties to this Agreement hereby acknowledge and agree that the consummation of the Mergers shall constitute a change in control or change of control (or words of similar import), as the case may be, for all purposes under each of the Island Benefit Plans and Boat Benefit Plans for which such concept is relevant.

(f)            Prior to the Effective Time, unless as otherwise mutually agreed in writing by Boat and Island no later than ten (10) Business Days prior to the Effective Date, (i) the Island Board shall take all actions with respect to the Island ESPP that are necessary to provide that, subject to the consummation of the Mergers, the Island ESPP shall terminate, effective immediately prior to the Effective Time and (ii) the Boat Board shall take all actions with respect to the Boat ESPP that are necessary to provide that subject to the consummation of the Mergers, the Boat ESPP shall terminate, effective immediately prior to the Effective Time.

(g)           Without limiting the generality of Section 8.8, this Section 5.14 shall be binding upon and inure solely to the benefit of the parties to this Agreement, and nothing in this Section 5.14, express or implied, shall confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Section 5.14.  Nothing in this Agreement, express or implied, is or shall be construed to establish, amend or modify any Island Benefit Plan, Boat Benefit Plan or other employee or director compensation or benefit plan.  The parties to this Agreement acknowledge and agree that the terms set forth in this Section 5.14 shall not create any right in any employee of Island, Boat, Holdco or their respective Subsidiaries or any other Person to any continued employment with Island, Boat, the Surviving Corporation or their respective Subsidiaries or any right to compensation or benefits of any nature or kind whatsoever.

5.15        Cooperation.  Each of Boat and Island will, and will cause each of its respective Representatives to, use its reasonable best efforts, subject to applicable Laws, to cooperate with the other party in connection with planning the integration of the business operations of Boat and Island.

5.16        Financing Matters.  Except as otherwise agreed by the parties to the Existing Credit Agreement:

(a)           at least three (3) Business Days prior to the Closing Date, Boat shall deliver to Island an executed copy of a customary payoff letter from the agents under the Existing Credit Agreement in form and substance reasonably satisfactory to Island relating to the repayment in full of all obligations thereunder or secured thereby, the termination of all commitments in connection therewith and the release of all Liens securing the obligations thereunder (the “Payoff Letter”);

(b)           Boat shall, and shall cause its Subsidiaries to, deliver to Island (or the agent under the Existing Credit Agreement, in the case of prepayment and termination notices) prior to the Closing, in form and substance reasonably satisfactory to Island, all the documents, filings and notices required for the termination of commitments under the Existing Credit Agreement and the release of all Liens securing the obligations thereunder, including the filing of UCC releases, termination of control agreements, and delivery of possessory collateral, which shall in each case be subject to the occurrence of the Closing and the repayment in full of all obligations then outstanding under the Existing Credit Agreement; and

(c)           at the Closing, Holdco shall pay or shall cause to be paid, in full and in immediately available funds, any and all amounts outstanding and then due and payable under the Existing Credit Agreement in accordance with the Payoff Letter.

5.17        Stock Exchange Delisting and Deregistration.  Boat and Island will cooperate and use their respective reasonable best efforts to cause the delisting of shares of Island Common Stock and Boat Common Stock from NASDAQ and the deregistration of such shares under the Exchange Act as promptly as practicable following the Closing in compliance with applicable Law.

ARTICLE 6
CONDITIONS TO CONSUMMATION OF THE MERGERS

6.1          Conditions to Obligations of Each Party Under This Agreement.  The obligations of Boat, Island, Merger Sub A, Merger Sub B and Holdco to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)           Stockholder Approvals.  Island shall have obtained the Island Stockholder Approval, and Boat shall have obtained the Boat Stockholder Approval.

(b)           NASDAQ Listing.  The shares of Holdco Common Stock issuable to the stockholders of Island and Boat pursuant to this Agreement shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

(c)           Statutes and Injunctions.  No Law or Order shall have been promulgated, entered, enforced, enacted or issued by any Governmental Entity (whether temporary, preliminary or permanent) which prohibits, restrains or makes illegal the consummation of the Mergers and shall continue in effect.

(d)           Form S-4.  The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order.

(e)           HSR Act; Other Competition Authority Approvals.  (i) Any applicable waiting period, together with any extensions thereof, under the HSR Act shall have expired or been terminated; and (ii) any other antitrust, competition, investment, trade regulation or similar approvals that are required under Law to have been obtained prior to Closing shall have been obtained.

6.2          Conditions to Obligations of Boat and Holdco Under This Agreement.  The obligations of Boat and Holdco to consummate the Mergers are subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)           The representations and warranties of Island set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Island Material Adverse Effect qualifiers therein) as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had and would not reasonably be expected to have an Island Material Adverse Effect; provided, that (i) the representations and warranties set forth in Section 3.1 (Corporate Organization), Section 3.3 (Authority; Execution and Delivery; Enforceability), Section. 3.19 (Broker’s Fees) and Section 3.20 (Opinion of Financial Advisor) shall be true and correct in all material respects (without giving effect to any materiality or Island Material Adverse Effect qualifiers therein) as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date) (ii) the representations and warranties set forth in Section 3.2 (Island Capitalization) shall be true and correct in all respects on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for inaccuracies that are de minimis and (iii) the representation and warranty set forth in clause (b) of the first sentence of Section 3.6 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date.  Boat shall have received a certificate validly executed and signed on behalf of Island by an executive officer of Island certifying that this condition has been satisfied.

(b)           Island shall have performed or complied with, as applicable, all of the covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and Boat shall have received a certificate validly executed and signed on behalf of Island by an executive officer of Island certifying that this condition has been satisfied.

(c)           No change, event, development, condition, circumstance or effect shall have occurred since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, an Island Material Adverse Effect.

(d)           Boat shall have received a written tax opinion from Skadden, Arps, Slate, Meagher & Flom, LLP, counsel to Boat, dated as of the Closing Date, in form and substance reasonably satisfactory to Boat and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that (i) the Boat Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code or, alternatively, (ii) the Mergers together will be treated as an “exchange” described in Section 351 of the Code (the “Boat Tax Opinion”).  Such counsel shall be entitled to rely upon customary assumptions, representations, warranties, and covenants from each of Boat, Island and Holdco (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel, including tax representation letters in substantially the forms set forth in Exhibit D and Exhibit E.  Each such representation letter shall be dated as of the date of such opinion.

6.3          Conditions to Obligations of Island Under This Agreement.  The obligation of Island to consummate the Island Merger is subject to the satisfaction or waiver (to the extent permitted by applicable Law), at or prior to the Closing, of the following conditions:

(a)           The representations and warranties of Boat set forth in this Agreement (except those representations and warranties set forth in the proviso below) shall be true and correct in all respects (without giving effect to any materiality or Boat Material Adverse Effect qualifiers therein) as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except to the extent that any failures of such representations and warranties to be so true and correct, individually or in the aggregate, have not had, and would not reasonably be expected to have, a Boat Material Adverse Effect; provided, that (i) the representations and warranties set forth in Section 4.1 (Corporate Organization), Section 4.3 (Authority; Execution and Delivery; Enforceability), Section 4.19 (Broker’s Fees), Section 4.20 (Opinion of Financial Advisor) and Section 4.23 (Holdco, Merger Sub A and Merger Sub B) shall be true and correct in all material respects (without giving effect to any materiality or Boat Material Adverse Effect qualifiers therein) as of the Closing Date as though made on and as of such date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), (ii) the representations and warranties set forth in Section 4.2 (Boat Capitalization) shall be true and correct in all respects on the Closing Date (or, in the case of representations and warranties that address matters only as of a particular date, as of such date), except for inaccuracies that are de minimis, and  (iii) the representation and warranty set forth in clause (b) of the first sentence of Section 4.6 (Absence of Certain Changes or Events) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made on and as of such date.  Island shall have received a certificate validly executed and signed on behalf of Boat by an executive officer of Boat certifying that this condition has been satisfied.

(b)           Boat and Holdco shall have performed or complied with, as applicable, all of the covenants and agreements required by this Agreement to be performed or complied with by it in all material respects and Island shall have received a certificate validly executed and signed on behalf of Boat by an executive officer of Boat certifying that this condition has been satisfied.

(c)           No change, event, development, condition, circumstance or effect shall have occurred since the date of this Agreement that has had, or would reasonably be expected to have, individually or in the aggregate, a Boat Material Adverse Effect.

(d)           Island shall have received a written tax opinion from Latham & Watkins LLP, counsel to Island, dated as of the Closing Date, in form and substance reasonably satisfactory to Island and based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that the Mergers together will be treated as an “exchange” described in Section 351 of the Code (the “Island Tax Opinion”).  Such counsel shall be entitled to rely upon customary assumptions, representations, warranties, and covenants from each of Boat, Island and Holdco (or any other relevant parties), in each case, in form and substance reasonably satisfactory to such counsel, including tax representation letters in substantially the forms set forth in Exhibit D and Exhibit E.  Each such representation letter shall be dated as of the date of such opinion.

ARTICLE 7
TERMINATION, AMENDMENT AND WAIVER

7.1          Termination.  This Agreement may be terminated, and the Mergers contemplated hereby may be abandoned by action taken or authorized by the Board of Directors of the terminating party or parties, whether before or after the Boat Stockholder Approval or the Island Stockholder Approval:

(a)           By mutual written consent of Boat and Island;

(b)           By either Boat or Island:

(i)                  if any Law or final and non-appealable Order shall have been promulgated, entered, enforced, enacted or issued or shall be deemed to be applicable to the Mergers by any Governmental Entity of competent jurisdiction which permanently prohibits, restrains or makes illegal the consummation of the Mergers; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the principal cause of the enactment or issuance of any such Law or Order;

(ii)                 if the Transactions shall not have been consummated by July 21, 2018 provided, that in the event that, as of July 21, 2018, all conditions to Closing set forth in Article 6 have been satisfied or waived (other than such conditions that by their terms are satisfied at the Closing, which shall be reasonably capable of being satisfied as of such date) other than the conditions set forth in Section 6.1(c) (solely with respect to the matters addressed in Section 6.1(e)) or Section 6.1(e), the termination date shall be automatically extended to October 21, 2018 (such date, including any such permitted extensions thereof, the “Outside Date”), provided, further, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any party whose failure to perform any of its obligations under this Agreement is the principal cause of the failure of the Transactions to be consummated by such time;

(iii)                if the Boat Stockholder Approval shall not have been obtained upon a vote taken thereon at the Boat Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iii) shall not be available to Boat if Boat’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Boat Stockholder Approval; or

(iv)                if the Island Stockholder Approval shall not have been obtained upon a vote taken thereon at the Island Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof; provided that the right to terminate this Agreement pursuant to this Section 7.1(b)(iv) shall not be available to Island if Island’s failure to perform any of its obligations under this Agreement is the principal cause of the failure to obtain the Island Stockholder Approval; or

(c)           By Island:

(i)                  if Boat shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Boat prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Boat by Island of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.3(a) or Section 6.3(b); or

(ii)                 if the Boat Board has effected a Boat Adverse Recommendation Change; or

(d)           By Boat:

(i)                  if Island shall have breached or failed to perform any of its representations, warranties or covenants contained in this Agreement, which breach or failure to perform (A) is incapable of being cured by Island prior to the Outside Date or otherwise is not cured by the earlier of (x) twenty (20) Business Days following written notice to Island by Boat of such breach or (y) the Business Day prior to the Outside Date and (B) would result in a failure of any condition set forth in Section 6.2(a) or Section 6.2(b); or

(ii)                 if the Island Board has effected an Island Adverse Recommendation Change.

7.2          Effect of Termination.  In the event of the valid termination of this Agreement by either Boat or Island as provided in Section 7.1, written notice thereof shall forthwith be given by the terminating party to the other party specifying the provision hereof pursuant to which such termination is made.  In the event of the valid termination of this Agreement pursuant to Section 7.1, this Agreement shall be terminated and this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of Boat, Island, Merger Sub A, Merger Sub B or Holdco, other than this Section 7.2, Section 7.3 and Article 8, which provisions shall survive such termination; provided, that nothing herein shall relieve any party for any liability for any Willful Breach or fraud.  No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with their terms.

7.3          Termination Fee; Expenses.

(a)           Except as otherwise provided in this Section 7.3 and except for (i) the expenses in connection with printing and mailing the Joint Proxy Statement and the Form S-4 required in connection with the actions specified in Section 5.3, (ii) all SEC filing fees relating to the Transactions and (iii) the fees in connection with the approvals required under Section 6.1(e) related to the Transactions (each of which fees and expenses shall be borne, in each case, equally by Boat and Island), all fees and expenses incurred by the parties shall be borne solely by the party that has incurred such fees and expenses.

(b)           Boat shall pay to Island $25,000,000 (the “Boat Termination Fee”) if this Agreement is terminated as follows:

(i)                  if this Agreement is terminated by Island pursuant to Section 7.1(c)(ii), then Boat shall pay the Boat Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

(ii)                 (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iii), (B) pursuant to Section 7.1(c)(i) or (C) pursuant to Section 7.1(b)(ii) without the Boat Stockholders Meeting having occurred, and (y) in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Boat Board (and not withdrawn) after the date of this Agreement and prior to the date of the Boat Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) and (C), and (z) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Boat enters into a definitive agreement in respect of a Competing Proposal that is ultimately consummated, then Boat shall pay the Boat Termination Fee (less any Expenses previously paid to Island pursuant to Section 7.3(c)) on the second Business Day following the date Boat consummates such transaction; provided, that, solely for purposes of this Section 7.3(b)(ii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 5.4(f)(i), except that all references to 20% shall be changed to 50%.

Any Boat Termination Fee due under this Section 7.3(b) shall be paid by wire transfer of immediately available funds.

(c)           Boat shall pay to Island a fixed expense reimbursement amount of $6,000,000, if this Agreement is terminated (i) pursuant to Section 7.1(b)(iii) (except if the Island Stockholder Approval had not been obtained upon a vote taken thereon at the Island Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof) or (ii) pursuant to Section 7.1(c)(i).  Any Expenses of Island due under this Section 7.3(c) shall be paid by wire transfer of immediately available funds no later than two (2) Business Days after Boat’s receipt from Island of an itemized statement identifying such Expenses.

(d)           Island shall pay to Boat $25,000,000 (the “Island Termination Fee”) if this Agreement is terminated as follows:

(i)                  if this Agreement is terminated by Boat pursuant to Section 7.1(d)(ii), then Island shall pay the Island Termination Fee (to the extent not previously paid) on the second Business Day following such termination; and

(ii)                 (x) if this Agreement is terminated (A) pursuant to Section 7.1(b)(iv), (B) pursuant to Section 7.1(d)(i) or (C) pursuant to Section 7.1(b)(ii) without the Island Stockholders Meeting having occurred, and (y) in any such case a Competing Proposal shall have been publicly announced or otherwise communicated to the Island Board (and not withdrawn) after the date of this Agreement and prior to the date of the Island Stockholders Meeting, in the case of clause (A), or the date of termination, in the case of clauses (B) or (C), and (z) if within twelve (12) months after the date of such termination, a transaction in respect of a Competing Proposal is consummated or Boat enters into a definitive agreement in respect of a Competing Proposal that is ultimately consummated, then Island shall pay the Island Termination Fee (less any Expenses previously paid to Boat pursuant to Section 7.3(e)) on the second Business Day following the date

Island consummates such transaction; provided, that, solely for purposes of this Section 7.3(d)(ii), the term “Competing Proposal” shall have the meaning ascribed thereto in Section 5.4(f)(i), except that all references to 20% shall be changed to 50%.

Any Island Termination Fee due under this Section 7.3(d) shall be paid by wire transfer of immediately available funds.

(e)           Island shall pay to Boat a fixed expense reimbursement of $6,000,000, if this Agreement is terminated (i) pursuant to Section 7.1(b)(iv) (except if the Boat Stockholder Approval had not been obtained upon a vote taken thereon at the Boat Stockholders Meeting duly convened therefor or at any adjournment or postponement thereof) or (ii) pursuant to Section 7.1(d)(i).  Any Expenses of Boat due under this Section 7.3(e) shall be paid by wire transfer of immediately available funds no later than two (2) Business Days after Island’s receipt from Boat of an itemized statement identifying such Expenses.

(f)            The parties each agree that the agreements contained in this Section 7.3 are an integral part of the Transactions, and that, without these agreements, the parties would not enter into this Agreement.  Accordingly, if a party fails to pay any amounts due under this Section 7.3 and, in order to obtain such payment, Island or Boat, as the case may be, commences a suit that results in a judgment against such party for such amounts, such party shall pay interest on such amounts from the date payment of such amounts were due to the date of actual payment at the rate equal to the prime rate published in the Wall Street Journal for the relevant period, together with the costs and expenses of the other party (including reasonable legal fees and expenses) in connection with such suit.  Notwithstanding anything to the contrary in this Agreement, in the event that the Boat Termination Fee or the Island Termination Fee is payable and actually paid to Boat or Island in accordance with this Section 7.3, payment of such Boat Termination Fee or Island Termination Fee, as applicable, shall be the sole and exclusive remedy of the non-terminating party and its affiliates against any other party or such other party’s stockholders, directors, officers, affiliates and other Representatives, for any loss or damage based upon, arising out of or relating to this Agreement or the negotiation, execution or performance hereof or the Transactions contemplated hereby, except in the case of Willful Breach or fraud.  Solely for purposes of establishing the basis for the amount thereof, and without in any way increasing the amount of the Boat Termination Fee or the Island Termination Fee, expanding the circumstances in which the Boat Termination Fee or the Island Termination Fee, as applicable, is to be paid or restricting or modifying the other rights of any party hereunder, in the event of the valid termination of this Agreement under circumstances in which the Boat Termination Fee or the Island Termination Fee is payable pursuant to this Section 7.3, it is agreed that each of the Boat Termination Fee and the Island Termination Fee is liquidated damages, and not a penalty, and the payment thereof in such circumstances is supported by due and sufficient consideration; provided, that no payment of a Boat Termination Fee or an Island Termination Fee shall be considered in lieu of, or a replacement or substitution for, damages incurred in the event of Willful Breach or fraud.

7.4          Amendment or Supplement.  This Agreement may be amended, modified or supplemented by the parties by action taken or authorized by their respective Boards of Directors at any time prior to the Effective Time, whether before or after the Boat Stockholder

Approval or the Island Stockholder Approval has been obtained; provided, that after the Boat Stockholder Approval or the Island Stockholder Approval has been obtained, no amendment shall be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Boat or stockholders of Island, as applicable, without such further approval or adoption.  This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing specifically designated as an amendment hereto, signed on behalf of each of the parties in interest at the time of the amendment.

7.5          Extension of Time; Waiver.  At any time prior to the Effective Time, the parties may, by action taken or authorized by their respective Boards of Directors, to the extent permitted by applicable Law, (a) extend the time for the performance of any of the obligations or acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties set forth in this Agreement or any document delivered pursuant hereto, or (c) waive compliance with any of the agreements or conditions of the other parties contained herein; provided, that after the Boat Stockholder Approval or the Island Stockholder Approval, as applicable, has been obtained, no waiver may be made that pursuant to applicable Law requires further approval or adoption by the stockholders of Boat or stockholders of Island, as applicable, without such further approval or adoption.  Any agreement on the part of a party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.  No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder.

ARTICLE 8
GENERAL PROVISIONS

8.1          Non-Survival of Representations and Warranties.  None of the representations, warranties, covenants or agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, other than those covenants or agreements of the parties which by their terms apply, or are to be performed in whole or in part, after the Effective Time.

8.2          Notices.  Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (b) on the next Business Day if transmitted by national overnight courier or (c) on the date delivered if sent by email (provided confirmation of email receipt is obtained), in each case as follows:

If to Island, addressed to it at:

Idera Pharmaceuticals, Inc.

167 Sidney Street

Cambridge, Massachusetts 02139

Attention: Vincent J. Milano

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

885 Third Avenue

New York, New York 10022-4834

Tel:  (212) 906-1200

Fax: (212) 751-4864

Attention:  Charles K. Ruck

R. Scott Shean

Email:  charles.ruck@lw.com

scott.shean@lw.com

If to Boat, Merger Sub A, Merger Sub B or Holdco, addressed to it at:

BioCryst Pharmaceuticals, Inc.

4505 Emperor Blvd., Suite 200

Durham, North Carolina 27703

Attention:  Jon Stonehouse

Alane Barnes

Email:    jstonehouse@biocryst.com

abarnes@biocryst.com

with a copy (which shall not constitute notice) to:

Skadden, Arps, Slate, Meagher & Flom LLP

Four Times Square

New York, NY 10036-6522

Tel:  (212) 735-3000

Fax:  (212) 735-2000

Attention:  Stephen F. Arcano

Ann Beth Stebbins

Email:    stephen.arcano@skadden.com

annbeth.stebbins@skadden.com

8.3          Certain Definitions.  For purposes of this Agreement, the term:

“Acceptable Confidentiality Agreement” means a confidentiality agreement that contains confidentiality and standstill provisions that are no less favorable in the aggregate to Boat or Island, as applicable, than those contained in the Confidentiality Agreement; provided that such confidentiality agreement may not include any provision calling for an exclusive right to negotiate with any party to this Agreement or otherwise conflicting with the obligations of any party under this Agreement.

“affiliate” means a Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned Person.

“Anti-corruption Laws” means Laws relating to anti-bribery or anti-corruption (governmental or commercial) which apply to Island, Boat or their respective Subsidiaries, including Laws that prohibit the corrupt payment, offer, promise or authorization of the payment or transfer of anything of value (including gifts or entertainment), directly or indirectly, to any foreign Government Official or other Person to obtain a business advantage, including the FCPA, the U.K. Bribery Act of 2010 and all national and international Laws enacted to implement the OECD Convention on Combating Bribery of Foreign Officials in International Business Transactions.

“associate” has the meaning set forth in Section 203 of the DGCL.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Boat Disclosure Schedule” means the disclosure schedule delivered by Boat to Island prior to the execution of this Agreement.

“Boat Leased Real Property” means all real property leased, subleased, or otherwise occupied pursuant to an occupancy agreement by Boat or any of its Subsidiaries.

“Boat Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Boat and its Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, a Boat Material Adverse Effect:  (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP, (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Boat and its Subsidiaries conduct their businesses, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Mergers, including any loss of employees or any disruption in or termination of (or loss of or other negative effect or change with respect to) supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided, that this clause (v) does not apply in the context of the representations and warranties set forth in Section 4.4), (vi) changes in Boat’s stock price or the trading volume of Boat’s stock or any change in the credit rating of Boat (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or (ix) any Proceeding arising from or relating to the Mergers or the other Transactions; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Boat and its Subsidiaries, taken as a whole, as compared to other participants in the industries in which Boat and its Subsidiaries conduct their businesses.

“Boat Registered Intellectual Property” means the Solely Owned Boat Registered Intellectual Property and the Licensed Boat Registered Intellectual Property.

“Boat Stock Plan” means the Boat Stock Incentive Plan.

“Business Day” means any date except Saturday or Sunday on which commercial banks are not required or authorized to close in New York, New York, United States.

“Closing Bid Price” means for any security for each Trading Day shall be the reported per share closing bid price of such security regular way on the NASDAQ on such Trading Day, or, if there were no transactions on such Trading Day, the average of the reported closing bid and asked prices, regular way, of such security on the NASDAQ on such Trading Day.

“Code” means the Internal Revenue Code of 1986, as amended.

“Contract” means any agreements, arrangements, commitments, understandings, contracts, leases (whether for real or personal property), powers of attorney, notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of indebtedness, purchase orders, letters of credit, settlement agreements, franchise agreements, undertakings, covenants not to compete, employment agreements, licenses, instruments, obligations, commitments, understandings, policies, purchase and sales orders, quotations and other commitments to which a Person is a party or to which any of the assets of such Person or its Subsidiaries are subject, whether oral or written, express or implied, including all amendments or modifications thereto.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly or as trustee or executor, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock or shares or as trustee or executor, by Contract or otherwise.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Disclosure Schedules” means the Boat Disclosure Schedule and the Island Disclosure Schedule.

“Environmental Claim” means any Proceeding, investigation, order, demand, allegation, accusation or notice (written or oral) by any Person or entity alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, response costs, natural resources damages, property damages, personal injuries, attorneys’ fees or penalties) arising out of, based on, resulting from or relating to any Environmental Laws, Environmental Permits or the presence, or Release into the environment, of, or exposure to, any Hazardous Materials at any location, but shall not include any claims relating to products liability.

“Environmental Laws” means any and all applicable, federal, state, provincial, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, regulating or relating to Hazardous Materials, pollution, protection of the environment (including ambient air, surface water, ground water, land surface, subsurface strata, wildlife, plants or other natural resources), and/or the protection of health and safety of persons from exposures to Hazardous Materials in the environment.

“Environmental Permits” means any permit, certificate, approval, identification number, license or other authorization required under, or issued pursuant to, an Environmental Law.

“Equity Interest” means any share, capital stock, partnership, member, membership or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable thereto or therefor.

“ERISA” means the United States Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any Person (whether or not incorporated) that, together with Boat or Island, as applicable, is considered under common control and treated as one employer under Section 414(b), (c), (m) or (o) of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Existing Credit Facility” means the that certain Credit and Security Agreement, dated September 23, 2016, by and among MidCap Financial Trust, the Lenders party thereto and Boat.

“Expenses” means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and the Transactions, any litigation with respect thereto, the preparation, printing, filing and mailing of the Joint Proxy Statement or Form S-4, the filing of any required notices under the HSR Act or foreign antitrust, competition, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Mergers or the other Transactions.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Government Official” means (i) any official, officer, employee, representative or any person acting in an official capacity for or on behalf of any Governmental Entity; (ii) any political party or party official or candidate for political office; (iii) any public international organization or any department or agency thereof; or (iv) any Person or other entity owned in whole or in part, or controlled by any Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Governmental Entity” means any transnational, national, federal, state, county, municipal, local or foreign government, or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, and any arbitrator or arbitral body or panel of competent jurisdiction.

“group” has the meaning ascribed to in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any pollutants, chemicals, contaminants or wastes and any other toxic, infectious, carcinogenic, reactive, corrosive, ignitable, flammable or otherwise hazardous substance, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including any quantity of asbestos in any form, urea formaldehyde, PCBs, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

“Health Care Laws” means: (i) the Federal Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); (ii) the Controlled Substances Act (21 U.S.C. § 801 et seq.); (iii) the Public Health Service Act (42 U.S.C. § 201 et seq.); (iv) all federal, state, local and all applicable foreign health care related fraud and abuse, false claims, and anti-kickback laws, including, without limitation, the U.S. Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the U.S. Physician Payment Sunshine Act (42 U.S.C. § 1320a-7h) and similar gift and disclosure Laws, the U.S. Civil False Claims Act (31 U.S.C. § 3729 et seq.), the criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), all criminal laws relating to health care fraud and abuse, including but not limited to 18 U.S.C. §§ 286 and 287, and the health care fraud criminal provisions under the U.S. Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) (42 U.S.C. § 1320d et seq.), the exclusion laws (42 U.S.C. § 1320a-7), the civil monetary penalties law (42 U.S.C. § 1320a-7a), and  Laws relating to price reporting requirements and the requirements relating to the processing of any applicable rebate, chargeback or adjustment, under applicable rules and regulations relating to the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), any state supplemental rebate program, and Medicare average sales price reporting (42 U.S.C. § 1395w-3a); (v) state Laws relating to the manufacture, sale and distribution of pharmaceutical and medical products; (vi) Medicare (Title XVIII of the Social Security Act); (vii) Medicaid (Title XIX of the Social Security Act); and (viii) in each case, the regulations promulgated thereunder.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

“Intellectual Property” means all domestic and foreign intellectual property rights, including all (a) inventions (whether or not patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all provisionals, reissues, continuations, continuations-in-part, divisions, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade names, trade dress, logos, corporate names, brand names and other source indicators, together with all translations, adaptations, derivations, and combinations thereof, and all applications, registrations, and renewals in connection therewith, (c) domain names, uniform resource locators and other names and locators associated with the Internet, and all registrations in connection therewith, (d) works of authorship (whether or not published), and all copyrights, designs and mask works, and all registrations, applications and renewals in connection therewith, (e) software and all website content (including text, graphics, images, audio, video and data) and (f) trade secrets, confidential business information, and other proprietary information (including ideas, know-how, formulas, compositions, processes and techniques, research and development information, data, designs, drawings, specifications, research records, records of inventions, test information, financial, marketing and business data, pricing and cost information, business and marketing plans and proposals and customer and supplier lists and information).

“IRS” means the United States Internal Revenue Service.

“Island Disclosure Schedule” means the disclosure schedule delivered by Island to Boat prior to the execution of this Agreement.

“Island Leased Real Property” means all real property leased, subleased, or otherwise occupied pursuant to an occupancy agreement by Island.

“Island Material Adverse Effect” means any change, event, development, condition, occurrence or effect that is, or would reasonably be expected to be, materially adverse to the business, condition (financial or otherwise), assets, liabilities or results of operations of Island, taken as a whole; provided, however, that none of the following shall be deemed in themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been, an Island Material Adverse Effect:  (i) any changes resulting from general market, economic, financial, capital markets or political or regulatory conditions, (ii) any changes or proposed changes of Law or GAAP, (iii) any changes resulting from any act of terrorism, war, national or international calamity, or any worsening thereof, (iv) any changes generally affecting the industries in which Island conducts its business, (v) any changes resulting from the execution of this Agreement or the announcement or the pendency of the Mergers, including any loss of employees or any disruption in or termination of (or loss of or other negative effect or change with respect to) supplier, distributor or similar business relationships or partnerships resulting from the Transactions (provided, that this clause (v) does not apply in the context of the representations and warranties set forth in Section 3.4), (vi) changes in Island’s stock price or the trading volume of Island’s stock or any change in the credit rating of Island (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), (vii) any changes or effects resulting from any action required to be taken by the terms of this Agreement, (viii) the failure to meet internal or analysts’ expectations, projections or results of operations (but not, in each case, the underlying cause of any such changes, unless such underlying cause would otherwise be excepted from this definition), or (ix) any Proceeding arising from or relating to the Mergers or the other Transactions; provided, that in the case of clauses (i), (ii), (iii) and (iv), if and only to the extent such changes do not have a disproportionate impact on Island as compared to other participants in the industries in which Island conducts its business.

“Island Registered Intellectual Property” means the Solely Owned Island Registered Intellectual Property and the Licensed Island Registered Intellectual Property.

“Island Stock Plans” means the Island 1995 Director Stock Option Plan, the 1997 Stock Incentive Plan, the Island 2005 Stock Incentive Plan, the 2008 Stock Incentive Plan and the 2013 Stock Incentive Plan.

“IT Assets” means computers, software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines and all other information technology equipment.

“Joint Proxy Statement” means a proxy statement or similar disclosure document or circular relating to the Boat Stockholders Meeting and the Island Stockholders Meeting.

“Knowledge” and “known” means the actual knowledge of the officers of Island set forth in Section 8.3(a) of the Island Disclosure Schedule or of the officers of Boat set forth in Section 8.3(a) of the Boat Disclosure Schedule, as the case may be.

“Law” means any federal, state, provincial, municipal, local or foreign law, statute, code, ordinance, rule, regulation, circular, order, judgment, writ, stipulation, award, injunction, decree or arbitration award or finding.

“Lien” means any lien, mortgage, pledge, conditional or installment sale agreement, encumbrance, defect in title, covenant, condition, restriction, charge, option, right of first refusal, easement, security interest, deed of trust, right-of-way, encroachment, community property interest or other claim or restriction of any nature, whether voluntarily incurred or arising by operation of Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Market Price” means the average Closing Bid Price for twenty (20) consecutive Trading Days, ending with the Trading Day prior to the date as of which the Market Price is being determined (with appropriate adjustments for subdivisions or combinations of shares effected during such period), provided that if the prices referred to in the definition of Closing Bid Price cannot be determined on any Trading Day, the Closing Bid Price for such Trading Day will be deemed equal to Fair Market Value of such security on such Trading Day.

“Merger Consideration Value” means the product obtained by multiplying (i) the Common Stock Merger Consideration by (ii) the VWAP of Boat Common Stock.

“NASDAQ” means the NASDAQ Global Select Market.

“Net Boat Share” means, with respect to a Boat Stock Option, a number of whole and partial shares of Boat Common Stock (computed to the nearest five decimal places) equal to the quotient obtained by dividing (a) the product of (i) the number of shares of Boat Common Stock subject to such Boat Stock Option immediately prior to the Effective Time and (ii) the excess, if any, of the VWAP of Boat Common Stock over the exercise price per share of Boat Common Stock subject to such Boat Stock Option, by (b) the VWAP of Boat Common Stock.

“Net Island Share” means, with respect to an Island Stock Option, a number of whole and partial shares of Island Common Stock (computed to the nearest five decimal places) equal to the quotient obtained by dividing (a) the product of (i) the number of shares of Island Common Stock subject to such Island Stock Option immediately prior to the Effective Time, and (ii) the excess, if any, of the Island Merger Consideration Value over the exercise price per share of Island Common Stock subject to such Island Stock Option, by (b) the Island Merger Consideration Value.

“Order” means any order, writ, injunction, decree, circular, judgment, award, injunction, settlement or stipulation issued, promulgated, made, rendered, entered into or enforced by or with any Governmental Entity (in each case, whether temporary, preliminary or permanent).

“Other Covered Party” means any political party or party official, or any candidate for political office.

“Permitted Liens” means (i) Liens for current Taxes, or governmental assessments, charges or claims of payment not yet past due or the amount or validity of which is being contested in good faith by appropriate Proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of Boat included in the Boat SEC Documents or Island included in the Island SEC Documents, as the case may be, (ii) mechanics’, workmen’s, repairmen’s, warehousemen’s and carriers’ Liens arising in the ordinary course of business consistent with past practice for sums not yet due and payable, (iii) any such matters of record, Liens and other imperfections of title that do not and would not reasonably be expected to, individually or in the aggregate, materially impair the continued ownership, use and operation of the assets to which they relate and (iv) restrictions on transfers under applicable securities Laws.

“Person” means an individual, corporation, limited company, limited liability company, partnership, association, trust, unincorporated organization, Governmental Entity, other entity or group (as defined in Section 13(d) of the Exchange Act).

“Preferred Stock Liquidation Preference” means an amount of Holdco Common Stock equal to (a) (i) $1.00 plus any accrued but unpaid dividends, divided by (ii) the Market Price of Island Common Stock as of the third day prior to the Closing Date multiplied by (b) the Island Exchange Ratio.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case,

whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Entity.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping or emptying into or upon the indoor or outdoor environmental, including any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere or any other media.

“Representatives” means, with respect to any Person, such Person’s officers, directors, employees, accountants, legal counsel, financial advisors, consultants, financing sources and other advisors and representatives.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Subsidiary” means, with respect to any Person, any corporation, partnership, joint venture or other legal entity of which such Person (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Tax Return” means any report, return (including information return), claim for refund, election, estimated tax filing, declaration or similar filing supplied or required to be supplied to any Governmental Entity with respect to Taxes, including any election, notification, appendix schedule or attachment thereto, and including any amendments thereof.

“Taxes” means any and all domestic or foreign, federal, state, local or other taxes, of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes on or with respect to income, franchise, windfall or other profits, gross receipts, occupation, severance, alternative minimum, disability, estimated, property, escheat or unclaimed property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, and taxes in the nature of excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees, and other taxes, fees, levies, duties, tariffs, imposts, assessments, obligations and charges of the same or a similar nature to any of the foregoing.

“Taxing Authority” means any Governmental Entity responsible for the administration or the imposition of any Tax.

“Trading Day” means a day on which the NASDAQ is open for the transaction of business.

“VWAP of Boat Common Stock” means the volume weighted average price of a share of Boat Common Stock for a ten (10) Trading Day period, starting with the opening of trading on the eleventh (11th) Trading Day prior to the Closing Date to the closing of trading on the second to last Trading Day prior to the Closing Date, as reported by Bloomberg.

“Willful Breach” means a material breach of this Agreement that is the consequence of an act or omission by a party with the actual knowledge that the taking of such act or failure to take such action would be a material breach of this Agreement.

8.4          Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

8.5          Severability.  If any term or other provision (or part thereof) of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions (or part thereof) of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision (or part thereof) is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

8.6          Entire Agreement.  This Agreement (together with the Exhibits, the Boat Disclosure Schedules, the Island Disclosure Schedules and the other documents delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

8.7          Assignment.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other parties, and any attempt to make any such assignment without such consent shall be null and void.  Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

8.8          Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of the parties and their respective successors and assigns, and nothing in this Agreement, express or implied, other than Section 5.9 (of which each Indemnitee and each of his or her heirs shall be an express third party beneficiary), is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

8.9          Mutual Drafting; Interpretation.  Each party has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.  If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision.  For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine genders.  As used in this Agreement, the words “include” and “including,” and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words “without limitation.”  As used in this Agreement, references to a “party” or the “parties” are intended to refer to a party to this Agreement or the parties to this Agreement.  Except as otherwise indicated, all references in this Agreement to “Sections,” “Exhibits,” “Annexes” and “Schedules” are intended to refer to Sections of this Agreement and Exhibits, Annexes and Schedules to this Agreement.  All references in this Agreement to “$” are intended to refer to U.S. dollars.  Unless otherwise specifically provided for herein, the term “or” shall not be deemed to be exclusive.  In this Agreement, when determining whether an item is “material” to Boat or its Subsidiary or Island, the term “material” shall be interpreted to mean, as applicable, “material to the business of Boat and its Subsidiaries, taken as a whole” or “material to the business of Island.”

8.10        Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury.

(a)           This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without regard to laws that may be applicable under conflicts of laws principles (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

(b)           Each of the parties hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or, in the event, but only in the event, that such court shall not have jurisdiction over such action or proceeding, the Superior Court of the State of Delaware (Complex Commercial Division) or, if jurisdiction over the action or proceeding is vested exclusively in the federal courts of the United States of America, the United States District Court for the District of Delaware, and any appellate court from any thereof (such courts, the “Chosen Courts”), in any Proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (i) agrees not to commence any such Proceeding except in such Chosen Courts, (ii) agrees that any claim in respect of any such Proceeding may be heard and determined in the Chosen Courts, (iii) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such Proceeding in any such court, and (iv) waives, to the fullest extent permitted by Law, the defense of an inconvenient forum to the maintenance of such Proceeding in any such Chosen Court.  Each of the parties agrees that a final judgment in any such Proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.  Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 8.2.  Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Law.

(c)           EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO

INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (III) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.10(c).

8.11        Counterparts.  This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

8.12        Delivery by Facsimile or Email.  This Agreement, and any amendments hereto, waivers hereof or consents or notifications hereunder, to the extent signed and delivered by facsimile or by email with scan attachment, shall be treated in all manner and respects as an original contract and shall be considered to have the same binding legal effects as if it were the original signed version thereof delivered in person.  At the request of any party, each other party shall re-execute original forms thereof and deliver them to all other parties.  No party shall raise the use of facsimile or email to deliver a signature or the fact that any signature or Contract was transmitted or communicated by facsimile or email with scan attachment as a defense to the formation of a legally binding contract, and each such party forever waives any such defense.

8.13        Specific Performance.  The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent actual or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state or foreign jurisdiction having jurisdiction, this being in addition to any other remedy to which they are entitled at Law or in equity.  The parties waive, in connection with any action for specific performance or injunctive relief, the defense of adequacy of remedies at Law and any requirement under Law to post a bond or other security as a prerequisite to obtaining equitable relief.

8.14        Disclosure Schedules.  The parties acknowledge and agree that (a) the inclusion of any items or information in the Disclosure Schedules that are not required by this Agreement to be so included is solely for the convenience of parties, (b) the disclosure by the parties of any matter in the Disclosure Schedules shall not be deemed to constitute an acknowledgement by any party that the matter is required to be disclosed by the terms of this Agreement or that the matter is material or significant, (c) if any section of the Disclosure

Schedules lists an item or information in such a way as to make its relevance to the disclosure required by or provided in another section of the Disclosure Schedules or the statements contained in any Section of this Agreement reasonably apparent, the matter shall be deemed to have been disclosed in or with respect to such other section, notwithstanding the omission of an appropriate cross-reference to such other section or the omission of a reference in the particular representation and warranty to such section of the Disclosure Schedules, (d) except as provided in clause (c) above, headings have been inserted in the Disclosure Schedules for convenience of reference only, (e) the Disclosure Schedules are qualified in their entirety by reference to specific provisions of this Agreement and (f) the Disclosure Schedules and the information and statements contained therein are not intended to constitute, and shall not be construed as constituting, representations or warranties of the parties except as and to the extent provided in this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

IDERA PHARMACEUTICALS, INC.

By:	/s/ Vincent J. Milano
Name:	Vincent J. Milano
Title:	President and Chief Executive Officer

BIOCRYST PHARMACEUTICALS, INC.

By:	/s/ Jon Stonehouse
Name:	Jon Stonehouse
Title:	President and Chief Executive Officer

NAUTILUS HOLDCO, INC.

By:	/s/ Jon Stonehouse
Name:	Jon Stonehouse
Title:	President

ISLAND MERGER SUB, INC.

By:	/s/ Jon Stonehouse
Name:	Jon Stonehouse
Title:	President

BOAT MERGER SUB, INC.

By:	/s/ Jon Stonehouse
Name:	Jon Stonehouse
Title:	President

[Signature Page to Merger Agreement]

EXHIBIT A

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

IDERA PHARMACEUTICALS, INC.

ARTICLE I

The name of the corporation is Idera Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended or supplemented from time to time, the “DGCL”).

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.01 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the DGCL, the Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to make, amend or repeal Bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE VII

Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

1.             Action, Suits And Proceedings Other than by or in the Right of the Corporation. The Corporation shall indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation), by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) (all such persons being referred to hereafter as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) judgment, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful. Notwithstanding anything to the contrary in this Article, except as set forth in Section 6 below, the Corporation shall not indemnify an Indemnitee seeking indemnification in connection with a proceeding (or part thereof) initiated by the Indemnitee unless the initiation thereof was approved by the Board of Directors.

2.             Actions or Suits By or in the Right of the Corporation. The Corporation shall indemnify any Indemnitee who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Corporation unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of such liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses (including attorneys’ fees) which the Court of Chancery of Delaware or such other court shall deem proper.

3.             Indemnification For Expenses Of Successful Party. Notwithstanding the other provisions of this Article, to the extent that an Indemnitee has been successful, on the merits or otherwise, in defense of any action, suit or proceeding referred to in Sections 1 and 2 of this Article, or in defense of any claim, issue or matter therein, or on appeal from any such action, suit or proceeding, he shall be indemnified against all expenses (including attorneys’ fees) actually and reasonably incurred by him or on his behalf in connection therewith. Without limiting the foregoing, if any action, suit or proceeding is disposed of, on the merits or otherwise (including a disposition without prejudice), without (i) the disposition being adverse to the Indemnitee, (ii) an adjudication that the Indemnitee was liable to the Corporation, (iii) a plea of guilty or nolo contendere by the Indemnitee, (iv) an adjudication that the Indemnitee did not act in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Corporation, and (v) with respect to any criminal proceeding, an adjudication that the Indemnitee had reasonable cause to believe his conduct was unlawful, the Indemnitee shall be considered for the purposes hereof to have been wholly successful with respect thereto.

4.             Notification and Defense of Claim. As a condition precedent to his right to be indemnified, the Indemnitee must notify the Corporation in writing as soon as practicable of any action, suit, proceeding or investigation involving him for which indemnity will or could be sought. With respect to any action, suit, proceeding or investigation of which the Corporation is so notified, the Corporation will be entitled to participate therein at its own expense and/or to assume the defense thereof at its own expense, with legal counsel reasonably acceptable to the Indemnitee. After notice from the Corporation to the Indemnitee of its election so to assume such defense, the Corporation shall not be liable to the Indemnitee for any legal or other expenses subsequently incurred by the Indemnitee in connection with such claim, other than as provided below in this Section 4. The Indemnitee shall have the right to employ his own counsel in connection with such claim, but the fees and expenses of such counsel incurred after notice from the Corporation of its assumption of the defense thereof shall be at the expense of the Indemnitee unless (i) the employment of counsel by the Indemnitee has been authorized by the Corporation, (ii) counsel to the Indemnitee shall have reasonably concluded that there may be a conflict of interest or position on any significant issue between the Corporation and the Indemnitee in the conduct of the defense of such action or (iii) the Corporation shall not in fact have employed counsel to assume the defense of such action, in each of which cases the fees and expenses of counsel for the Indemnitee shall be at the expense of the Corporation, except as otherwise expressly provided by this Article. The Corporation shall not be entitled, without the consent of the Indemnitee, to assume the defense of any claim brought by or in the right of the Corporation or as to which counsel for the Indemnitee shall have reasonably made the conclusion provided for in clause (ii) above.

5.             Advance of Expenses. Subject to the provisions of Section 6 below, in the event that the Corporation does not assume the defense pursuant to Section 4 of this Article of any action, suit, proceeding or investigation of which the Corporation receives notice under this Article, any expenses (including attorneys’ fees) incurred by an Indemnitee in defending a civil or criminal action, suit, proceeding or investigation or any appeal therefrom shall be paid by the Corporation in advance of the final disposition of such matter, provided, however, that the payment of such expense incurred by an Indemnitee in advance of the final disposition of such matter shall be made only upon receipt of an undertaking by or on behalf of the Indemnitee to repay all amounts so advanced in the event that it shall ultimately be determined that the Indemnitee is not entitled to be indemnified by the Corporation as authorized in this Article. Such undertaking may be accepted without reference to the financial ability of such person to make such repayment.

6.             Procedure for Indemnification. In order to obtain indemnification or advancement of expenses pursuant to Section 1, 2, 3 or 5 of this Article, the Indemnitee shall submit to the Corporation a written request, including in such request such documentation and information as is reasonably available to the Indemnitee and is reasonably necessary to determine whether and to what extent the Indemnitee is entitled to indemnification or advancement of expenses. Any such indemnification or advancement of expenses shall be made promptly, and in any event within 60 days after receipt by the Corporation of the written request of the Indemnitee, unless with respect to requests under Section 1, 2 or 5 the Corporation determines, by clear and convincing evidence, within such 60-day period that the Indemnitee did not meet the applicable standard of conduct set forth in Section 1 or 2, as the case may be. Such determination shall be made in each instance by (a) a majority vote of a quorum of the directors of the Corporation consisting of persons who are not at that time parties to the action, suit or proceeding in question (“disinterested directors”), (b) if no such quorum is obtainable, a majority vote of a committee of two or more disinterested directors, (c) a majority vote of a quorum of the outstanding shares of stock of all classes entitled to vote for directors, voting as a single class, which quorum shall consist of stockholders who are not at that time parties to the action, suit or proceeding in question, (d) independent legal counsel (who may be regular legal counsel to the Corporation), or (e) a court of competent jurisdiction.

7.             Remedies. The right to indemnification or advances as granted by this Article shall be enforceable by the Indemnitee in any court of competent jurisdiction if the Corporation denies such request, in whole or in part, or if no disposition thereof is made within the 60-day period referred to above in Section 6. Unless otherwise provided by law, the burden of proving that the Indemnitee is not entitled to indemnification or advanced of expenses under this Article shall be on the Corporation. Neither the failure of the Corporation to have made a determination prior to the commencement of such action that indemnification is proper in the circumstances because the Indemnitee has met the applicable standard of conduct, nor an actual determination by the Corporation pursuant to Section 6 that the Indemnitee has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the Indemnitee has not met the applicable standard of conduct. The Indemnitee’s expenses (including attorneys’ fees) incurred in connection with successfully establishing his right to indemnification, in whole or in part, in any such proceeding shall also be indemnified by the Corporation.

8.             Subsequent Amendment. No amendment, termination or repeal of this Article or of the relevant provisions of the DGCL or any other applicable laws shall affect or diminish in any way the rights of any Indemnitee to indemnification under the provisions hereof with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the final adoption of such amendment, termination or repeal.

9.             Other Rights. The indemnification and advancement of expenses provided by this Article shall not be deemed exclusive of any other rights to which an Indemnitee seeking indemnification or advancement of expenses may be entitled under any law (common or statutory), agreement or vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in any other capacity while holding office for the Corporation, and shall continue as to an Indemnitee who has ceased to be a director or officer, and shall inure to the benefit of the estate, heirs, executors and administrators of the Indemnitee. Nothing contained in this Article shall be deemed to prohibit, and the Corporation is specifically authorized to enter into, agreements with officers and directors providing indemnification rights and procedures different from those set forth in this Article. In addition, the Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

10.          Partial Indemnification. If an Indemnitee is entitled under any provision of this Article to indemnification by the Corporation for some or a portion of the expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with any action, suit, proceeding or investigation and any appeal, therefrom but not, however, for the total amount thereof, the Corporation shall nevertheless indemnify the Indemnitee for the portion of such expenses (including attorneys’ fees), judgments, fines or amounts paid in settlement to which the Indemnitee is entitled.

11.          Insurance. The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan) against any expense, liability or loss incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

12.          Merger or Consolidation. If the Corporation is merged into or consolidated with another corporation and the Corporation is not the surviving corporation, the surviving corporation shall assume the obligations of the Corporation under this Article with respect to any action, suit, proceeding or investigation arising out of or relating to any actions, transactions or facts occurring prior to the date of such merger or consolidation.

13.          Savings Clause. If this Article or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Corporation shall nevertheless indemnify each Indemnitee as to any expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement in connection with any action, suit, proceeding or investigation, whether civil, criminal or administrative, including an action by or in the right of the Corporation, to the fullest extent permitted by any applicable portion of this Article that shall not have been invalidated and to the fullest extent permitted by applicable law.

14.          Definitions. Terms used herein and defined in Section 145(h) and Section 145(i) of the DGCL shall have the respective meanings assigned to such terms in such Section 145(h) and Section 145(i).

15.          Subsequent Legislation. If the DGCL is amended after adoption of this Article to expand further the indemnification permitted to Indemnitees, then the Corporation shall indemnify such persons to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

EXHIBIT B

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

BIOCRYST PHARMACEUTICALS, INC.

ARTICLE I

The name of the corporation is BioCryst Pharmaceuticals, Inc. (the “Corporation”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (as amended or supplemented from time to time, the “DGCL”).

ARTICLE IV

The aggregate number of shares which the Corporation shall have authority to issue is 1,000 shares of capital stock all of which shall be designated “Common Stock” and have a par value of $0.01 per share.

ARTICLE V

In furtherance of and not in limitation of the powers conferred by the DGCL, the Board of Directors of the Corporation (the “Board of Directors”) is expressly authorized to make, amend or repeal Bylaws of the Corporation (the “Bylaws”).

ARTICLE VI

The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  The number of directors which shall constitute the whole Board of Directors shall be fixed by the Board of Directors in the manner provided in the Bylaws. Elections of directors need not be by written ballot unless otherwise provided in the Bylaws.

ARTICLE VII

Except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty, no director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability. No amendment to or repeal of this provision shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

ARTICLE VIII

The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as amended from time to time, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.

Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.

The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors.

The indemnification rights provided in this Article (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such person. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or to other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article.

ARTICLE IX

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon the stockholders herein are granted subject to this reservation.

EXHIBIT C

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF [NAUTILUS HOLDCO, INC.]

Nautilus Holdco, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:

FIRST:  The present name of the Corporation is Nautilus Holdco, Inc. The original Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on January 16, 2018 (the “Original Certificate”).

SECOND:  This Amended and Restated Certificate of Incorporation (the “Restated Certificate”) has been duly adopted by the Corporation in accordance with the provisions of the General Corporation Law of the State of Delaware (as amended or supplemented from time to time, the “DGCL”).

THIRD:  This Restated Certificate amends, restates and integrates, in the entirety, the provisions of the corporation’s Original Certificate.

FOURTH:  The text of the Original Certificate is hereby amended and restated in its entirety to read in its entirety as follows:

ARTICLE I

NAME

The name of the Corporation is [•].

ARTICLE II

REGISTERED OFFICE AND AGENT

The address of the registered office of the Corporation in the State of Delaware is 251 Little Falls Drive, Wilmington, County of New Castle, 19808.  The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE AND POWERS

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL. The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the DGCL.

ARTICLE IV

CAPITAL STOCK

(A)                               Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is two hundred twenty million (220,000,000) shares. The authorized capital stock is divided into twenty million (20,000,000) shares of preferred stock having a par value of $0.01 per share (the “Preferred Stock”) and two hundred million (200,000,000) shares of common stock having a par value of $0.01 per share (the “Common Stock”).

(B)                               Preferred Stock.  The Board of Directors of the Corporation (the “Board of Directors”) is hereby expressly authorized to provide by resolution or resolutions from time to time for the issue of the Preferred Stock in one or more series, the shares of each of which series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualification, limitations or restrictions thereof, as shall be permitted under the DGCL and as shall be stated in the resolution or resolutions providing for the issue of such stock adopted by the Board of Directors pursuant to the authority expressly vested in the Board of Directors hereby. Without limiting the generality of the foregoing, the resolution or resolutions providing for the issuance of any series of Preferred Stock may provide that such series shall be superior or rank equally or be junior to the Preferred Stock of any other series to the extent permitted by law. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

(C)                               Common Stock.

1.                                      General.  All shares of Common Stock shall be of one and the same class, shall be identical in all respects and shall have equal rights, powers and privileges, provided, however that such rights are subject to and qualified by the rights of the holders of the Preferred Stock of any series as may be designated by the Board upon any issuance of the Preferred Stock of any series.

2.                                      Vote.  Except as otherwise provided for by resolution or resolutions of the Board pursuant to this Article IV with respect to the issuance of any series of Preferred Stock or by the DGCL, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock will be entitled to one (1) vote. There shall be no cumulative voting. The number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof

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then outstanding) by the affirmative vote of the holders of a majority of the stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

3.                                      Dividends.  Subject to the rights of holders of any series of outstanding Preferred Stock which may from time to time come into existence and be outstanding, the holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Corporation when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Corporation legally available therefor. Any dividends declared by the Board of Directors to the holders of the then outstanding Common Stock shall be paid to the holders thereof pro rata in accordance with the number of shares of Common Stock held by each such holder as of the record date of such dividend.

4.                                      Liquidation.  Subject to the rights of holders of any series of outstanding Preferred Stock which may from time to time come into existence and be outstanding, in the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of shares of Common Stock shall have equal rights to receive the assets and funds of the Corporation available for distribution to stockholders and such assets or funds shall be distributed pro rata in accordance with the number of shares of Common Stock held by each such holder.

ARTICLE V

BOARD OF DIRECTORS

(A)                               Power of the Board of Directors. The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.  In furtherance, and not in limitation, of the powers conferred by the DGCL, the Board of Directors shall be expressly authorized to:

1.                                      determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Corporation;

2.                                      establish one or more committees of the Board of Directors, by the affirmative vote of a majority of the entire Board of Directors, to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by law; and

3.                                      exercise all such powers and do all such acts as may be exercised by the Corporation, subject to the provisions of the DGCL, this Restated Certificate, and the Amended and Restated Bylaws of the Corporation (as

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the same may be amended and/or restated from time to time, the “Bylaws”).

(B)                               Number of Directors, Election and Terms. The number of directors constituting the entire Board of Directors shall consist of not less than six (6) nor more than twelve (12) persons. The exact number of directors within the minimum and maximum limitations specified in the preceding sentence shall be fixed from time to time by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors. Each director shall hold office until the expiration of the term for which elected and until his or her successor is duly elected and qualified, or until his or her earlier death, resignation or removal. Election of the directors need not be by written ballot.

(C)                               Vacancies and Newly Created Directorships. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock to elect directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by the sole remaining director, and shall not be filled by stockholders. Any directors elected to fill a vacancy shall hold office until the next annual meeting of stockholders or until their successors are duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(D)                               Continuance in Office.  Notwithstanding the foregoing provisions of this Article V, any director whose term of office has expired shall continue to hold office until his successor shall be elected and qualified.

(E)                                Removal of Directors. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock then outstanding, any director, or the entire Board of Directors, may be removed from office at any time, with or without cause, only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Corporation then entitled to vote generally in the election of directors, voting as a single class.

ARTICLE VI

LIMITATION OF LIABILITY AND INDEMNIFICATION.

(A)                               Limitation of Liability of Directors. A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing

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violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived any improper personal benefit. If the DGCL is hereafter amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended. No repeal or modification of this Article VI shall adversely affect any right of or protection afforded to a director prior to such repeal or modification.

(B)                               Indemnification. The Corporation shall, through the Bylaws or otherwise, to the fullest extent permitted by Section 145 of the DGCL, indemnify each person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was, or has agreed to become, a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as a director or officer of the Corporation, or is or was serving, or has agreed to serve, at the request of the Corporation, as director, officer or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (including any employee benefit plan), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or on his behalf in connection with such action, suit or proceeding and any appeal therefrom.  Indemnification may include payment by the Corporation of expenses in defending an action or proceeding in advance of the final disposition of such action or proceeding upon receipt of an undertaking by the person indemnified to repay such payment if it is ultimately determined that such person is not entitled to indemnification under this Article VI, which undertaking may be accepted without reference to the financial ability of such person to make such repayment.  The Corporation shall not indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person unless the initiation thereof was approved by the Board of Directors of the Corporation.  The indemnification rights provided in this Article VI (i) shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any law, agreement or vote of stockholders or disinterested directors or otherwise, and (ii) shall inure to the benefit of the heirs, executors and administrators of such person. The Corporation may, to the extent authorized from time to time by its Board of Directors, grant indemnification rights to other employees or agents of the Corporation or to other persons serving the Corporation and such rights may be equivalent to, or greater or less than, those set forth in this Article VI. Any amendment, repeal or modification of this Article VI shall not adversely affect any rights or protection existing hereunder immediately prior to such amendment, repeal or modification.

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ARTICLE VII

STOCKHOLDER ACTION

(A)                               Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock, voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation for such series of Preferred Stock.

(B)                               Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, (1) special meetings of stockholders of the Corporation may only be called by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, upon not less than ten (10) nor more than sixty (60) days’ prior written notice, and (2) the stockholders of the Corporation shall have no right to call a special meeting of stockholders.

ARTICLE VIII

AMENDMENT OF BYLAWS

(A)                               Amendment by the Board of Directors. In furtherance, and not in limitation, of the powers conferred upon it by law, the Board of Directors is expressly authorized and empowered to amend, alter, change, adopt or repeal the Bylaws of the Corporation; provided, however, that no Bylaws hereafter adopted shall be inconsistent with the provisions of this Restated certificate or invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted. The Corporation may in its Bylaws confer powers upon its Board of Directors in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board of Directors by applicable law.

(B)                               Amendment by Stockholders. In addition to any requirements of the DGCL (and notwithstanding the fact that a lesser percentage may be specified by the DGCL), unless otherwise specified in the Bylaws, the affirmative vote of the holders of a majority of all of the shares of capital stock of the Corporation then outstanding and entitled to vote generally in the election of directors, voting as a single class, shall be required for the stockholders of the Corporation to amend, alter, change, adopt or repeal any Bylaws of the Corporation. The holder of each share of capital stock entitled to vote thereon shall be entitled to cast the same number of votes as the holder of such shares is entitled to cast generally in the election of each director.

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ARTICLE IX

FORUM SELECTION

Unless the Corporation consents in writing to the selection of an alternative forum (an “Alternative Forum Consent”), the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, stockholder, employee or agent of the Corporation to the Corporation or the Corporation’s stockholders, (iii) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation arising out of or relating to any provision of the DGCL or this Restated Certificate or the Corporation’s Bylaws, or (iv) any action asserting a claim against the Corporation or any director, officer, stockholder, employee or agent of the Corporation governed by the internal affairs doctrine of the State of Delaware; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, the sole and exclusive forum for such action or proceeding shall be another state or federal court located within the State of Delaware, in each such case, unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein.  Failure to enforce the foregoing provisions would cause the Corporation irreparable harm and the Corporation shall be entitled to equitable relief, including injunctive relief and specific performance, to enforce the foregoing provisions.  Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this Article IX.  The existence of any prior Alternative Forum Consent shall not act as a waiver of the Corporation’s ongoing consent right as set forth above in this Article IX  with respect to any current or future actions or claims.

ARTICLE X

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation hereby reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Restated Certificate, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation; provided, however, that, notwithstanding any other provision of this Restated Certificate or the Bylaws or any lesser percentage specified therein or in any law (but in addition to any other vote that may be required by applicable law or this Certificate), the affirmative vote of the holders of at least seventy-five percent (75%) of the voting power of the outstanding shares entitled to vote for the election of directors shall be required to amend, alter, change or repeal, or to adopt any provision as part of this Restated Certificate inconsistent with the intent and purpose of Article IV, Article V, Article VI, Article VII, Article VIII, Article IX of this Restated Certificate or this Article X.

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This Restated Certificate was duly adopted by the Board of Directors in accordance with Section 245 of the DGCL.

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IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation on this [•] day of [•], [•].

[•]

By:
Name:
Title:

[Signature Page to Amended and Restated Certificate of Incorporation]